As filed with the Securities and Exchange Commission on October 15, 2008

Registration No. 333-152512

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AutoGenomics, Inc.

(Exact name of registrant as specified in its charter)

California (before reincorporation) Delaware (after reincorporation)	3826	04-3440258
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2251 Rutherford Road

Carlsbad, California 92008

(760) 804-7378

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fareed Kureshy

President and Chief Executive Officer

AutoGenomics, Inc.

2251 Rutherford Road

Carlsbad, California 92008

(760) 804-7378

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Scott Hodgkins David A. Zaheer Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 (213) 485-1234	Alan F. Denenberg Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)

Common Stock, $0.01 par value	$86,300,000	$3,391.59

(1)	Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(o) promulgated under the Securities Act of 1933.
(2)	Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Fee previously paid in connection with the original filing of the Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 15, 2008

Prospectus

             shares

AutoGenomics, Inc.

Common shares

This is an initial public offering of common shares by AutoGenomics, Inc. We are selling              common shares. We expect the initial public offering price to be between $             and $             per share.

We intend to apply to list our common shares on the NASDAQ Global Market under the symbol AGMX.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to AutoGenomics, Inc., before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to              additional common shares.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on our about             , 2008.

Investing in our common shares involves a high degree of risk. See “Risk factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

Deutsche Bank Securities

Pacific Growth Equities, LLC	Robert W. Baird & Co.

            , 2008

INFINITI™, BioFilmChip™, Intellipac™ and Qmatic™ are our trademarks. All other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

We are presently a California corporation. We intend to reincorporate in Delaware prior to the consummation of the offering. We also intend to effectuate a              for              reverse stock split of our common stock prior to the consummation of the offering.

You should rely only on the information contained in this prospectus. Neither we, nor the underwriters, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until             , 2008 (25 days after the date of this prospectus), all dealers that buy, sell or trade in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Prospectus summary

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus. Among the other information in this prospectus, you should carefully consider the information set forth under the heading “Risk Factors” and our financial statements and accompanying notes included elsewhere in this prospectus. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “AutoGenomics” refer to AutoGenomics, Inc.

Overview

We design, develop, manufacture and market a fully integrated molecular diagnostics system called the INFINITI™ that automates the discrete processes of genetic testing performed by clinical laboratories. Our system is capable of running a broad menu of tests, the results of which assist in detecting the predisposition to and presence of disease, monitoring disease progression and/or guiding appropriate therapy. We believe that the versatility of our system to run the broad menu of tests that we currently offer and are developing will facilitate the acceptance and rapid adoption of our system and reduce the need for multiple testing technologies, platforms and specialized technicians in the laboratory. Our system is cost-effective, easy to use, highly sensitive and designed to test for multiple biomarkers on the same sample simultaneously. We believe these attributes could significantly improve laboratory productivity, workflow and cost per reportable result over existing technologies and methods and could allow a broader range of laboratories, including those operated by smaller hospitals, to perform molecular diagnostics tests. Our system is designed to permit us to develop new and enhanced applications without modification to our platform. The INFINITI™ system is also capable of proteomic analysis.

The INFINITI™ system consists of the INFINITI™ Analyzer (the bench top instrument on which our diagnostics tests are performed) and the consumable products used to run tests on our system, including the BioFilmChip™ Microarray and the Intellipac™ Reagent Management Module. The INFINITI™ system is designed to address the major areas of infectious disease, cancer, genetic disorders, personalized medicine (pharmacogenetics), cardiovascular disease/thrombophilia, women’s health, newborn screening and central nervous system disorders. As of September 30, 2008, we offered 30 applications, and we plan to introduce three additional applications by the end of the first quarter of 2009. Our leading offerings include: (i) tests designed to identify mutations in patients that may cause an increased sensitivity to Warfarin, marketed as Coumadin, the most-prescribed anticoagulant for thromboembolic therapy in North America and Europe; (ii) primary screening and genotyping (risk profiling) tests for Human Papillomavirus (HPV), the primary cause of cervical cancer; (iii) a test designed to identify genetic mutations associated with an increased risk of developing cystic fibrosis, an inherited chronic disease that affects the lungs and digestive system; and (iv) a test designed to identify variants of CYP450 2D6, a gene estimated to be involved in the metabolism of as many as 20% of commonly prescribed drugs, and which is used to guide appropriate therapies.

We received 510(k) clearance from the U.S. Food and Drug Administration (FDA) in February 2007 for commercial sale of the INFINITI™ Analyzer. In addition, we have received 510(k) clearance for four of our tests, specifically a test for Warfarin sensitivity and our Factor II, Factor V and Factor II-V panel tests, which aid in the determination of an individual’s risk for the development of blood clots. We have also submitted notifications for 510(k) clearance to the FDA for two additional tests and intend to pursue clearance or approval as required by the FDA for our other tests. We have submitted a proposed clinical protocol to the FDA for our pre-investigational device exemption (pre-IDE) meeting to determine the clinical trial necessary to support a premarket approval (PMA) application to the FDA for our HPV screening test. Like other companies offering molecular tests on a commercial basis, most of the tests that we offer have not been cleared or approved for diagnostic use by the FDA. These molecular tests are available to laboratories on a research use only, or RUO, basis. As required by FDA regulations, these tests must be labeled, “For Research Use Only. Not for use in diagnostic procedures.” Although many laboratories may use our products in their own laboratory-developed diagnostic tests, we are not permitted to market these products for diagnostic purposes. The CE marking of conformity was affixed to the INFINITI™ Analyzer in accordance with the European In Vitro Diagnostic Devices (IVDD) Directive in June 2008, was affixed to our Factor II, Factor V, Factor II-V panel, Methylenetetrahydrofolate reductase (MTHFR) and FII-FV-MTHFR panel tests in August 2008 and was affixed to our HPV Quad test in October 2008. The CE marking allows the INFINITI™ Analyzer to be marketed in the European Economic Area. Our tests that are not CE-marked are offered to European laboratories on a research use only basis to conduct research projects and other pre-market activities. We are working with our European distributors to prioritize and fulfill requirements to affix CE marking as required by applicable law. Certain aspects of the method and design of the INFINITI™ system, including certain of the microarray and reagent management technologies used in our system, are covered by eight issued patents (including two in the U.S and six foreign counterparts) and 33 pending patent applications (including 11 in the U.S., 20 foreign counterparts and two Patent Cooperation Treaty applications).

We attribute our growth prospects to the following:

•

Disruptive and enabling technology.    We believe the INFINITI™ system is one of the few self-contained, integrated systems commercially available. Our proprietary BioFilmChip™ microarray technology and our automated platform are specifically designed to address the workflow and labor issues facing clinical laboratories while also giving them the capability to test for multiple biomarkers on the same sample simultaneously. We believe that the ease of use, cost-effectiveness and broad application menu offered by our system will generate demand from hospitals and smaller laboratories for whom it is uneconomical to develop their own tests and who would prefer to offer molecular diagnostics tests in house.

•

Growing application menu.    We believe we have one of the broadest menus of commercially available tests provided on a single platform. As we increase the number of available applications, laboratories using our system will be able to broaden their molecular diagnostics offerings without additional capital investment or operator training. Our system is designed to permit us to develop new and enhanced applications without modification to our platform.

•

Ability to test multiple patient samples on a chip.    Our newest generation BiofilmChip™, which we call the QUAD BioFilmChip™, is capable of testing up to four different patient samples simultaneously on one chip. This, combined with our system’s automation, allows up to 48 patient samples to be processed in a single run and over 100 patient samples in a 24 hour period. We are developing applications which will allow up to eight different patient samples to be tested on one BiofilmChip™. For example, we are developing a test designed to detect the presence of hospital acquired infections (HAIs), including methicillin-resistant staphylococcus aureus (MRSA), using this technology.

As of September 30, 2008, we had an installed base of 71 INFINITI™ Analyzers in reference laboratories, hospital laboratories and specialty clinics in North America. Historically, a significant portion of our revenues in a given period has been generated by purchases of INFINITI™ Analyzers by a relatively small number of new customers. However, in periods after which the purchases occurred, each of those customers contributed less than 10% of our revenues as sales to such customers were generally limited to consumable products.

Market opportunity

Molecular diagnostics tests, a new and expanding part of the in vitro diagnostics market, are used to detect the presence of genetic and protein biomarkers associated with a particular disease or condition. Currently, the clinical market for molecular diagnostics is primarily genetic testing. Kalorama Information, an independent market research firm, estimated that the global molecular diagnostics market was $3.2 billion in 2007. Kalorama Information also has estimated that this market will grow from $3.2 billion to $5.4 billion between 2007 and 2012, which represents a compound annual growth rate of 11%. Kalorama Information further states that a large portion of molecular diagnostic tests are currently conducted using “home-brew” tests and are not included in these estimates. We believe there are a number of trends that will increase the demand for molecular diagnostics tests, including the discovery of biomarkers associated with diseases, tailoring of therapies based on a patient’s genetic profile, decentralization of the molecular diagnostics market, relabeling of drugs by the FDA and increased regulation of molecular diagnostics tests.

Current genetic testing technologies are often practiced through “home-brew” tests and commercially available kits which are largely manually operated and use discrete instrumentation and results-interpretation techniques requiring highly skilled labor. These existing technologies suffer from a number of limitations which have significantly limited the use of molecular diagnostics testing, including limited automation, shortages of specialized laboratory technicians, an inability to multiplex, limited testing menus, high cost per result or a lack of standardization. These limitations have created the need in the molecular diagnostics market for a fully integrated system to perform standardized, automated and cost-effective tests with a high degree of accuracy and sensitivity.

Our solution

The INFINITI™ system is cost-effective, easy to use, highly sensitive and designed to test for multiple biomarkers on the same sample simultaneously. To use our system, an operator only needs to load prepared test samples into the bench-top INFINITI™ Analyzer, along with the specific BioFilmChips™ and Intellipac™ Reagent Management Modules that support a broad menu of applications. Once the INFINITI™ Analyzer is loaded and the tests are initiated, no supervision is required. After the test is completed, the system generates an electronic report that can be transmitted directly to a laboratory information system. Our system has several key advantages, including:

•	Cost-effective and easy to use. The “load and go” design of the INFINITI™ Analyzer eliminates manual intervention and complex protocols, which simplifies work flow and allows the instrument to be operated without the need for specialized laboratory technicians. In addition, the INFINITI™ Analyzer can run multiple tests on different patient samples simultaneously, which eliminates the need to run tests in batches and should reduce the cost of a test.

•

Broad menu of applications.    As of September 30, 2008, we offered 30 applications in the areas of infectious disease, cancer, genetic disorders, personalized medicine, cardiovascular disease/thrombophilia, women’s health, newborn screening and central nervous system disorders and plan to introduce three additional applications by the end of the first quarter of 2009. We offer and intend to develop tests with established reimbursement protocols by public and private payors. Four of our applications are cleared by the FDA for diagnostic use and 26 of our applications are currently sold on an RUO basis. We intend to seek FDA clearance or approval as required by the FDA for our other tests. Although we do not currently offer any applications that test for protein markers, the INFINITI™ system is capable of performing protein testing, and we may develop tests in this area in the future based on the market opportunity for the particular test.

•

Ability to multiplex.    Many diseases are caused by multiple genetic mutations which necessitate testing for multiple genetic markers to diagnose the disease. Our system is able to test for multiple biomarkers at the same time, or to multiplex, to assess multiple disease signatures from a single sample. As a result this reduces the size of the sample needed for the test and the time required to run the test.

•

Quick turnaround and high-throughput.    We believe our system can substantially increase a laboratory’s throughput over “home-brew” and other manual and semi-automated tests through automation, multiplexing from a single sample and the ability to detect multiple biomarkers of multiple patients simultaneously.

•

Increased accuracy of results.    Our system provides more accurate and repeatable test results than manual and semi-manual tests by automating molecular diagnostics testing processes and significantly reducing the chance of human error and contamination. In addition, we believe our fluorescence amplification method produces results that are more sensitive and specific than existing testing methods.

Our strategy

Our objective is to become a leading provider of molecular diagnostics products to hospitals, reference laboratories and specialty clinics. To achieve our objective, we intend to:

•

Establish an installed base.    We intend to establish a large base of INFINITI™ Analyzers. A large installed base should generate significant recurring demand for testing consumables, including our BioFilmChips™ and Intellipac™ Reagent Management Modules.

•

Develop and launch new applications to expand our test menu.    We are developing a broad menu of applications to run on our system which increases the value of our system and drives additional placements and increased consumable purchases. Our system is designed to permit us to develop new and enhanced applications without modification to our platform. We offer and intend to develop tests with established reimbursement protocols by public and private payors.

•

Align with key opinion leaders and increase scientific awareness.    We have focused on key opinion leaders and clinical research laboratories to increase awareness of our system, to demonstrate its benefits relative to existing technologies and to accelerate its adoption in the molecular diagnostics market.

•

Pursue FDA clearance or approval for tests as required by the FDA.    We believe there is strong market demand for FDA cleared or approved tests that do not require validation by the laboratory. We have already received FDA clearance for four of our tests, submitted notifications for 510(k) clearance to the FDA for two additional tests and intend to pursue clearance or approval as required by the FDA for our other tests.

•

Target key customer segments.    We focus our sales efforts on reference laboratories, specialty clinics and hospital laboratories. We are marketing and selling the INFINITI™ system in the U.S. through our own sales and marketing organization. To execute our marketing strategy, we have established a direct sales force of 17 sales persons located in key metropolitan cities in the U.S. We currently have distributors in Switzerland, Canada, Italy, Singapore and Portugal. We plan to expand our distribution networks in Europe and Asia to increase international sales.

Our HPV opportunity

Certain types of Human Papillomavirus (HPV) are the primary causes of cervical cancer. In 2006 Frost & Sullivan, an independent market research firm, estimated that there was a worldwide market opportunity of $1 billion for HPV testing. Our strategy is to become a key provider of HPV testing products. We have developed two HPV tests, one for primary screening of high-risk types of HPV and the other for genotyping, which are available for sale on an RUO basis. Our HPV Quad screening test is designed to simultaneously detect the presence of high-risk types of HPV in four different patient samples on a single BioFilmChip™. Our HPV Genotyping test is designed to identify 26 high and low risk HPV types. We believe our tests will offer several competitive advantages over existing tests such as full automation, low sample requirement, reducing the incidence of QNS (Quantity Not Sufficient) samples (not a sufficient amount of sample left after pap specimen processing for ancillary testing) and a high degree of accuracy and specificity. We submitted a proposed clinical protocol to the FDA to be discussed during an upcoming meeting. At this meeting, we will seek to obtain the FDA’s input regarding the design of the clinical trial necessary to pursue PMA approval of the HPV Quad screening test. We believe that this PMA process will take two to three years to complete, although it could take longer depending on the definitive requirements imposed by the FDA and approval is not assured. We intend to submit a 510(k) notification to the FDA for our HPV Genotyping test in 2009.

Our Test Menu

As of September 30, 2008, we offered the following applications to be run on the INFINITI™ Analyzer:

		Market Segments							
Application(1)	Tests for	Infectious disease	Cancer	Human genetics	Personalized medicine	Cardiovascular / thrombophilia	Women's health	Newborn screening	Central nervous system disorders
HPV Quad (Screening)(2)	Cervical cancer risk	●	●				●		
HPV Genotyping(3)	Cervical cancer risk	●	●				●		
Respiratory Virus Panel	Respiratory illness	●							
MDR-TB	Drug resistance to leading treatments	●							
NTM	Nontuberculous mycobacterium infection	●							
STD-6 QUAD	Gonorrhea, chlamydia, trichomonas and others	●					●		
5-FU (Fluorouracil)	Metabolism of leading cancer drug		●		●				
EGFR	Lung cancer drug efficacy		●		●				
CHEK-2	Familiar breast cancer risk		●	●			●		
NAT-2	Bladder and other types of cancer risk		●		●				
Breast Cancer Triplet	Breast cancer risk		●	●			●		
UGT1A1(4)	Initial dosing of leading cancer drug		●		●				
CYP450 2D6T	Efficacy of leading breast cancer drug		●		●		●		
CFTR-31(3)	Cystic fibrosis gene mutation			●				●	
Ashkenazi Jewish Panel	Diseases more prevalent in the Ashkenazi Jewish population			●				●	
Factor II (FII)(5)	Increased risk of blood clots					●			
Factor II Plus	Increased risk of blood clots					●			
Factor V (FV)(5)	Increased risk of blood clots					●			
FII-V Panel(5)	Increased risk of blood clots					●			
MTHFR	Increased risk of blood clots		●			●	●		
FII-FV-MTHFR Panel	Increased risk of blood clots					●			
FII Plus-FV-MTHFR Panel	Increased risk of blood clots					●			
Warfarin Assay(5)	Sensitivity to Warfarin				●				
Warfarin Plus(4)	Sensitivity to Warfarin				●				
Warfarin XP	Sensitivity to Warfarin				●				
CYP450 2D6	Drug metabolism		●		●				●
CYP450 2C19	Drug metabolism				●				●
MDR-1	Drug metabolism		●		●				●
CYP450 3A4	Drug metabolism		●		●				●
CYP450 3A5	Drug metabolism		●		●				●

(1) Unless otherwise indicated, the tests listed in this table have not been cleared or approved for diagnostic use by the FDA and are sold on an RUO basis.

(2) We have submitted a proposed clinical trial protocol for a PMA to the FDA for our HPV Quad Screening test.

(4) We have submitted notifications to the FDA for 510(k) clearance for our UGT1A1 and Warfarin Plus tests.

(5) We have received 510(k) clearance for our Warfarin test and our FII, FV and FII-V Panel tests.

Additionally, we expect that our near-term offerings will include a test designed to detect the presence of four infections that are associated with the development of pelvic inflammatory disease and a test designed to detect the presence of certain hospital acquired infections (HAIs), including methicillin-resistant staphylococcus aureus (MRSA). We intend to pursue FDA clearance or approval for each of these tests.

Sales and marketing

Our sales and marketing strategy is to focus on key customers and customer segments to quickly establish a large installed base and to generate sales of testing consumables, including our BioFilmChips™ and Intellipac™ Reagent Management Modules. We focus our sales efforts on reference laboratories, specialty clinics and hospital laboratories and emphasize the low cost, ease of use, bench-top convenience and high quality and consistent results of our system, as well as the potential versatility afforded by a broad test menu on a single system. We offer the INFINITI™ Analyzer through direct sale and a Reagent Access Plan where an INFINITI™ Analyzer is placed at the customer’s location at no direct cost to the customer in return for a commitment by the customer to purchase a minimum volume of consumables, through which the direct cost of the equipment is recouped. To execute our marketing strategy, we have established a direct sales force of 17 sales persons located in key metropolitan cities in the U.S. We currently have distributors in Switzerland, Canada, Italy, Singapore and Portugal. We plan to expand our distribution networks in Europe and Asia to increase international sales.

Recent developments

In September 2008, we issued $4.6 million aggregate principal amount of subordinated promissory notes in a private placement to certain accredited investors. The notes bear interest at the rate of 6% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase 653,200 shares of our common stock with an exercise price of $7.00 per share. The warrants will not become exercisable until September 2009 and have a term of four years. We intend to use the proceeds from the issuance of the notes for working capital and general corporate purposes.

Risks affecting us

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary, including the following:

•	There is limited information available to evaluate our business since we have a limited operating history and limited current revenues.

•	We have a history of losses since our inception and expect continued losses for the foreseeable future.

•	Our financial results depend on commercial acceptance of the INFINITI™ system and its tests and the development of additional tests.

•	Our competitors are large and well capitalized, and we face significant competition.

•

Our failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the U.S. or abroad would adversely affect our revenues and potential for future growth.

•

If third-party payors do not reimburse our customers for the use of our clinical diagnostic products or if they reduce reimbursement levels, our ability to sell our products will be materially and adversely affected.

•

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others and on our ability to license intellectual property from third parties for certain test applications and manufacturing processes needed for our business.

Corporate history and information

We were incorporated in California in April 1999 as Neuron Technologies, Incorporated, changed our name to AutoGenomics Incorporated in August 2000 and changed our name to AutoGenomics, Inc. in October 2002. We intend to reincorporate in Delaware prior to the consummation of the offering. Our principal executive offices are located at 2251 Rutherford Road, Carlsbad, California 92008. Our telephone number is (760) 804-7378. Our website address is www.autogenomics.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

Summary of the offering

Common stock offered	shares

Underwriters’ option to purchase additional shares	shares

Common stock to be outstanding after this offering	shares, or shares if the underwriters exercise their option to purchase additional shares in full.

Use of proceeds	We estimate that the net proceeds from the sale of shares by us in the offering (based on an initial public offering price of $ per share, the midpoint of the estimated price range shown on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses, will be $ million.

We anticipate that we will use (i) approximately $ to fund research and development activities and clinical studies and clinical trials of our applications, including a clinical trial to support a PMA for our HPV screening test, (ii) approximately $ to fund the expansion of our sales and marketing operations and (iii) approximately $ to fund the expansion of our manufacturing capacity, including purchasing equipment and leasing new facilities. We anticipate that we will use the remainder of the net proceeds from this offering for additional working capital and general corporate purposes. See “Use of proceeds.”

Proposed NASDAQ Global Market symbol	AGMX

The number of shares of common stock to be outstanding after this offering is based on the following (all as of June 30, 2008): 7,458,918 shares of common stock, 1,579,227 shares of Series A Convertible Preferred Stock, 4,302,040 shares of Series B Convertible Preferred Stock, 6,411,089 shares of Series C Convertible Preferred Stock and 3,423,258 shares of Series D Convertible Preferred Stock, and excludes as of that date:

•	3,013,655 shares of common stock issuable upon exercise of options outstanding at a weighted average price of $0.31 per share;

•

3,217,427 shares of common stock reserved for future issuance under our 2008 Equity Incentive Award Plan and 2008 Employee Stock Purchase Plan, which we expect will be approved by our stockholders prior to the completion of this offering; and

•

warrants to purchase 260,000 shares of common stock, warrants to purchase 213,818 shares of Series B Convertible Preferred Stock and warrants to purchase 438,909 shares of Series C Convertible Preferred Stock.

The number of shares to be outstanding after this offering also excludes as of June 30, 2008 the warrants to purchase 653,200 shares of common stock we issued in September 2008 in connection with our subordinated promissory notes financing. See “Prospectus Summary—Recent developments.”

Effective immediately prior to the completion of this offering, each outstanding share of Series A Convertible Preferred Stock will automatically convert into two shares of our common stock and each outstanding share of our Series B, Series C and Series D Convertible Preferred Stock will convert into one share of our common stock.

Except as otherwise indicated, all information contained in this prospectus assumes:

•	no exercise of the underwriters’ option to purchase additional shares of common stock from us to cover over-allotments; and

•	the filing of our Delaware certificate of incorporation and the adoption of our bylaws prior to the completion of this offering.

The information in this prospectus does not reflect the              for              reverse stock split of our common stock that we plan to complete prior to the consummation of the offering.

Summary financial data

The following tables provide our summary financial data and should be read in conjunction with our audited financial statements, the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary statement of operations data for each of the years ended December 31, 2006 and 2007 and the nine months ended December 31, 2005 were derived from our audited financial statements appearing elsewhere in this prospectus. (Our fiscal year ended December 31, 2005 included nine months because we changed our fiscal year end from March 31 to December 31 in 2005.) The summary statement of operations data for the six months ended June 30, 2007 and 2008 and the summary balance sheet data as of June 30, 2008 were derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial data, in management’s opinion, has been prepared on the same basis as the audited financial statements and related notes included elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, that our management considers necessary for a fair presentation of the information for the periods presented. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Nine months ended December 31,	Years ended December 31,		Six months ended June 30,
	2005	2006	2007	2007	2008

Statement of operations data:
Product sales	$ 311,068	$ 499,961	$ 1,606,631	$ 271,138	$ 2,111,072
Cost of sales	1,005,184	2,078,846	3,654,519	1,301,311	2,194,381

Gross loss	(694,116)	(1,578,885)	(2,047,888)	(1,030,173)	(83,309)

Operating expenses:
Research and development	1,796,733	2,296,165	2,565,926	1,303,439	1,665,137
General and administrative	826,567	1,474,902	2,423,077	1,064,583	1,339,080
Sales and marketing	670,486	975,019	2,685,432	1,229,204	2,236,710

Total operating expenses	3,293,786	4,746,086	7,674,435	3,597,226	5,240,927

Loss from operations	(3,987,902)	(6,324,971)	(9,722,323)	(4,627,399)	(5,324,236)
Interest income	65,765	70,316	283,692	188,673	103,116
Interest expense	(370)	(235,029)	(1,206)	(741)	(101,797)
Other income/(expense), net	244	412	8,210	8,206	(5,272)
Change in fair value of warrant liabilities	32,776	75,916	138,905	65,546	(980,993)

Net loss	(3,889,487)	(6,413,356)	(9,292,722)	(4,365,715)	(6,309,182)
Accretion to liquidation value of preferred stock	(447,108)	(817,823)	(74,451)	(76,332)	144,654

Net loss attributable to common stockholders	$(4,336,595)	$(7,231,179)	$(9,367,173)	$(4,442,047)	$(6,164,528)

Basic and diluted net loss per share attributable to common stockholders	$ (0.76)	$ (1.19)	$ (1.40)	$ (0.70)	$ (0.84)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	5,708,755	6,065,728	6,671,063	6,335,388	7,299,533

	June 30, 2008
	Actual	Pro forma (1)	Pro forma as adjusted (2)	Pro forma as further adjusted (3)

Balance sheet data:
Cash and cash equivalents	$ 5,586,961	5,586,961
Current assets	10,971,787	10,971,787
Total assets	13,774,734	13,774,734
Total debt	—	—
Convertible preferred stock (4)	45,577,052	—
Total stockholders’ equity (deficit)	(37,054,234)	8,522,818

(1)	On a pro forma basis after giving effect to the conversion of all outstanding series of convertible preferred stock into common stock, which will occur immediately prior to the completion of this offering.

(2)	On a pro forma as adjusted basis after giving effect to (i) the conversion of all outstanding series of convertible preferred stock into common stock and (ii) the issuance of $4.6 million aggregate principal amount of subordinated promissory notes that we completed in September 2008.

(3)	On a pro forma as further adjusted basis after giving effect to (i) the conversion of all outstanding series of convertible preferred stock into common stock, (ii) the issuance of the $4.6 million aggregate principal amount of subordinated promissory notes and (iii) the sale of shares of our common stock in this offering at an assumed initial offering price of $ per share, the midpoint of the range on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. A $1.00 increase or decrease in the assumed initial public offering price of $ per share would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.

(4)	Our convertible preferred stock had been classified as temporary equity on our balance sheets instead of in stockholders’ deficit in accordance with EITF Abstracts Topic No. D-98, Classification and Measurement of Redeemable Securities. Upon certain change in control events that are outside of our control, including our liquidation, sale or transfer of control, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

Risk factors

Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially harm our business, financial condition, future results and cash flow. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks relating to our business

Since we have a limited operating history and limited current revenues, there is limited information available to evaluate our business.

We have a limited operating history upon which one can evaluate our business and our products. We only recently started selling our products. As an early commercial-stage company in the new and rapidly evolving market for molecular diagnostics, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

•	obtain regulatory approvals to market and sell our products;

•	attract and retain customers for our products;

•	anticipate and adapt to changes in the molecular diagnostics market;

•	generate revenues;

•	maintain and develop strategic relationships with vendors and manufacturers to acquire necessary materials and the production of our products;

•	implement an effective marketing strategy to promote awareness of our products;

•	protect our systems from any equipment- or software-related system failures;

•	develop and operate computer systems and related infrastructure that are adequate to manage our growth and provide our services effectively;

•	attract, retain and motivate qualified personnel;

•	drive adoption of our system;

•	scale our manufacturing capacity to meet potential demand;

•	demonstrate and maintain the accuracy of our tests; and

•	protect our proprietary technology.

Our operations are subject to all of the risks inherent in the growth of a new business enterprise. The likelihood of our success must be evaluated in light of the challenges, expenses, difficulties, complications and delays frequently encountered in the operation of a new business. We cannot assure you that we will achieve anticipated revenue growth and become profitable. Our failure to meet any of these goals could have a material adverse effect on us and may force us to reduce or cease our operations.

We have a history of losses since our inception and expect continued losses for the foreseeable future.

Since our inception, we have not been profitable. We have incurred substantial costs to develop our technology. We expect to continue to spend substantial financial and other resources on developing our technology, engaging in laboratory testing, manufacturing new products, introducing new tests and expanding our sales and marketing activities. As a result, we need to generate significant revenue to achieve and maintain profitability.

We expect operating losses and negative cash flows to continue for the future as we continue to incur significant expenses. We cannot assure you that we will be successful in implementing our business strategies or in addressing the risks and uncertainties facing us. Even if we do address these risks successfully, we may not become profitable. If we were to achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our operating results may be variable and unpredictable.

The sales cycles for our products may be lengthy, which will make it difficult for us to accurately forecast revenues in a given period, and may cause revenues and operating results to vary significantly from period to period. In addition to its length, the sales cycle associated with our products is subject to a number of significant risks, including the budgetary constraints of our customers, their inventory management practices and possibly internal acceptance reviews and the timing of FDA approval and review, all of which are beyond our control. Sales of our products will also involve the purchasing decisions of large, medium and small hospitals and laboratories, which can require many levels of pre-approvals, further lengthening sales time. These purchasing decisions are subject to a number of significant risk factors beyond their and our control. For example, hospitals and laboratories may purchase fewer of our consumable products due to a decline in the volumes of tests needed at these facilities. As a result, we may expend considerable resources on unsuccessful sales efforts or we may not be able to complete sales as anticipated.

We may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercialization, manufacturing and research and development activities. We anticipate that our current cash and cash equivalents and cash provided by operating activities will be sufficient to meet our currently estimated needs for at least the next 12 months. However, we operate in a market that makes our prospects difficult to evaluate, and we may need additional financing to execute on our current or future business strategies. The amount of additional capital we may need to raise depends on many factors, including:

•

the level of research and development investment required to maintain and improve our technology, including efforts to expand our molecular diagnostic applications menu, to fund clinical studies and clinical trials of our applications and to invest in the enhancement of our INFINITI™ Analyzer;

•	the amount of future cash provided by or used in operating activities;

•	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses; and

•	changes in regulatory policies or laws that affect our operations.

We cannot be certain that additional capital will be available when and as needed or that our actual cash requirements will not be greater than anticipated. If we require additional capital at a time when investment in diagnostics companies or in the marketplace in general is limited due to the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter. In addition, if we raise additional funds through the issuance of common stock or convertible securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow or other cash resources may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.

Our financial results depend on commercial acceptance of the INFINITI™ system, its menu of tests and the development of additional tests.

Our future depends on the success of the INFINITI™ system, which depends primarily on its acceptance by hospitals, reference laboratories, and specialty clinics as a reliable, accurate and cost-effective replacement for traditional molecular diagnostics systems. Many hospitals and laboratories already use expensive molecular diagnostics testing instruments in their laboratories and may be reluctant to change their current procedures for performing such analyses.

We continue to develop additional tests for our INFINITI™ system to respond to hospitals’ and laboratories’ needs. However, we cannot guarantee that we will be able to develop enough additional tests quickly enough or in a manner that is cost-effective or at all. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends, as well as precise technological execution. We are currently not able to estimate when or if we will be able to develop, obtain regulatory approval or clearance for, commercialize or sell additional tests or enhance existing products. If we are unable to increase sales of the INFINITI™ system and its tests or to successfully develop, obtain regulatory approval or clearance for and commercialize other products or tests, our revenues and our ability to achieve profitability would be impaired.

Our business may suffer if we have difficulty acquiring and retaining customers.

We may not succeed in acquiring and retaining a sufficiently large customer base for our molecular diagnostics products. If we are unable to establish and grow our user base, we may not be able to generate revenues or implement our business strategy. In addition, if we are unable to bring our products to market as quickly as anticipated or to acquire and develop our customer base as quickly as we have projected, our ability to generate revenues could be materially adversely impacted. We are also dependent on our customers to follow certain processes to assure that our tests are valid. If our customers are unable to accurately follow these protocols, our reputation and brand could be damaged.

Our business may be materially adversely affected if the molecular diagnostics market fails to develop or if we fail to capture a significant share of the market.

Our revenues are dependent on the acceptance of molecular diagnostics products by laboratories. Our business may suffer if the market for molecular diagnostics products fails to develop or develops more slowly than expected. Furthermore, even if the market does develop, we cannot assure you that we will be successful in capturing a significant share of it by expanding the sale of our products at the prices we currently project. In the event that the market in general, or our market share in particular, does not grow as we expect, our business may be materially adversely affected.

We intend to generate revenues from one-time sales of testing platforms and recurring sales of microarrays and reagent management modules. We have limited experience marketing and pricing molecular diagnostics products. As such, we cannot assure you that our expectations as to pricing and marketing of these products are appropriate. Our failure to price and market our products appropriately could impact our ability to attract and retain customers in the molecular diagnostics market, or to establish and maintain recurring revenue streams on similar or acceptable terms. In light of these factors, we cannot assure you that we will be able to attract a sufficient number of customers or generate sufficient revenues to support our operations.

We are subject to risks relating to the different sales methods we use to commercialize the INFINITI™ Analyzer.

We offer the INFINITI™ Analyzer through direct sale and a Reagent Access Plan. Under the Reagent Access Plan, an INFINITI™ Analyzer is placed at the customer’s location at no direct cost to the customer in return for a commitment by the customer to purchase a minimum volume of test applications, through which the direct cost of the equipment is recouped. We bear the costs of producing these INFINITI™ Analyzers and rely on the purchasing commitment of our customers to recoup our costs. As a result, we could expend significant resources to produce INFINITI™ Analyzers for our Reagent Access Plan but our customers may not purchase the expected quantity of consumables. In a limited number of instances, we have reclaimed INFINITI™ Analyzers placed under a Reagent Access Plan because our customer failed to meet its consumables commitment. In the event that our customers under our Reagent Access Plan do not purchase consumables as expected, our business could be materially adversely affected.

The capital spending policies of our customers have a significant effect on the demand for our products.

Our customers include reference laboratories, specialty clinics and hospital laboratories, and their capital spending policies can have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including governmental regulation or price controls, reimbursement policies, the resources available for purchasing diagnostic test applications, the spending priorities among various types of diagnostic test applications and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by clinical laboratories could cause our revenues to decline. As a result, we are subject to significant volatility in revenue. Therefore, our operating results can be materially affected (negatively and positively) by the spending policies and priorities of our customers.

Our competitors are large and well capitalized, and we face significant competition.

We face, and will continue to face, significant competition from organizations such as large in vitro diagnostics companies that compete directly or indirectly with us in the general molecular diagnostics market. We compete in an industry characterized by: (i) rapid technological change, (ii) evolving industry standards, (iii) emerging competition and (iv) new product introductions. Although we believe that our products offer significant advantages over products currently on the market, our competitors may develop and commercialize products and technologies that may mitigate these advantages and compete successfully with our products and technologies. Since several potentially competing companies and institutions have greater financial resources, more well-established brand names and larger existing customer bases than we do, they may be able to: (i) provide broader services and product lines, (ii) make greater investments in research and development, (iii) undertake more extensive marketing campaigns and (iv) adopt more aggressive pricing policies than we are able. In addition, we compete against companies on the basis of the relative regulatory status of their and our products. Some of our competitors may have already received regulatory approval and conducted extensive clinical trials for tests we seek to sell. For example, one company has received approval of a PMA from the FDA for their HPV primary screening test. We expect that it may take us several years to receive approval of a PMA for our HPV primary screening test and approval of a PMA by the FDA is not assured.

We face competition from enhanced or alternative technologies.

We expect to continue to face competition from enhanced or alternative technologies. Our technology and products may be rendered obsolete or uneconomical by advances in existing technological approaches or products or the development of different approaches or products by one or more of our competitors. One of our competitors could develop a product that is superior to a product we offer or intend to offer. If we are unable to keep pace with technological advances in the molecular diagnostics market, our business, financial condition and results of operations may suffer.

We rely on the innovation and resources of larger industry participants and public programs to advance genomic research and educate physicians/clinicians on molecular diagnostics.

The linkages between genetic variations that our products detect and the underlying disease states are not always fully medically validated. Additionally, the availability of validated biomarkers is dependent on significant investment in genomic research, often funded through public programs for which there are no assurances of on-going support. Should any government limit patent rights to specific genetic information, private investment in this area could also be significantly curtailed. In addition, the adoption of molecular diagnostics is dependent to a great extent on the education and training of physicians and clinicians. We do not have the resources to undertake such training, and we are relying on larger industry participants and professional medical colleges to establish, communicate and educate physicians and clinicians regarding the use and application of molecular diagnostics.

Rapid growth in our business could strain our managerial, operational, manufacturing, financial and information systems resources.

The anticipated future growth necessary to establish and expand our operations will place a significant strain on our managerial, operational, manufacturing, financial and information systems resources. To increase revenues and achieve growth, we will need to establish and expand our sales efforts and continue to improve and develop our products. We expect that we will need to improve our financial and managerial controls, billing systems, reporting systems and procedures, and that we also will need to expand, train and manage our workforce. If we are unable to manage our growth effectively, our business, financial condition and results of operations will suffer.

The loss of the services of one or more of our key personnel or failure to attract, assimilate and retain other highly qualified personnel in the future could adversely affect operations and result in a loss of revenues.

We are dependent on the continued services and performance of senior management and educated, technically-trained personnel. Our business also depends and will depend in the future on the ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel in the future. The failure to attract and retain necessary technical, managerial, marketing and customer service personnel could adversely affect our business and result in a loss of revenues.

Our failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the U.S. or abroad would adversely affect our revenues and potential for future growth.

As a manufacturer of molecular diagnostics products, our products are medical devices that are subject to extensive regulation in the U.S. by the FDA, and by respective authorities in foreign countries where we do business. The FDA regulates virtually all aspects of a medical device’s design and testing, manufacture, safety, labeling, storage, recordkeeping, reporting, clearance and approval, promotion and distribution. The FDA also regulates the export of medical devices to foreign countries. Failure to comply with the regulatory requirements of the FDA and other applicable U.S. regulatory requirements may subject a company to administrative or judicially imposed sanctions ranging from warning letters to criminal penalties or product withdrawal. Unless an exemption applies, a medical device must receive either clearance or premarket approval from the FDA before it can be marketed in the U.S. For example, in limited circumstances, a product may be sold on an RUO basis before receiving clearance or premarket approval. The FDA’s 510(k) clearance process for Class II devices usually takes from three to twelve months, but may take significantly longer. The premarket approval process for Class III devices generally takes from one to three years from the time the application is filed with the FDA, but also can be significantly longer. Premarket approval typically requires extensive clinical data and can be significantly longer, more expensive and more uncertain than the 510(k) clearance process. Despite the time, effort and expense expended, there can be no assurance that a particular device will be approved or cleared by the FDA through either the 510(k) clearance process or the premarket approval process.

Medical devices may only be marketed for the indications for which they are approved or cleared. We may be required to obtain additional new premarket approvals, premarket approval supplements or 510(k) clearances to market additional products or for new indications for or modifications to our existing products. We cannot be certain that we would obtain additional premarket approvals or 510(k) clearances in a timely manner or at all. We have modified various aspects of our devices in the past and we determined that new approvals, supplements or clearances were not required. The FDA may not agree with our decisions not to seek approvals, supplements or clearances for particular device modifications. If the FDA requires us to obtain premarket approvals, supplement approvals or 510(k) clearances for any modification to a previously cleared or approved device, we may be required to cease manufacturing and marketing the modified device or to recall such modified device until we obtain FDA clearance or approval and we may be subject to significant regulatory fines or penalties. In addition, we cannot assure you that the FDA will clear or approve such submissions in a timely manner, if at all.

We currently sell tests that have not been cleared or approved for clinical use by the FDA. These tests are labeled “For Research Use Only. Not for use in diagnostic procedures.” as required by FDA regulations. These tests are marketed to allow for the collection of research data, and, in some cases, are used by laboratories certified under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) for clinical applications in laboratory-developed tests pursuant to guidelines issued by the College of American Pathologists. We are not permitted to represent these products as effective in vitro diagnostic products, and must establish distribution controls to assure that our tests distributed for research, method comparisons or clinical studies or trials are used only for those purposes. Our failure to obtain FDA clearance or approvals of new or existing products, new indications or product modifications that we develop in the future, any limitations imposed by the FDA on such products’ development or use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business.

Furthermore, molecular diagnostics-related regulatory policies are complex and continuing to develop, and it is possible that the FDA could disagree with our interpretation of the existing regulations or that we could be exposed to additional regulation in the future. If any regulatory change results in the application of additional regulations to the molecular diagnostics industry, this could increase substantially the cost of developing and selling such testing products.

In many of the foreign countries in which we market our products, including those countries in the European Union, we are subject to extensive regulations similar to those of the FDA. The regulation of our products in Europe falls primarily within the European Economic Area, which consists of the fifteen member states of the European Union, as well as Iceland, Liechtenstein and Norway. The Council of the European Union (formerly the Council of the European Communities) and the Council of the European Parliament have adopted three directives in order to harmonize national provisions regulating the design, manufacture, clinical studies and trials, labeling and adverse event reporting for medical devices to ensure that medical devices marketed in member states are safe and effective for their intended uses. The member states of the European Economic Area have implemented the directives into their respective national law. Medical devices that comply with the conformity requirements of the national provisions and the directives will be entitled to bear a CE marking. Unless an exemption applies, only medical devices which bear a CE marking may be marketed within the European Economic Area. Switzerland also allows the marketing of medical devices that bear a CE marking. Due to the movement towards harmonization of standards in the European Union and the expansion of the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union-wide single regulatory system. Failure to receive, or delays in the receipt of, relevant foreign qualifications, such as the CE marking, could have a material adverse effect on our international operations.

We may fail to receive positive clinical results from the diagnostic test applications currently in development that require clinical trials, and even if we receive positive clinical results, we may still fail to receive the necessary clearances or approvals to market these tests.

We are investing in the research and development of new products to expand the menu of testing options for the INFINITI™ system. To commercialize our products, we are required to undertake time-consuming and costly development activities, sometimes including clinical trials for which the outcome is uncertain. We have submitted a proposed clinical protocol to the FDA for our pre-investigational device exemption (pre-IDE) meeting to determine the clinical trial necessary to support a premarket approval (PMA) application to the FDA for our HPV screening test. Clinical testing under this proposed clinical protocol is anticipated to commence in 2009. We do not know whether clinical trials of our HPV screening test or any other pre-clinical or clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•	satisfying regulatory requirements to commence a clinical trial;

•

reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, clinical investigators and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs, clinical investigators and trial sites;

•	manufacturing or obtaining sufficient quantities of a product candidate for use in clinical trials;

•	obtaining institutional review board, or IRB, approval to initiate and conduct a clinical trial at a prospective site;

•	identifying, recruiting and training suitable clinical investigators; and

•	identifying, recruiting and enrolling subjects to participate in clinical trials.

Clinical trials may also be delayed, halted or repeated as a result of ambiguous or negative interim results or unforeseen complications in testing. In addition, a clinical trial may be suspended or terminated by us, the FDA, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or other regulatory authorities due to a number of factors, including:

•	failure by us, our employees, our CROs or their employees to conduct the clinical trial in accordance with all applicable FDA or other regulatory requirements or our clinical protocols;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•

lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties;

•	lack of effectiveness of any product candidate during clinical trials;

•	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

•	failure of our CROs or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner; or

•	unfavorable results from on-going clinical trials and pre-clinical studies.

Clinical investigations of in vitro diagnostic tests, including our products and product candidates, typically are exempt from the IDE requirements. Thus, we do not need FDA’s prior approval to conduct clinical trials on our products, provided the testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, and does not intentionally introduce energy into the subject. The FDA requires each sponsor of a clinical trial to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with our decision not to submit an IDE for the clinical trials we are currently conducting, the agency may retroactively require us to submit an IDE and halt the clinical trial until the IDE is approved.

Products that appear promising during early development and preclinical studies may, nonetheless, fail to demonstrate the results needed to support regulatory approval. Even if we receive favorable clinical results, we may still fail to obtain the necessary FDA clearance and approvals. Any such failure, or any material delay in obtaining the necessary clearance or approvals, could materially adversely affect our business, financial condition and results of operations.

Our products are subject to recalls even after receiving FDA clearance or approval, or after receiving CE-markings, which would harm our reputation and business.

We are subject to medical device reporting, or MDR, regulations that require us to report to the FDA or governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. To date, we have not conducted a product recall. A government mandated, or voluntary, recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with customers. There can be no assurance that there will not be product recalls in the future or that such recalls would not have a material adverse effect on our business.

If we fail to comply with the FDA’s Quality System Regulation and similar requirements in other jurisdictions, our manufacturing could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes are required to comply with the FDA’s Quality System Regulation, which covers the procedures concerning (and documentation of) the design, testing, production processes, controls, quality assurance, labeling, packaging, storage and shipping of our devices. We also are subject to similar requirements in other jurisdictions and to state requirements and licenses applicable to manufacturers of medical devices. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic unscheduled inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. Moreover, failure to pass a Quality System Regulation inspection or to comply with these and other applicable regulatory requirements could result in disruption of our operations and manufacturing delays. Failure to take adequate corrective action could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Any failure to comply with applicable requirements could adversely affect our product sales and profitability.

If the FDA or another regulatory agency determines that we have promoted off-label use of our products, or are not in compliance with restrictions on the marketing of products labeled for research use only, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our products or the use of our products labeled for research use only for clinical purposes may result in injuries that lead to product liability suits, which could be costly to our business.

The FDA and other regulatory agencies actively enforce regulations prohibiting the promotion of a medical device for a use that has not been cleared or approved by the FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. Physicians may use our products for off-label uses, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA or another regulatory agency determines that our promotional materials or training constitutes promotion of an off-label use, it could require us to modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties.

We also market tests that have not been cleared or approved for clinical diagnostic use by the FDA. These tests are labeled “For Research Use Only. Not for use in diagnostic procedures.” as required by FDA regulations. These tests are marketed to allow for the collection of research data, and, in some cases, are used by laboratories certified under CLIA for clinical applications in laboratory-developed tests pursuant to guidelines issued by the College of American Pathologists. These guidelines have not been adopted by the FDA and we are not permitted to represent these products as effective in vitro diagnostic products.

As required by the FDA, we have a policy in place requiring that our labeling and marketing practices comply with FDA regulations for products labeled for research use only. We also have a policy in place to refrain from making statements that could be considered off-label promotion of our products. Although our policy is to refrain from making statements that could be considered off-label promotion of our products or outside of the restrictions for products labeled for research use only, the FDA or another regulatory agency could conclude that we have engaged in off-label promotion or marketing of products labeled for research use only without the necessary clearance or approval. If the FDA disagrees with the marketing of these products, we may be subject to a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. In addition, the off-label use of our products or the use of our products labeled for research use only for clinical purposes may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

We may not be able to compete effectively if we are unable to protect our proprietary rights.

We rely upon patent, trade secret, copyright and contract laws to protect proprietary technology and trademark law to protect brand identities. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. Our success depends in part on our ability to obtain and maintain patent protection for our products, maintain trade secret protection and operate without infringing upon the proprietary rights of others. Our policy is to protect our proprietary technology through patents, where appropriate, and in other cases, through trade secrets. In addition, we rely on the licenses of patents of third parties. We cannot assure you that any patent applications filed by, assigned to, or licensed to us will be granted, that any patents issued to or licensed by us will provide us with any competitive advantages or adequate protection for inventions, that any patents issued to or licensed by us will not be challenged, invalidated, held to be unenforceable, or circumvented by others or that issued patents, or patents that may be issued, will provide protection against competitive products or otherwise be commercially valuable.

If we fail to obtain and/or maintain patent protection for our products, our ability to gain a competitive advantage for these products will be affected materially which may have a material adverse effect on our results of operations. In particular, if we fail to obtain and/or maintain patent protection, competitors may be able to produce products that would be directly competitive with our products using similar or identical processes. Furthermore, patent law relating to the scope of claims in the fields of healthcare and biosciences generally, and molecular diagnostics in particular, is evolving and our patent rights are subject to this uncertainty. Our patent rights on our products might conflict with the patent rights of others, whether existing now or in the future. The defense and prosecution of patent claims are both costly and time-consuming even if the outcome is ultimately in our favor. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling the affected products. As our products are distributed in the marketplace, we expect to face opposition to our intellectual property by competitors. If we face opposition to our intellectual property, we likely will incur substantial costs defending our patents.

Additionally, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our collaborators, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach or that our trade secrets will not otherwise become known or be independently developed by competitors.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others. In the future, we may need to license intellectual property from third parties for certain test applications and manufacturing processes needed for our business, and the failure to obtain such a license could harm our business.

We may be sued for infringing or misappropriating the proprietary rights of others. We may have to pay substantial damages, including treble damages, for past infringement if it is determined that our products infringe on a third party’s proprietary rights. In addition, in the future we may need to obtain one or more licenses to the intellectual property of others, and the failure to obtain such licenses could prevent us from manufacturing or selling the affected products. The in vitro diagnostics industry has a history of patent litigation and likely will continue to experience patent litigation suits. A third party could claim that we are infringing a patent which could prevent us from developing our technologies, or particular applications relating to certain other aspects of technology that we utilize or expect to utilize. Our inability to obtain or maintain any necessary patent rights could have a material adverse effect on our business, financial condition or results of operations.

The landscape for intellectual property rights in the genomic field is complex. Although a significant amount of intellectual property in the genomic field is already in the public domain, some of our existing and future test applications for the INFINITI™ system could require the acquisition of certain rights from third parties which we have not yet obtained. We are not aware of any intellectual property rights that we need to acquire from third parties for our existing test applications, and we do not expect that we will need any such rights for our test applications currently in development. However in the event we need to acquire such rights, we may need to pay significant royalties to third parties. We cannot assure you that licenses to rights to use certain technology or biomarkers that we determine are necessary to our business can be acquired from third parties on commercially reasonable terms or at all. If such tests are not available to us on commercially reasonable terms or otherwise our menu of test applications available on the INFINITI™ system will not expand as expected, which may have a material adverse effect on our business, financial condition and results of operations.

We may need to initiate lawsuits to protect or enforce our patents or other proprietary rights, which would be expensive and, if unsuccessful, may cause us to lose some of our intellectual property rights.

To protect or enforce our patent rights, it may be necessary for us to initiate patent litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits would be expensive, take significant time and would divert management’s attention from other business concerns. These lawsuits could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly, and our patent applications at risk of not being issued. Further, these lawsuits may provoke the defendants to assert claims against us. The patent position of in vitro diagnostics firms is highly uncertain, involves complex legal and factual questions and recently has been the subject of much litigation. We cannot assure you that we will prevail in any of such suits or proceedings or that the damages or other remedies awarded to us, if any, will be commercially valuable.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under our insurance policies or our insurance carriers may seek to deny coverage. As a result, we might be required to incur significant legal fees, which may have a material adverse impact on our financial position. In addition, because we cannot predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

For example, in November 2005, Oxford Gene Technology IP Ltd, or OGT, of Oxford, England, approached us with respect to licensing one of OGT’s U.S. patents for the microarrays we sell as part of the INFINITI™ system. Our microarrays comprised 14%, 24% and 27% of product sales for the years ended December 31, 2006 and 2007 and the six months ended June 30, 2008, respectively. OGT maintained that we should license the technology covered by the relevant patent claims and offered licensing terms requiring substantial upfront payment and escalating licensing fees. The OGT patent expires in May 2009. On July 23, 2007, we filed a complaint for declaratory judgment against OGT in the U.S. District Court, Central District of California, requesting a judicial ruling that OGT’s asserted claims are invalid and not infringed by us. The District Court dismissed the complaint on jurisdictional grounds. On February 12, 2008, we appealed the dismissal to the U.S. Court of Appeals for the Federal Circuit, which appeal is currently pending. On August 31, 2007, we filed a request for reexamination of the relevant patent claims, which has been joined with a request for reexamination filed by two other parties.

On July 17, 2008, the U.S. Patent and Trademark Office, or USPTO, rejected the patent claims in the joined reexamination request filed by another party. OGT now has the opportunity to amend its claims and/or re-argue the grounds for rejection, and the USPTO should issue a final office action in response to any such amendments or arguments. In the event that the USPTO allows OGT’s patent claims, and OGT successfully asserts those claims against us, the outcome of that lawsuit could have a negative impact on our financial position, cash flows, and results of operations.

If our products contain undetected defects or errors or do not operate as expected, we could incur significant unexpected expenses, experience product returns and lost sales, suffer damage to our brand and reputation and be subject to product liability or other claims and product recalls and other field or regulatory actions.

Our products are complex and may contain undetected defects, errors or failures, particularly when first introduced or when new versions are released. Some errors and defects may be discovered only after a product has been installed and used by the customer. To the extent our products incorporate technologies of third parties, we will be dependent on the reliability of these technologies. For example, our INFINITI™ Analyzer incorporates a leading third party operating system, and we are therefore dependent on the third party to notify its customers when it makes changes to the operating system. Due to problems associated with changes made to the third party operating system, we did not ship any INFINITI™ Analyzers during the quarter ended March 31, 2008. If our products contain undetected defects or errors or do not operate as expected, we could experience decreased sales and increased product returns, loss of customers and market share and increased service, warranty and insurance costs. In addition, our reputation and brand could be damaged, and we could face potential legal claims regarding our products and be subject to product recalls or corrections and other field or regulatory actions. A successful product liability or other claim or product recall could result in negative publicity and further harm our reputation, result in unexpected expenses and materially adversely impact our business, financial condition and results of operations.

We may be held liable for any inaccuracies associated with our diagnostic test applications, which may require us to defend ourselves in costly litigation.

We may be subject to claims resulting from false identification of genetic variations or other misdiagnoses made in connection with our test applications. Litigating any such claims could be costly. We could expend significant funds during any litigation proceeding brought against us. Further, if a court were to require us to pay damages to a plaintiff, the amount of such damages could materially adversely affect our business, financial condition and results of operations.

We are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

While we do not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, many healthcare laws and regulations apply to our business. For example, we are subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These healthcare laws and regulations include, for example:

•	the federal Anti-Kickback Law, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or services for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

•

federal false claims laws which, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs, and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

If third-party payors do not reimburse our customers for the use of our clinical diagnostic products or if they reduce reimbursement levels, our ability to sell our products will be harmed.

We sell our products primarily to reference laboratories and hospital laboratories, substantially all of which receive reimbursement for the healthcare services they provide to their patients from third-party payors, such as Medicare and Medicaid, private insurance plans and managed care programs. These third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for procedures and devices deemed to be experimental, or medically unnecessary.

In the U.S., the American Medical Association assigns specific Current Procedural Terminology, or CPT, codes, which are necessary for reimbursement of diagnostic tests. Once the CPT code is established, the Centers for Medicare and Medicaid Services establish reimbursement payment levels and coverage rules under Medicaid and Medicare, and private payors independently establish rates and coverage rules. Although the tests performed by our tests in development have previously assigned CPT Codes and are therefore approved for reimbursement by Medicare and Medicaid as well as most third-party payors, certain of our future products may not be approved for reimbursement.

Third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for medical products and services. Increasingly,

Medicare, Medicaid and other third-party payors are challenging the prices charged for medical services, including clinical diagnostic tests. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and price levels of our products. If our customers are not reimbursed for our products, they may reduce or discontinue purchases of our products, which would cause our revenues to decline.

Our ability to use our net operating loss and research and development credit carryforwards may be subject to limitations.

As of December 31, 2007, we had approximately $25.1 million of net operating loss carryforwards and $0.6 million of research and development credit carryforwards for U.S. federal income tax purposes. Realization of any tax benefit from our carryforwards is dependent on: (1) our ability to generate future taxable income, and (2) the absence of certain “ownership changes” of our common stock. An “ownership change,” as defined in the applicable federal income tax rules, could place significant limitations, on an annual basis, on the amount of our future taxable income which may be offset by our carryforwards. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to utilize a substantial portion of our carryforwards.

It is possible that we have incurred one or more “ownership changes” in the past, in which case our ability to use our carryforwards may be limited. In addition, the issuance of shares of our common stock (including due to this offering) could cause an “ownership change” which could also limit our ability to use our carryforwards. Other issuances of shares of our common stock which could cause an “ownership change” include the issuance of shares of common stock upon future conversion or exercise of outstanding options and warrants.

We may be unsuccessful in our long-term goal of expanding our product offerings outside the U.S.

For the nine months ended December 31, 2005, the years ended December 31, 2006 and 2007 and the six months ended June 30, 2008, 20%, 80%, 30% and 35%, respectively, of our revenues were from international sales in Switzerland, Canada, Italy and Singapore. We expect to begin selling our products through distributors in other countries in Europe and Asia. To the extent we continue offering our products outside the U.S., we will be dependent on third-party distribution relationships. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations. If distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, our ability to realize long-term international revenue growth would be materially adversely affected.

Furthermore, there are risks inherent in doing business internationally, including:

•	currency exchange rate fluctuations, devaluations and other conversion restrictions;

•	imposition of governmental controls and changes in laws, regulations or policies;

•	political and economic instability;

•	changes in U.S. and other national government trade policies affecting the markets for our products; and

•	changes in regulatory practices, tariffs and taxes.

Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

Manufacturing risks and inefficiencies may adversely affect our ability to produce products.

We must manufacture or engage third parties to manufacture components of our products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs and complying with regulatory requirements. In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require.

We may also experience unforeseen technical complications in the processes we use to develop, manufacture, customize or receive orders for our products. Such complications could materially delay or limit the use of products we attempt to commercialize, substantially increase the anticipated cost of our products or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer.

We will need to expand manufacturing capacity by ourselves or with third parties.

We will need to either continue to build internal manufacturing capacity or contract with one or more manufacturing partners, or both. We currently rely solely on internal manufacturing of our products. Due to the complexity of our manufacturing process and the advanced technologies we employ, we may encounter difficulties in manufacturing our products. We may not be able to build manufacturing capacity internally or find one or more suitable manufacturing partners, or both, to meet the volume, regulatory and quality requirements necessary to be successful in the market. If our products do not consistently meet our customers’ performance expectations or the requirements of the FDA and authorities in other countries, we may be unable to generate sufficient revenues to become profitable. Significant additional resources, implementation of additional manufacturing equipment and changes in our manufacturing processes and organization may be required for the scale-up of each new product prior to commercialization or to meet increasing customer demand once commercialization begins, and this work may not be successfully or efficiently completed. Any delay in establishing or inability to expand our manufacturing capacity could delay our ability to develop or sell our products, which would result in lost revenue and materially adversely harm our business, financial condition and results of operations.

Our business may be materially adversely affected if we are unable to find alternate suppliers.

We have relationships with suppliers who are sources of raw materials and components for our product offerings. We do not have long-term agreements with our suppliers and have not arranged for alternate suppliers. It may be difficult to find alternate suppliers in a timely manner and on terms acceptable to us. Additionally, some of the components of the INFINITI™ system are produced by only a few outside vendors. For example, the BioFilmChip™ Microarray consists of polyester film, which is coated by several layers of emulsion to form the microarray. Film coating capacity is becoming less available in the marketplace as film vendors move away from analog formats and focus increasingly on digital formats. Diminishing film coating capacity could limit our ability to produce quantities of our BioFilmChip™ Microarrays that are adequate for our business. Although we believe we have adequate coated film for the foreseeable future, in the event that we become subject to a shortage of coated polyester film or other raw materials, our business, financial condition and results of operations could be materially adversely affected.

Our business and future operating results may be adversely affected by events outside of our control.

We develop and manufacture the INFINITI™ system in our facility located in Carlsbad, California. This facility and the manufacturing equipment we use would be costly to replace and could require substantial lead time to repair or replace. Our business and operating results may be harmed due to interruption of our manufacturing by events outside of our control, including earthquakes, tornadoes and fires. Other possible disruptions may include power loss and telecommunications failures. In the event of a disruption, we may lose customers and we may be unable to regain those customers thereafter. Our insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

We use hazardous chemicals, biological materials, and infectious diseases in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development and manufacturing processes involve the controlled use of hazardous materials, including chemicals, biological materials and infectious diseases. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive, and may impair our research, development and production efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs, or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations, or any changes in the way existing and future laws and regulations are interpreted and enforced.

Risks relating to the offering

There has been no prior market for our common stock, and an active trading market may not develop.

Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value and increase the volatility of your shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our stock could decline if one or more equity research analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for investors purchasing shares in this offering.

The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of market analysts;

•	conditions and trends in the markets we serve;

•	changes in our pricing policies or the pricing policies of our competitors;

•	legislation or regulatory policies, practices or actions;

•	the announcements of significant new products, contracts, acquisitions or strategic alliances by us or our competitors;

•	the commencement or outcome of litigation;

•	our sale of common stock or other securities in the future or sales of our common stock by our significant stockholders;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	the loss of key personnel;

•	changes in the estimation of the future size and growth rate of our markets;

•	general economic conditions; and

•	general volatility of the stock market.

These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our financial condition and results of operations.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. See “Dividend Policy” for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay. In addition, the lack of dividends may limit the number of potential buyers of our common stock.

Future sales of our common stock may depress our share price.

After this offering and giving effect to the use of proceeds therefrom, we will have             shares of common stock outstanding. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. After the lock-up agreements pertaining to this offering expire, additional stockholders will be able to sell their shares in the public market, subject to legal restrictions on transfer. As soon as practicable upon completion of this offering, we also intend to file a registration statement covering shares of our common stock issued or reserved for issuance under our stock option plan. We may also sell additional shares of common stock in subsequent public offerings, which may materially adversely affect market prices for our common stock. See “Shares Eligible for Future Sale” for more information.

We have broad discretion in the use of the net proceeds from this offering, and our investment of these proceeds may not yield a favorable return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

As a new investor, you will experience immediate and substantial dilution as a result of this offering.

The initial public offering price of our common stock will be considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will:

•	pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

•	contribute % of the total amount invested to fund our company, but will own only % of the shares of common stock outstanding after this offering and the use of proceeds therefrom.

To the extent outstanding stock options and warrants are exercised, there will be further dilution to new investors. See “Dilution” for more information.

Certain provisions of our corporate governing documents and Delaware Law could make an acquisition of our company more difficult.

Upon completion of this offering, our certificate of incorporation and bylaws will contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. For example, our certificate of incorporation and bylaws will:

•

authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•	limit the persons who can call special stockholder meetings;

•	provide that a supermajority vote of our stockholders is required to amend our bylaws and some portions of our certificate of incorporation;

•	establish advance notice requirements to nominate persons for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings;

•	not provide for cumulative voting in the election of directors; and

•	provide for the filling of vacancies on our board of directors between annual meetings by action of a majority of the directors and not by the stockholders.

These and other provisions in our organizational documents could allow our board of directors to affect your rights as a stockholder in a number of ways, including making it more difficult for stockholders to replace members of the board of directors. Because our board of directors is responsible for approving the appointment of members of our management team, these provisions could in turn affect any attempt to replace the current management team. These provisions could also limit the price that investors would be willing to pay in the future for shares of our common stock.

In addition, upon our reincorporation, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. See “Description of Capital Stock — Provisions of our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-Takeover Effect.”

The requirements of being a public company may strain our resources and distract management.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, under Section 404 of the Sarbanes-Oxley Act of 2002, for our annual report on Form 10-K for the first full fiscal year after the completion of this offering, we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our independent registered public accounting firm will need to issue an opinion on the effectiveness of those controls. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our independent registered public accounting firm identifies a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could materially adversely affect us, our reputation, investor perceptions of us and the price of our common stock.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the Securities and Exchange Commission and NASDAQ along with changes in accounting requirements and financial reporting, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice continue to evolve as guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Use of proceeds

We estimate that our net proceeds (after deducting underwriting discounts and commissions payable to the underwriters and our estimated offering expenses) from this offering will be $            million ($            million if the underwriters exercise their over-allotment option in full), based upon an initial public offering price of $            per share, which is the midpoint of the range listed on the cover page of thus prospectus. A $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease the net proceeds to us from this offering by approximately $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses. Similarly, an increase or decrease in the number of shares we sell in the offering will increase or decrease our net proceeds by an amount equal to such number of shares multiplied by the public offering price, less underwriting discounts and commissions.

We anticipate that we will use (i) approximately $                 to fund research and development activities and clinical studies and clinical trials of our applications, including a clinical trial to support a PMA for our HPV screening test, (ii) approximately $                 to fund the expansion of our sales and marketing operations and (iii) approximately $                 to fund the expansion of our manufacturing capacity, including purchasing equipment and leasing new facilities. We anticipate that we will use the remainder of the net proceeds from this offering for additional working capital and general corporate purposes. The expected use of the net proceeds of this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual expenditures may vary significantly and will depend upon numerous factors, such as the level of research and development investment required by our business (including for clinical studies and trials), cash flows from operations, the anticipated growth of our business and other factors. Pending the allocation of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing obligations, investment grade instruments, certificates of deposit or guaranteed obligations of the U.S. government.

Dividend policy

We currently do not anticipate paying any cash dividends after the offering and for the foreseeable future. Instead, we anticipate that all of our earnings on our common stock will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our future earnings, capital requirements, financial condition, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits and other factors our board of directors deems relevant.

Capitalization

The following table sets forth our capitalization as of June 30, 2008 (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of all outstanding shares of Series A, Series B, Series C and Series D Convertible Preferred Stock into 17,294,841 shares of our common stock, (iii) on a pro forma as adjusted basis to reflect the conversion of all such shares and the issuance of $4.6 million aggregate principal amount of subordinated promissory notes that we completed in September 2008 and (iv) on a pro forma as further adjusted basis to reflect the conversion of all such shares, the issuance of such notes and the sale of shares of our common stock in this offering at an assumed initial offering price of $         per share, the midpoint of the range on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma, pro forma as adjusted and pro forma as further adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2008
	Actual	Pro forma	Pro forma as adjusted	Pro forma as further adjusted(1)
		(unaudited)

Convertible preferred stock (2):
Series A convertible preferred stock, $0.01 par value, 1,589,600 authorized, 1,579,227 issued and outstanding, actual, 0 issued and outstanding, as adjusted	$ 4,990,357	$—	$
Series B convertible preferred stock, $0.01 par value, 4,515,858 authorized, 4,302,040 issued and outstanding, actual, 0 issued and outstanding, as adjusted	11,830,611	—
Series C convertible preferred stock, $0.01 par value, 6,850,000 authorized, 6,411,089 issued and outstanding, actual, 0 issued and outstanding, as adjusted	17,630,495	—
Series D convertible preferred stock, $0.01 par value, 3,450,000 authorized, 3,423,258 issued and outstanding, actual, 0 issued and outstanding, as adjusted	11,125,589	—
Total debt	—	—

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 50,000,000 authorized, 7,458,918 issued and outstanding, actual, issued and outstanding, as adjusted	74,589	247,538
Additional paid-in capital (3)	242,505	45,646,608
Accumulated deficit	(37,371,328)	(37,371,328)

Total stockholders’ equity (deficit)	(37,054,234)	8,522,818

Total capitalization	$ 8,522,818	$ 8,522,818	$

(1)	A $1.00 increase or decrease in the assumed initial public offering price of $ per share of our common stock in this offering would increase or decrease each of additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses. Similarly, an increase or decrease in the number of shares we sell in the offering will increase or decrease our net proceeds by an amount equal to such number of shares multiplied by the public offering price, less underwriting discounts and commissions and estimated offering expenses.

(2)	Our convertible preferred stock had been classified as temporary equity on our balance sheets instead of in stockholders’ deficit in accordance with EITF Abstracts Topic No. D-98, Classification and Measurement of Redeemable Securities. Upon certain change in control events that are outside of our control, including our liquidation, sale or transfer of control, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

(3)	Excludes 3,013,655 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.31 per share and 260,000 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $0.52 per share. Also excludes 653,200 shares of common stock issuable upon exercise of warrants issued in September 2008 in connection with our subordinated notes financing.

Dilution

As of June 30, 2008, we had a net tangible book deficit of $37.2 million, or approximately $4.99 per share of common stock, not taking into account the conversion of all outstanding series of convertible preferred stock into common stock. Net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding.

Our pro forma net tangible book value after giving effect to the conversion of all outstanding series of convertible preferred stock into common stock as of June 30, 2008 was $8.4 million, or $0.34 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2008 after giving effect to the conversion of all outstanding series of convertible preferred stock into shares of common stock, which will occur immediately prior to the completion of this offering.

After giving effect to the sale by us of shares of common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, our adjusted pro forma net tangible book value as of June 30, 2008 would have been approximately $            million, or approximately $            per share. This amount represents an immediate increase in adjusted pro forma net tangible book value of $            per share to our existing stockholders and an immediate dilution in adjusted pro forma net tangible book value of approximately $            per share to new investors purchasing shares of common stock in this offering at the assumed initial public offering price.

A $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses. We determine dilution by subtracting the adjusted pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$

Pro forma net tangible book value per share as of June 30, 2008	$
Increase per share attributable to this offering
Adjusted pro forma net tangible book value per share after this offering

Dilution in pro forma net tangible book value per share to new stockholders		$

The following table summarizes, as of June 30, 2008, the differences for our existing stockholders and new investors in this offering, with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting fees and expenses at an assumed initial public offering price of $            per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The following table assumes the conversion of all series of convertible preferred stock into common stock, which will be effected immediately prior to the completion of this offering.

	Total shares		Total consideration		Average price per share
	Number	Percentage	Amount	Percentage
Existing stockholder		%	$	%	$
New stockholders in this offering					$

Total		100%		$100%

The discussion and tables above assume no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full:

•

the number of shares of common stock held by existing stockholders will represent             % of the total number of shares of common stock to be outstanding after this offering; the number of shares of common stock held by investors participating in this offering will represent             % of the total number of shares of common stock to be outstanding after this offering; and

•

our adjusted pro forma net tangible book value at June 30, 2008 will be $            million, or $            per share of common stock, representing an immediate increase in pro forma net tangible book value of $            per share of common stock to our existing stockholders and an immediate dilution of $            per share to investors purchasing shares in this offering.

In addition, the above discussion and tables assume no exercise of stock options or warrants to purchase common stock or preferred stock. As of June 30, 2008, we had outstanding options to purchase a total of 3,013,655 shares of common stock, warrants to purchase a total of 260,000 shares of common stock and warrants to purchase shares of preferred stock convertible into 652,727 shares of common stock at a weighted average exercise price of $0.31 per share, $0.52 per share and $2.82 per share, respectively. In addition, in September 2008, we issued warrants to purchase 653,200 shares of common stock with an exercise price of $7.00 per share in connection with our subordinated notes financing.

If all of these outstanding options and warrants had been exercised as of June 30, 2008 (and the preferred stock issuable upon the exercise of the preferred stock purchase warrants was converted into common stock), our pro forma net tangible book value would have been $0.39 per share of common stock, adjusted pro forma net tangible book value after this offering would be $            per share of common stock and dilution in adjusted pro forma net tangible book value to investors in this offering would be $            per share of common stock.

In addition, if all of these outstanding options and warrants as of June 30, 2008 were so exercised (and the preferred stock issuable upon the exercise of the preferred stock purchase warrants was so converted), on an as adjusted basis before deducting underwriting discounts and estimated offering expenses, (i) existing stockholders would have purchased             shares representing             % of the total shares for $            , or approximately            % of the total consideration paid, with an average price per share of $            and (ii)             shares purchased by new stockholders in this offering would represent approximately             % of total shares for approximately $            , or approximately            % of the total consideration paid.

Selected financial data

The selected financial data set forth below is derived in part from and should be read in conjunction with our financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The statement of operations data for each of the years ended December 31, 2006 and 2007 and the nine months ended December 31, 2005 and the balance sheet data as of December 31, 2006 and 2007 were derived from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for each of the years ended March 31, 2004 and 2005 and the summary balance sheet data as of March 31, 2004 and 2005 and December 31, 2005 were derived from our audited financial statements that are not included in this prospectus. (Our fiscal year ended December 31, 2005 included nine months because we changed our fiscal year end from March 31 to December 31 in 2005.) The summary statement of operations data for the six month periods ended June 30, 2007 and 2008 and the summary balance sheet data as of June 30, 2008 were derived from our unaudited financial statements appearing elsewhere in this prospectus. This information is unaudited but, in management’s opinion, has been prepared on the same basis as the audited financial statements and related notes included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, which our management considers necessary for a fair presentation of the information for the periods presented. Historical results are not necessarily indicative of results to be expected for future periods. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Years ended March 31,		Nine months ended December 31,	Years ended December 31,		Six months ended June 30,
	2004	2005	2005	2006	2007	2007	2008

Statement of operations data:
Product sales	$—	$—	$311,068	$499,961	$1,606,631	$271,138	$2,111,072
Cost of sales	—	—	1,005,184	2,078,846	3,654,519	1,301,311	2,194,381

Gross loss	—	—	(694,116)	(1,578,885)	(2,047,888)	(1,030,173)	(83,309)

Operating expenses:
Research and development	1,838,176	2,252,647	1,796,733	2,296,165	2,565,926	1,303,439	1,665,137
General and administrative	1,157,207	1,262,595	826,567	1,474,902	2,423,077	1,064,583	1,339,080
Sales and marketing	231,365	551,639	670,486	975,019	2,685,432	1,229,204	2,236,710

Total operating expenses	3,226,748	4,066,881	3,293,786	4,746,086	7,674,435	3,597,226	5,240,927

Loss from operations	(3,226,748)	(4,066,881)	(3,987,902)	(6,324,971)	(9,722,323)	(4,627,399)	(5,324,236)
Interest income	6,672	40,120	65,765	70,316	283,692	188,673	103,116
Interest expense	—	—	(370)	(235,029)	(1,206)	(741)	(101,797)
Other income/(expense), net	(2,122)	(1,193)	244	412	8,210	8,206	(5,272)
Change in fair value of warrant liabilities	7,741	7,862	32,776	75,916	138,905	65,546	(980,993)

Net loss	(3,214,457)	(4,020,092)	(3,889,487)	(6,413,356)	(9,292,722)	(4,365,715)	(6,309,182)
Accretion to liquidation value of preferred stock	(193,833)	(27,313)	(447,108)	(817,823)	(74,451)	(76,332)	144,654

Net loss attributable to common stockholders	$(3,408,290)	$(4,047,405)	$(4,336,595)	$(7,231,179)	$(9,367,173)	$(4,442,047)	$(6,164,528)

Basic and diluted net loss per share attributable to common stockholders	$(0.65)	$(0.72)	$(0.76)	$(1.19)	$(1.40)	$(0.70)	$(0.84)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	5,266,444	5,642,426	5,708,755	6,065,728	6,671,063	6,335,388	7,299,533

	March 31,		December 31,			June 30, 2008
	2004	2005	2005	2006	2007

Balance sheet data:
Cash and cash equivalents	$567,188	$4,548,651	$2,360,777	$5,407,621	$2,614,837	$5,586,961
Current assets	643,148	5,119,126	4,145,336	6,918,598	5,471,511	10,971,787
Total assets	786,731	5,380,544	4,580,097	7,929,036	6,981,671	13,774,734
Convertible preferred stock (1)	6,911,572	15,242,906	16,729,821	27,855,334	34,334,823	45,577,052
Total stockholders’ deficit	(7,341,398)	(11,362,495)	(15,533,290)	(22,657,584)	(31,176,474)	(37,054,234)

(1)	Our convertible preferred stock had been classified as temporary equity on our balance sheets instead of in stockholders’ deficit in accordance with EITF Abstracts Topic No. D-98, Classification and Measurement of Redeemable Securities. Upon certain change in control events that are outside of our control, including our liquidation, sale or transfer of control, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

Management’s discussion and analysis of financial

condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion may contain forward-looking statements which are based upon current expectations that involve risks and uncertainties. Our actual results and the timing of many events could differ materially from those anticipated in forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We design, develop, manufacture and market a fully integrated molecular diagnostic system called the INFINITI™ that automates the discrete processes of genetic testing performed by clinical laboratories. The INFINITI™ system consists of the INFINITI™ Analyzer and the consumable products used to run tests on our system, including the BioFilmChip™ Microarray and the Intellipac™ Reagent Management Module.

The INFINITI™ system is designed to address the major areas of infectious disease, cancer, genetic disorders, personalized medicine, cardiovascular disease/thrombophilia, women’s health, newborn screening and central nervous system disorders, and as of September 30, 2008 we offered 30 applications. Our leading offerings include: (i) tests designed to identify mutations in patients that may cause an increased sensitivity to Warfarin, marketed as Coumadin, the most-prescribed anticoagulant for thromboembolic therapy in North America and Europe; (ii) primary screening and genotyping (risk typing) tests for Human Papillomavirus (HPV), the primary cause of cervical cancer; (iii) a test designed to identify genetic mutations associated with an increased risk of developing cystic fibrosis, an inherited chronic disease that affects the lungs and digestive system; and (iv) a test designed to identify variants of CYP450 2D6, a gene estimated to be involved in the metabolism of as many as 20% of commonly prescribed drugs, which is used to guide appropriate therapies. Like other companies offering molecular tests on a commercial basis, most of the tests that we offer have not been cleared or approved for diagnostic use by the FDA. These molecular tests are available to laboratories on an RUO basis. As required by FDA regulations, these tests must be labeled, “For Research Use Only. Not for use in diagnostic procedures.” Although many laboratories may use our products in their own laboratory-developed diagnostic tests, we are not permitted to market these products for diagnostic purposes. We intend to pursue FDA clearance or approval for those tests as required by the FDA.

We offer the INFINITI™ Analyzer through direct sale and a Reagent Access Plan where an INFINITI™ Analyzer is placed at the customer’s location at no direct cost to the customer in return for a commitment by the customer to purchase a minimum volume of test applications. To execute our marketing strategy, we have established a direct sales force of 17 sales persons located in key metropolitan cities in the U.S.

In February 2007, we received 510(k) clearance from the FDA for commercial sale of the INFINITI™ Analyzer. In addition, we received 510(k) clearance for a test for Warfarin sensitivity and for our Factor II, Factor V and Factor II-V panel tests, which aid in the determination of an individual’s risk for the development of blood clots. The CE marking of conformity was affixed to the INFINITI™ Analyzer in accordance with the IVDD Directive in June 2008, was affixed to our

Factor II, Factor V, Factor II-V panel, MTHFR and FII-FV-MTHFR panel tests in August 2008 and was affixed to our HPV Quad test in October 2008. The CE marking allows the INFINITI™ Analyzer to be marketed in the European Economic Area. Our tests that are not CE-marked are offered to European laboratories on a research use only basis to conduct research projects and other pre-market activities. We are working with our European distributors to prioritize and fulfill requirements to affix CE marking as required by applicable law.

From inception in April 1999 through our fiscal year ended March 31, 2005 we focused on the design and development of the INFINITI™ system, including the INFINITI™ Analyzer, BioFilmChip™, and Intellipac™ Reagent Management Module. We changed our fiscal year end from March 31 to December 31 in 2005.

We have incurred significant operating losses since our inception, including net losses of $3.9 million, $6.4 million, $9.3 million, and $6.3 million in the nine months ended December 31, 2005, the twelve months ended December 31, 2006 and 2007, and the six months ended June 30, 2008, respectively. As of June 30, 2008 we had an accumulated deficit of $37.4 million. Our historical operating losses are the result of significant expenses associated with the development of the INFINITI™ Analyzer and applications and sales and marketing expenses related to our product launch in 2005. In addition, we incurred significant general and administrative expenses as we developed infrastructure to support the business.

We expect to continue to incur operating losses for the foreseeable future as we expand our applications menu, conduct clinical studies and trials of certain of our applications and invest in the continued commercialization of our INFINITI™ system product offerings.

Financial operations overview

Revenue

Our revenues are derived from the sale of our INFINITI™ Analyzer, consumable products including the BioFilmChip™ Microarray, Intellipac™ Reagent Management Modules, and various disposable products consumed in the testing process. We do not recognize revenue on placement of INFINITI™ Analyzers under the Reagent Access Plan. Our goal is to establish a large installed base of INFINITI™ Analyzers in hospital and clinical laboratories. We believe this installed base will drive the consumption of our consumable testing products. We expect that the number of INFINITI™ Analyzers sold or placed could vary from period to period and the mix will depend principally upon the preferences of our customers. We expect to generate revenue through the sales of our products in both the domestic market and in Europe, Canada and Asia driven by the expansion of our sales force and the development of our international distribution network and the development by us of additional applications.

We believe that the variability of our revenue from period to period depends on the product sales mix of INFINITI™ Analyzers and consumables for the given period. While we anticipate that our revenue from the sale of consumables will grow over time as we increase our installed base, we could experience variability in our revenue from the sale of INFINITI™ Analyzers depending on the number of these products we sell in a given period. However, as our installed base increases over time, we expect that revenue from the sale of consumables will become a larger portion of our revenue and the sale of INFINITI™ Analyzers will have a smaller impact on the variability of such revenue.

Cost of sales and gross loss

Cost of sales includes the expenses related to the production and estimated warranty costs of our various products. Included in these costs are materials, labor, and general manufacturing overhead and other costs. Our general manufacturing overhead and other costs include indirect labor, facilities costs, and depreciation of capitalized manufacturing equipment and INFINITI™ Analyzers placed under the Reagent Access Plan.

Our current operating structure is designed to accommodate the anticipated increase in demand for INFINITI™ Analyzers and consumable products. At current production levels, we are unable to fully absorb our overhead costs resulting in a gross loss for each of the periods presented. We expect as demand for our products and production levels increase we will absorb an increasing percentage of our overhead costs. However, there can be no assurances as to when we will be able to generate a gross profit from product sales.

Research and development

Research and development expenses include the cost of the personnel and consultants related to our activities in developing and improving the INFINITI™ Analyzer and the development and expansion of our application menu. Also included in research and development costs are expenditures related to clinical studies and trials undertaken to validate and to obtain FDA clearance for our applications. We expense all research and development costs in the period in which they are incurred. We believe that continued development and improvement of the INFINITI™ Analyzer and expansion of our application menu are drivers for our future success and we expect increasing research and development expenditures for the foreseeable future.

In the near term, we plan to undertake significant expenditures for a clinical trial related to a Pre-Market Approval (PMA) from the Federal Food and Drug Administration for our Human Papillomavirus (HPV) screening test. We expect the clinical trial to take two to three years to complete.

General and administrative

General and administrative expenses include the costs of the personnel and consultants charged to administration, finance and accounting, human resources and regulatory affairs. General and administrative expenses also include corporate, administration, accounting, patent and facility costs and depreciation. We expect general and administrative expenses to increase in the foreseeable future as a result of the need to hire additional administrative personnel to support the anticipated growth of the business and as a result of higher legal, accounting, and related expenses associated with being a public company.

Sales and marketing

Sales and marketing expenses include the costs of personnel related to selling and marketing the INFINITI™ system, advertising, and trade show participation. We expect a significant increase in sales and marketing expenses in the foreseeable future to drive the growth of our installed base and related sales revenue from consumable products.

Interest income

Interest income includes interest earned on our cash balances. These balances are invested primarily in money market accounts.

Interest expense

Interest expense is primarily a non-cash charge related to notes, which have been converted into shares of our Series C and Series D convertible preferred stock.

Change in the fair value of warrant liabilities

We have freestanding warrants outstanding to purchase shares of our convertible preferred stock. We follow Financial Accounting Standards Board, or FASB, Staff Position, or FSP, No. 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, an interpretation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. In accordance with FSP No. 150-5, freestanding warrants for shares that are redeemable should be classified as liabilities on the balance sheet at fair value. These warrants should then be re-measured at each balance sheet date and any change in fair value should be recognized as a component of other income or expense. We classify the fair value of warrants to purchase shares of our convertible preferred stock as a liability and will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, at which time the liability will be reclassified into stockholders’ deficit.

Critical accounting policies, significant judgments, and estimates

We changed our fiscal year-end from March 31 to December 31 effective for the fiscal period ended December 31, 2005. The fiscal periods discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are the nine months ended December 31, 2005, and the twelve months ended December 31, 2006 and December 31, 2007.

Our financial statements and related notes included elsewhere in this prospectus are prepared in accordance with generally accepted accounting principles in the United States. The preparation of these statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs, and expenses and related disclosures. We base such estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by company management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement preparation, financial condition, results of operations and cash flows will be affected.

The following accounting policies involve a greater degree of judgment and complexity than our other accounting policies. Accordingly, these are the policies we believe to be most critical to understanding and evaluating our financial condition and results of operation.

Revenue recognition

We generate revenue from the sale of our products, which include the INFINITI™ Analyzer, consumable products including the BioFilmChip™, Intellipac™ Reagent Management Module and various disposable products consumed in the testing process. Our products are not sold with a right of return. We offer the INFINITI™ Analyzer through direct sale. In addition, we offer the INFINITI™ Analyzer through our Reagent Access Plan where an INFINITI™ Analyzer is placed at the customer’s location at no direct cost to the customer in return for a commitment by the customer to purchase a minimum volume of our consumable products. Failure by the customer to satisfy this minimum purchase commitment could result in our reclaiming the INFINITI™ Analyzer. We do not recognize revenue on the placement of the INFINITI™ Analyzer through the Reagent Access Plan. Since the asset has been placed at a customer location and we retain legal title, we record Reagent Access Plan assets at our cost to manufacture and charge the related depreciation expense as a cost of sale over its expected life. Our goal is to establish a large installed base of INFINITI™ Analyzers to achieve a significant recurring revenue stream from the sale of consumable testing products. Generally, the pricing of our consumables for customers that participate in our Reagent Access Plan is higher than for our customers who own INFINITI™ Analyzers. However, we may also discount the price of consumables depending on the volume of the products purchased by our customers.

We recognize revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists, (ii) delivery of the product(s) has occurred, (iii) the selling price is fixed and determinable, and (iv) collectibility is reasonably assured. In addition, we record revenue in accordance with guidelines established by the Securities and Exchange Commission, or SEC, Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition. SAB No. 104 guides the timing of revenue recognition based on factors including the passage of title, installation, payments, and customer acceptance. These accounting pronouncements require the use of significant management judgment. We use judgment when we assess collectability based on a customer’s credit worthiness and past payment history. If payment cannot be reasonably assured, we defer recognition of revenue until receipt of payment.

Warranty

We generally provide a one year warranty on the INFINITI™ Analyzer. Accruals are provided for the estimated warranty expense at the time the associated revenue is recognized. The estimates of warranty expense are based on actual expenses incurred historically to service the INFINITI™ Analyzer. These accruals by their very nature require the use of management judgment. If we were to experience an increase in warranty claims or if our cost of servicing these warranties increased, our gross margins would be affected adversely.

Income taxes

We account for income taxes utilizing the asset and liability method, in accordance with Statement of Financial Accounting Standards, or SFAS, No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period that includes the enactment date. Future tax benefits are recognized to the extent that realization of such benefit is more likely than not.

In June 2006, the FASB issued FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted the provisions of FIN No. 48 on January 1, 2008.

At December 31, 2007, we had federal tax net operating loss carryforwards of $25,123,471 and state tax net operating loss carryforwards of $24,582,952. The federal and state tax net operating loss carryforwards will begin to expire in 2019 and 2011, respectively. At December 31, 2007, we had federal research and development credit carryforwards of $558,166 and state research credit carryforwards of $654,415. The federal research and development credit carryforwards will begin to expire in 2022. The state research credit carryforwards do not expire.

Utilization of net operating loss carryforwards, credit carryforwards, and certain deductions may be subject to substantial annual limitation due to ownership change limitations provided by the

Internal Revenue Code of 1986, as amended, or the Code, and similar state provisions. The tax benefits related to future utilization of federal and state net operating loss carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. We have not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since our formation due to the complexity and cost associated with such a study, and the fact that there may be additional ownership changes in the future. Such a limitation may occur as a result of a change in ownership resulting from this offering. If we have experienced an ownership change at any time since our formation, utilization of the net operating loss or credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of our stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of all or a portion of the net operating loss or credit carryforwards before utilization. Until a study is completed and any limitation known, no amounts of domestic net operating losses or tax credit carryforwards are being considered as an uncertain tax position and disclosed as unrecognized tax benefits under FIN No. 48 since no benefits have been realized to date. The deferred tax assets related to these domestic loss and credit carryforwards and the offsetting valuation allowances have also been removed from the financial statements with no impact on earnings. These amounts are not recognized until they can be measured after a Section 382 analysis is completed.

Stock-based compensation

Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements using the intrinsic value method of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Prior to January 1, 2006, we utilized the minimum value method to comply with the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure. The pro forma net loss disclosed under the disclosure-only provisions of SFAS No. 123 were materially consistent with the net loss disclosed for the nine months ended December 31, 2005. Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, of the fair value of our common stock over the exercise price of the option on the date of grant. No stock-based compensation expense was recorded under APB Opinion No. 25 for the nine months ended December 31, 2005.

Effective January 1, 2006, we adopted prospectively SFAS No. 123R, Share-Based Payment, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, and supersedes APB Opinion No. 25. Under the prospective approach, SFAS No. 123R applies to new awards and to awards modified, repurchased or cancelled after the required effective date. We recognize compensation expense over the vesting period using the straight-line method and classify these amounts in the statement of operations based on the department to which the related employee reports.

Under SFAS No. 123R, we elected to use the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of stock options was estimated at each grant date using the following assumptions:

	Years ended December 31,		Six months ended June 30,
	2006	2007	2007	2008
Risk-free interest rate	4.75%	4.51%	4.62%	3.15%
Dividend yield	—	—	—	—
Expected life of options (years)	6.18	5.86	5.83	5.86
Volatility	70.00%	66.00%	66.00%	66.00%

The weighted average grant date fair value per share of employee stock options granted during the years ended December 31, 2006 and 2007 and the six months ended June 30, 2007 and 2008 was $0.34, $0.32, $0.32 and $0.86, respectively.

We derived the risk-free interest rate assumption from the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. We based the assumed dividend yield on our expectation that we will not pay dividends in the foreseeable future. We calculated the weighted average expected life of options using the simplified method as prescribed by SAB No. 107, Share-Based Payment. This decision was based on the lack of relevant historical data due to our limited historical experience. In addition, due to our limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies with publicly-available share prices. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We utilized our historical forfeitures to estimate our future forfeiture rate at 4% for 2006, 2007 and the six months ended June 30, 2007 and 2008. Prior to adoption of SFAS No. 123R, we accounted for forfeitures of stock option grants as they occurred.

We engaged SVB Analytics, Inc., or SVB Analytics, an unrelated third-party valuation specialist, to perform a contemporaneous valuation analysis of our common stock as of December 31, 2006, December 31, 2007, April 30, 2008 and July 31, 2008. Each valuation was prepared in accordance with the methodologies prescribed by the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In accordance with the AICPA guidance, SVB Analytics considered a variety of valuation methodologies (market approach, income approach and cost approach). As of December 31, 2006 and December 31, 2007, SVB Analytics calculated the final enterprise valuations using a weighted combination of the results of both the market approach and the income approach and allocated this value to the common stock based on the option pricing method. As of April 30, 2008 and July 31, 2008, SVB Analytics utilized a probability weighted expected return method, or PWERM, to allocate value to the common stock. The enterprise values concluded in the PWERM analysis were based on a combination of market and income approaches and, for the April 30, 2008 valuation, an option pricing method back solve technique. Given our proximity to a liquidity event (i.e., this offering) it was believed that greater clarity was available to the company to define and estimate likely outcomes. As such, the PWERM provided a more refined estimate of the likely value of common stock. These analyses result in estimates of the fair market value of our common stock at December 31, 2006, December 31, 2007, April 30, 2008 and July 31, 2008 of $0.50 per share, $0.64 per share, $2.75 per share and $4.73 per share, respectively. For SFAS No. 123R purposes, since we had no corporate milestones between

December 31, 2007 and July 31, 2008 to which we could specifically assign the change in valuation during that period, we allocated the change ratably to each period.

The valuation methodologies employed by SVB Analytics in the determination of enterprise value as of December 31, 2006 and 2007 were based on three primary factors: (i) market approach using publicly traded comparables, (ii) market approach using M&A transaction comparables and (iii) income approach using discounted cash flow analysis. The market approach using publicly traded comparables is based on a revenue multiple derived from already public companies that are in the molecular diagnostics industry and have other similar characteristics, including size and business model. The market approach using M&A transaction comparables is based on a revenue multiple derived from M&A transactions for companies that competed in an industry or supplied a service similar to that of ours. The income approach using a discounted cash flow analysis is based on the residual value and free cash flow from our multi-year forecast discounted to present value based on our calculated weighted average cost of capital, or WACC. Each of the above approaches were equally weighted in the determination of our enterprise value for each period based on the current status of our business model and anticipated exit strategies. Once our enterprise value was determined, SVB Analytics then allocated a portion of the enterprise value to our common stock based on the option pricing method. The option pricing method utilizes the conversion rights and liquidation preferences of each class of stock and the Black-Scholes option model to calculate the value of each class of stock based on each security’s relative right to our enterprise value.

For the April 30, 2008 and July 31, 2008 valuations, SVB Analytics relied primarily on the PWERM allocation methodology to determine the value of the common stock. In its application of the PWERM, our timing and aggregate enterprise value was estimated for various potential liquidity scenarios (including initial public offering, merger and acquisition, or M&A, dissolution/no value to common, or private company). The enterprise values determined for these scenarios were based on income and market approaches and, for the April 30, 2008 valuation, an option pricing method back solve technique. The option pricing method back solve approach utilizes the conversion rights and liquidation preferences of each class of stock and the Black-Scholes option model to calculate the value of each class of stock based on each security’s relative right to our enterprise value and is driven by a recent arm’s length transaction involving the sale of Series D preferred stock at $3.25 per share in March 2008. The transaction was considered arm’s length because 61% of the amount sold was to new investors. The option pricing method back solve approach was not used for the July 31, 2008 valuation due to the amount of time that had elapsed since the last arm’s length stock sale and increases in our enterprise value as we move closer to a potential liquidity event. For periods in close proximity to an arm’s length preferred stock sale, the valuation models we utilized resulted in preferred stock valuations similar to those of the closing prices of the recent transactions. However, depending on the value, expected timing and likelihood of a given liquidity scenario, the models could result in a significant differential in the value of the common stock and preferred stock. In general, there is a greater differential in the value of common stock and preferred stock when a company’s enterprise value is not significantly higher than the aggregate liquidation preferences of its preferred stock.

Once our enterprise value was determined for each scenario, SVB Analytics then allocated a portion of the enterprise value to our common stock based on a “best economic outcome” model. For the initial public offering scenarios, the value assigned to the common stock is determined using a fully diluted outstanding share analysis based on the conversion of all preferred equity instruments into common stock. For M&A, dissolution/no value to common and private company scenarios, the model uses a break point analysis to determine the various enterprise values at which holders of each series of preferred stock would elect to convert to common stock and the points at which the holders of options and warrants would exercise as a result of the value of the common stock exceeding the exercise price. Each scenario was assigned a weighting factor based on the probability of occurrence.

The resulting proceeds to the common stockholders were then discounted to present value using our WACC. In those outcomes where we remained a private company, SVB Analytics estimated a likely discount for lack of liquidity as a private company and removed this amount from the value available to common stockholders. An at-the-money put option model was used to determine the discount for lack of liquidity at each valuation date. SVB Analytics relied on the Black Scholes option pricing framework to determine the theoretical value of an at-the-money put option on our common stock which could be exercised in a liquidity event occurring at a future estimated date. The per share value derived from this analysis was then divided by the common share price derived from the PWERM to determine the percentage discount that could be inferred using this model.

A summary of the significant assumptions utilized in the PWERM analysis as of April 30, 2008 and July 31, 2008 are as follows:

	April 30, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution / no value to common	Private company
Estimated timing of event	12/31/2008	12/31/2009	12/31/2010	12/31/2010	4/30/2008	4/30/2008
Revenue multiple	—	—	3.6	2.5	0.5	—
Weighting	15.0%	15.0%	15.0%	15.0%	30.0%	10.0%
Discount factor	0.84	0.65	0.50	0.50	1.00	1.00
WACC	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%

	July 31, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution / no value to common	Private company
Estimated timing of event	12/31/2008	6/30/2009	12/31/2010	12/31/2010	7/31/2008	7/31/2008
Revenue multiple	—	—	4.0	2.5	0.5	—
Weighting	5.0%	40.0%	25.0%	15.0%	10.0%	5.0%
Discount factor	0.91	0.82	0.58	0.58	1.00	1.00
WACC	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

Determining the fair value of our common stock involves complex and subjective judgments including estimates of revenue, earnings, assumed market growth rates and estimated costs, as well as appropriate discount rates. At the time of each valuation, the significant estimates used in the discounted cash flow approach included estimates of our revenue and revenue growth rates for several years into the future. Although each time we prepared such forecasts for use by SVB Analytics in the preparation of a valuation report, we did so based on assumptions that we believed to be reasonable and appropriate, there can be no assurance that any such estimates for earlier periods or for future periods will prove to be accurate.

The following is a quarterly summary of our stock option activity under SFAS No. 123R beginning in 2007:

Grants made during quarter ended	Number of options granted	Exercise price	Fair value per share	Intrinsic value per share
March 31, 2007	471,000	$0.50	$0.50	$ —
June 30, 2007	116,000	$0.50	$0.50	$ —
September 30, 2007	—	$0.50	$0.50	$ —
December 31, 2007	85,000	$0.50	$0.50	$ —
March 31, 2008	89,000	$0.50	$1.14	$0.64
March 31, 2008	300,000	$0.55	$1.14	$0.59

In July 2008, in accordance with transition relief under Section 409A of the Internal Revenue Code our board of directors and compensation committee approved amendments to the options granted during the six months ended June 30, 2008 to increase their exercise price per share to the fair market value of a share of common stock on the date of grant as determined by SVB Analytics for purposes of Section 409A of the Internal Revenue Code, which valuation may differ from the fair market value per share of our common stock calculated for purposes of SFAS No. 123R. Although our compensation committee authorized the grant of options to purchase an aggregate of 611,500 shares of common stock in the second quarter of 2008, such options were not considered granted for financial reporting purposes until the third quarter of 2008 based on the grant date provisions of SFAS No. 123R. The grant date provisions of SFAS No. 123R, as clarified by FASB Staff Position, or FSP, No. FAS 123R-2, Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123R, were not met in the second quarter of 2008 because the key terms and conditions of the award were not communicated to individual recipients within a relatively short time period from the date of approval. These provisions were met in the third quarter of 2008.

We recognized employee-stock based compensation under SFAS 123R in the statements of operations as follows:

	Years ended December 31,		Six months ended June 30,
	2006	2007	2007	2008
Cost of sales	$ 1,077	$ 10,504	$ 4,293	$ 7,416
Research and development	3,650	15,435	6,834	10,007
General and administrative	4,663	93,543	59,194	62,638
Sale and marketing	796	12,234	4,312	12,104

	$ 10,186	$131,716	$ 74,633	$ 92,165

The adoption of SFAS No. 123R did not cause basic and diluted net loss per share of common stock to increase by a significant amount in 2006. No income tax benefit was recognized in the statement of operations for 2006.

The total compensation cost related to unvested stock option grants not yet recognized as of June 30, 2008 was $0.4 million, and the weighted average period over which these grants are expected to vest is 2.35 years.

Based on the initial public offering price of $            per share, the intrinsic value of stock options outstanding at June 30, 2008 would have been $            million, of which $            million and $            million would have been related to stock options that were vested and unvested, respectively, at that date.

We record equity instruments issued to non-employees as expense at their fair value over the related service period as determined in accordance with SFAS No. 123R and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and we periodically revalue them as the equity instruments vest. Stock-based compensation expense related to non-employee consultants totaled $40,513, $12,217, $5,649, $2,361 and $117,978 for the nine months ended December 31, 2005, the years ended December 31, 2006 and 2007 and the six months ended June 30, 2007 and 2008, respectively.

In December 2007, we issued an aggregate of 200,000 shares of common stock and in January 2008 we paid $91,770 to fully satisfy $519,699 of accrued salaries earned prior to March 2005.

Our 2008 Equity Incentive Award Plan and the 2008 Employee Stock Purchase Plan, which we expect will be approved by our stockholders prior to the completion of this offering, would be considered a compensatory plan and compensation expense would be recorded in accordance with the provisions of SFAS No. 123R. Compensation expense will depend on the level of enrollment in these plans and assumptions used in the determination of the fair market value of the stock at date of grant.

Inventory valuation

Inventory valuations are stated at the lower of cost (on a first-in, first-out (FIFO) basis) or market and include direct labor, materials, and manufacturing overhead. Our inventory includes raw materials, work-in-process and finished goods in instrument and reagent production. We periodically review inventory for evidence of slow-moving or obsolete parts and expired reagents, and a reserve is recorded based on management’s reviews of inventories on hand, compared to estimated future usage and sales, shelf-life assumptions, and assumptions about the likelihood of obsolescence.

Results of operations

Comparison of the six months ended June 30, 2008 and 2007

Revenue

Sales revenue for the six months ended June 30, 2008 was $2.1 million compared to $0.3 million for the six months ended June 30, 2007. Revenue for the six months ended June 30, 2008 consisted of $1.4 million from the sale of INFINITI™ Analyzers and $0.7 million from the sale of consumables and other. We did not sell any INFINITI™ Analyzers during the quarter ended March 31, 2008 due to problems we encountered in that quarter associated with changes made to the third party operating system used in the INFINITI™ Analyzer. As a result, some sales were deferred to the quarter ended June 30, 2008. Revenue for the six months ended June 30, 2007 consisted of $0.1 million from the sale of INFINITI™ Analyzers and $0.2 million from the sale of consumables and other. The increase in INFINITI™ Analyzer sales in 2008 is primarily a result of the expansion of our sales force and marketing efforts. The increase in consumable and other sales in 2008 is primarily a function of the increase in our installed base of INFINITI™ Analyzers from 25 at June 30, 2007 to 58 at June 30, 2008.

Cost of sales

Cost of sales for the six months ended June 30, 2008 was $2.2 million compared to $1.3 million for the six months ended June 30, 2007. The increase was due primarily to increases in costs related to staffing, manufacturing overhead in anticipation of production requirements to meet anticipated sales demand, and amortization of INFINITI™ Analyzers capitalized under our Reagent Access Plan.

Research and development

Research and development expenses for the six months ended June 30, 2008 were $1.7 million compared to $1.3 million for the six months ended June 30, 2007. Research and development consulting and headcount related expense increases in 2008 were offset by non-recurring bonus payments in 2007.

General and administrative

General and administrative expenses for the six months ended June 30, 2008 were $1.3 million compared to $1.1 million for the six months ended June 30, 2007. The increase was driven by increased legal costs related to new patent applications and increased administrative payroll to support our anticipated growth.

Sales and marketing

Sales and marketing expenses for the six months ended June 30, 2008 were $2.2 million compared to $1.2 million for the six months ended June 30, 2007. The increase in sales and marketing expense was due to increased personnel costs, including travel costs, related to the increase in headcount in support of anticipated sales growth.

Interest income

Interest income for the six months ended June 30, 2008 was $0.1 million compared to interest income of $0.2 million for the six months ended June 30, 2007. The decrease in interest income was due primarily to lower average cash balances and interest rates in 2008.

Interest expense

Interest expense for the six months ended June 30, 2008 was $0.1 million compared to interest expense of $0 for the six months ended June 30, 2007. The interest expense for the six months ended June 30, 2008 was related to notes convertible into shares of our Series D convertible preferred stock.

Change in the fair value of warrant liabilities

The change in the fair value of warrant liabilities increased our net loss by $1.0 million for the six months ended June 30, 2008 and decreased our net loss by $0.1 million for the six months ended June 30, 2007. The change is due primarily to the increase in the value of the underlying preferred stock.

Comparison of the years ended December 31, 2007 and 2006

Revenue

Sales revenue for the year ended December 31, 2007 was $1.6 million compared to $0.5 million for the year ended December 31, 2006. Revenue for the year ended December 31, 2007 consisted of $1.1 million from the sale of INFINITI™ Analyzers and $0.5 million from the sale of consumables and other. Revenue for the year ended December 31, 2006 consisted of $0.4 million from the sale of INFINITI™ Analyzers and $0.1 million from the sale of consumables and other.

The increase in INFINITI™ Analyzer sales in 2007 was driven by the expansion of our national sales force in the United States and the commencement of sales in the European Union through distributors, while the increase in consumable and other sales in 2007 was primarily a function of the increase in our installed base of INFINITI™ Analyzers from 16 at December 31, 2006 to 38 at December 31, 2007.

Cost of sales

Cost of sales for the year ended December 31, 2007 was $3.7 million compared to cost of sales of $2.1 million for the fiscal year ended December 31, 2006. The increase was due primarily to increases in costs related to staffing, manufacturing overhead in anticipation of production requirements to meet anticipated sales demand, and amortization of INFINITI™ Analyzers capitalized under our Reagent Access Plan.

Research and development

Research and development expenses for the year ended December 31, 2007 were $2.6 million compared to $2.3 million for the fiscal year ended December 31, 2006. The increase in research and development costs was related to increased material requirements and staffing to support the development of our expanding menu of diagnostic tests and continued improvement of the INFINITI™ Analyzer.

General and administrative

General and administrative expenses for the year ended December 31, 2007 were $2.4 million compared to $1.5 million for the year ended December 31, 2006. The increase was driven by increased patent costs and increased payroll and consulting fees to support our growing infrastructure.

Sales and marketing

Sales and marketing expenses for the year ended December 31, 2007 were $2.7 million compared to $1.0 million for the fiscal year ended December 31, 2006. The increase in sales and marketing expense was due to increased personnel costs, including travel costs, related to the increase in headcount in support of our sales growth.

Interest income

Interest income for the year ended December 31, 2007 was $0.3 million compared to $0.1 million for the year ended December 31, 2006. Our average cash balance for the year ended December 31, 2007 was higher due to the issuance of shares of Series C convertible preferred stock late in fiscal 2006 and early in fiscal 2007.

Interest expense

Interest expense for the year ended December 31, 2007 was $0 compared to interest expense for the year ended December 31, 2006 of $0.2 million. The interest expense for the year ended December 31, 2006 was related to issuance of notes convertible into shares of our Series C convertible preferred stock.

Change in the fair value of warrant liabilities

The change in the fair value of warrant liabilities decreased our net loss by $0.1 million for both the years ended December 31, 2007 and December 31, 2006. The change was due to the decrease in the fair value of the related warrants as a result of the declining expected life utilized in the pricing model.

Comparison of the year ended December 31, 2006 and the nine months ended December 31, 2005

Revenue

Sales revenue for the year ended December 31, 2006 was $0.5 million compared to $0.3 million for the nine months ended December 31, 2005. Revenue for the year ended December 31, 2006 consisted of $0.4 million from the sale of INFINITI™ Analyzers and $0.1 million from the sale of consumables and other. Revenue for the nine months ended December 31, 2005 primarily consisted of $0.3 million from the sale of INFINITI™ Analyzers. The increase in INFINITI™ Analyzer sales in 2006 was driven by higher average sales prices, while the increase in consumable and other sales in 2006 was primarily a function of the increase in our installed base from 6 at December 31, 2005 to 16 at December 31, 2006.

Cost of sales

Cost of sales was $2.1 million for the year ended December 31, 2006 compared to $1.0 million for the nine months ended December 31, 2005. The increase was due primarily to increases in costs related to staffing, manufacturing overhead in anticipation of production requirements to meet anticipated sales demand, and amortization of INFINITI™ Analyzers capitalized under our Reagent Access Plan.

Research and development

Research and development expenses were $2.3 million for the year ended December 31, 2006 compared to $1.8 million for the nine months ended December 31, 2005. Research and development activities were similar in both years with the difference in total expense related to a full year of spending in 2006 compared to only nine months in 2005.

General and administrative

General and administrative expenses were $1.5 million for the year ended December 31, 2006 compared to $0.8 million for the nine months ended December 31, 2005. The increase in general and administrative expense related to headcount increases during 2006 and a full year of spending in 2006 compared to only nine months in 2005.

Sales and marketing

Sales and marketing expenses were $1.0 million for the year ended December 31, 2006 compared to $0.7 million for the nine months ended December 31, 2005. Sales and marketing activities were similar in both years with the difference in total expense related to headcount increases during 2006 and a full year of spending in 2006 compared to only nine months in 2005.

Interest income

Interest income for both the year ended December 31, 2006 and the nine months ended December 31, 2005 was $0.1 million.

Interest expense

Interest expense for the year ended December 31, 2006 was $0.2 million compared to $0 for the nine months ended December 31, 2005. The interest expense for the year ended December 31, 2006 was related to the issuance of notes convertible into shares of our Series C convertible preferred stock.

Change in the fair value of warrant liabilities

The change in the fair value of warrant liabilities decreased our net loss by $0.1 million for the year ended December 31, 2006 and decreased our net loss by $33,000 for the nine months ended December 31, 2005. The change is due primarily to the greater number of warrants outstanding in 2006.

Liquidity and capital resources

Historical cash flows

From inception in April 1999 through June 30, 2008, we have financed our operations primarily through sales of privately placed shares of convertible preferred stock.

Our primary uses of cash are to fund operating expenses, inventory purchases and the acquisition of machinery and equipment. Cash used to fund operating expenses excludes the impact of non-cash items such as the provision for excess and obsolete inventory, depreciation, stock-based compensation and non-cash interest expense and is impacted by the timing of when we pay these expenses as reflected in the change in our outstanding accounts payable and accrued expenses. Acquisitions of machinery and equipment primarily consist of our cost to manufacture INFINITI™ Analyzers utilized in our Reagent Access Plan, purchases of laboratory equipment, computer hardware and software and facility improvements.

As of June 30, 2008, we had cash and cash equivalents of $5.6 million compared to $2.6 million as of December 31, 2007.

The following table summarizes our cash flows for each of the periods indicated:

	Nine months ended December 31, 2005	Years ended December 31,		Six months ended June 30,
		2006	2007	2007	2008
	(in thousands)
Net cash used in operating activities	$(4,785)	$(5,839)	$(9,447)	$(5,099)	$(6,351)
Net cash used in investing activities	(141)	(790)	(1,031)	(449)	(887)
Net cash provided by financing activities	2,738	9,676	7,685	6,639	10,210

	$(2,188)	$ 3,047	$(2,793)	$ 1,091	$ 2,972

Operating activities

Net cash used in operating activities for the nine months ended December 31, 2005 consisted primarily of a net loss of $3.9 million and offsetting changes in various working capital accounts. The primary changes in working capital accounts were an increase of $1.1 million in inventory as a result of increased purchasing and production activity in anticipation of increased sales volume, offset by a net decrease of $0.2 million of other working capital accounts.

Net cash used in operating activities for the year ended December 31, 2006 consisted of a net loss of $6.4 million plus $0.1 million related to revaluation of warrant liabilities, offset by depreciation and amortization of $0.2 million, $0.3 million of changes in working capital and other and $0.2 million of non-cash interest expense related to promissory notes, which have now converted into shares of convertible preferred stock. The primary changes in working capital accounts were an increase in accounts receivable of $0.3 million as a result of the timing of sales near year-end, offset by a decrease of $0.5 million in inventory as a result of the timing of sales and inventory receipts near year-end.

Net cash used in operating activities for the year ended December 31, 2007 consisted of a net loss of $9.3 million plus $0.5 million of changes in working capital and $0.1 million related to revaluation of warrant liabilities, offset by depreciation and amortization of $0.4 million and $0.1 million of non-cash compensation. The primary changes in working capital accounts were an increase of $0.8 million in inventory as a result of increased purchasing and production activity in anticipation of increased sales volume and an increase of $0.4 million in accounts receivable as a result of significant sales growth in 2007, offset by an increase of $0.7 million in accounts payable and other current liabilities as a result of increased operational volume and the timing of payments.

Net cash used in operating activities for the six months ended June 30, 2008 consisted of a net loss of $6.3 million plus $1.7 million of changes in working capital, offset by depreciation and amortization of $0.3 million, $0.1 million of non-cash interest expense related to promissory notes, which have now converted into shares of convertible preferred stock, $1.0 million related to revaluation of warrant liabilities and $0.3 million of other non-cash items. The primary changes in working capital accounts were an increase of $1.5 million in inventory as a result of increased purchasing and production activity in anticipation of increased sales volume and an increase of $0.8 million in accounts receivable as a result of increased sales volume offset by a net change of $0.6 million of other working capital accounts.

Investing activities

Net cash used in investing activities for all periods noted above consist primarily of cost to manufacture INFINITI™ Analyzers utilized in our Reagent Access Plan and purchases of machinery and equipment, including furniture, computer equipment and software, in support of all functional areas of the business.

Financing activities

Net cash provided by financing activities for all periods noted above consist primarily of sales of shares of convertible preferred stock in private placements.

Contractual obligations

As of December 31, 2007, the annual amounts of future minimum payments under certain of our contractual obligations were:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Contractual obligations
Capital lease	$ 2	$ 2	$—	$—	$—
Operating lease (1)	951	431	520	—	—

Total	$953	$433	$520	$—	$—

(1)	Our long-term commitment under our operating lease agreement shown above consists of payments for the building that houses our research and development, manufacturing, warehousing and administrative offices. This lease expires February 2010 with two consecutive three year options to extend the lease.

In addition, in September 2008, we issued $4.6 million aggregate principal amount of subordinated promissory notes in a private placement to certain accredited investors. The notes bear interest at the rate of 6% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase 653,200 shares of our common stock with an exercise price of $7.00 per share. The warrants will not become exercisable until September 2009 and have a term of four years. We intend to use the proceeds from the issuance of the notes for working capital and general corporate purposes.

Off-balance sheet arrangements

We do not have any off-balance sheet financing or unconsolidated special-purpose entities.

Working capital commitments and liquidity

We anticipate that our current cash and cash equivalents and cash provided by operating activities will be sufficient to meet our currently estimated cash requirements for at least the next 12 months. In September 2008, we issued $4.6 million aggregate principal amount of subordinated promissory notes. We intend to use the proceeds from the issuance of the notes for working capital and general corporate purposes. In addition, we anticipate that we will use the proceeds from this offering to fund research and development activities, to fund clinical studies and clinical trials of our applications, to fund the expansion of our sales and marketing operations, to fund the expansion of our manufacturing capacity and for other working capital and general corporate purposes. However, we may need additional financing to execute on our current or future business strategies. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercialization, manufacturing, and research and development activities. The amount of additional capital we may need to raise depends on many factors, including:

•

the level of research and development investment required to maintain and improve our technology, including efforts to expand our molecular diagnostic applications menu, to fund clinical studies and trials of our applications and to invest in the enhancement of our INFINITI™ Analyzer;

•	the amount of future cash provided by or used in operating activities;

•	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses; and

•	changes in regulatory policies or laws that affect our operations.

We cannot be certain that additional capital will be available when and as needed or that our actual cash requirements will not be greater than anticipated. If we require additional capital at a time when investment in diagnostics companies or in the marketplace in general is limited due to the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter. In addition, if we raise additional funds through the issuance of common stock or securities convertible into shares of common stock, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, which defines and establishes a framework for measuring the fair value of assets and liabilities when required or permitted by other standards within generally accepted accounting principles in the United States but does not require any new fair value measurements. SFAS No. 157 also expands disclosures about fair value measurements and is effective for all financial statements issued for fiscal years beginning after November 15, 2007. However, in February 2008 the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 in accordance with the provisions in FSP No. 157-2 as of January 1, 2008. The adoption of SFAS No. 157 did not have a significant impact on our financial statements and the resulting fair values calculated in accordance with SFAS No. 157 were not significantly different than the fair values that would have been calculated in accordance with the previous guidance.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which allows an entity to choose to measure certain financial instruments and liabilities at fair value. Subsequent measurements for the financial instruments and liabilities an entity elects to measure at fair value will be recognized in earnings. SFAS No. 159 also establishes additional disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a significant impact on our financial statements.

In June 2007, the FASB ratified EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. EITF No. 07-3 provides clarification surrounding the accounting for nonrefundable research and development advance payments, whereby such payments should be recorded as an asset when the advance payment is made and recognized as an expense when the research and development activities are performed. EITF No. 07-3 is effective for interim and annual reporting periods beginning after December 15, 2007. We adopted EITF No. 07-3 as of January 1, 2008. The adoption of EITF No. 07-3 did not have a significant impact on our financial statements.

In December 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Agreements, which addresses the accounting for participants in collaborative agreements, defined as contractual arrangements that involve a joint operating activity, that are conducted without the creation of a separate legal entity. EITF No. 07-1 requires participants in a collaborative agreement to make separate disclosures for each period a statement of operations is presented regarding the nature and purpose of the agreement, the rights and obligations under the agreement, the accounting policy for the agreement, and the classification of and amounts arising from the agreement between participants. These arrangements involve two or more parties who are both active participants in the activity and that are exposed to significant risks and rewards dependent on the commercial success of the activity. EITF No. 07-1 provides that a company should report the effects of adoption as a change in accounting principle through retrospective application to all periods and requires specific additional disclosures. EITF No. 07-1 is effective for interim and annual reporting periods beginning after December 15, 2008. We are currently assessing the impact the adoption of EITF No. 07-1 will have on our financial statements.

Qualitative and quantitative disclosures about market risk

Our exposure to market risk is currently confined to our cash and cash equivalents. We have not used derivative financial instruments for speculation or trading purposes. In addition, we have not invested in Auction Rate Securities. Our subordinated promissory notes have a fixed interest rate of 6% per annum and therefore changes in interest rates generally will affect the fair value of these debt instruments. As of June 30, 2008, none of these notes had yet been issued.

The primary objective of our investment activities is to preserve our capital for the purpose of funding operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To achieve these objectives, we invest our cash primarily in liquid money market funds. As a result, we believe we have minimal interest rate risk; however, a one percentage point change in the average interest rate on our portfolio would have changed interest income for 2007 by approximately $40,000.

As of June 30, 2008, we had approximately $5.6 million in our operating accounts that are with third party financial institutions. These balances exceed the Federal Deposit Insurance Corporation, or FDIC, insurance limits. While we monitor the cash balance in our operating accounts, these cash balances could be impacted if the underlying financial institutions fail or become subject to other adverse conditions in the financial markets. To date we have experienced no loss or lack of access to cash in our operating accounts.

Business

Overview

We design, develop, manufacture and market a fully integrated molecular diagnostics system called the INFINITI™ that automates the discrete processes of genetic testing performed by clinical laboratories. Genetic data is an important component of disease management and also can inform how patients are likely to respond to treatments. Our system is designed to run a broad menu of tests, the results of which may assist in detecting the predisposition to and presence of disease, monitoring disease progression and/or guiding appropriate therapy. We believe that the versatility of our system to run the broad menu of tests that we currently offer and are developing will facilitate the acceptance and rapid adoption of our system and reduce the need for multiple testing technologies, platforms and specialized technicians in the laboratory. Our system is cost-effective, easy to use, highly sensitive and designed to test for multiple biomarkers on the same sample simultaneously. We believe these attributes could significantly improve laboratory productivity, workflow and cost per reportable result over existing technologies and methods and could allow a broader range of laboratories, including those operated by smaller hospitals, to perform molecular diagnostics tests. Our system is designed to permit us to develop new and enhanced applications without modification to our platform. The INFINITI™ system is also capable of proteomic analysis.

The INFINITI™ system consists of the INFINITI™ Analyzer and the consumable products used to run tests on our system, including the BioFilmChip™ Microarray and the Intellipac™ Reagent Management Module. The INFINITI™ system is designed to address the major areas of infectious disease, cancer, genetic disorders, personalized medicine (pharmacogenetics), cardiovascular disease/thrombophilia, women’s health, newborn screening and central nervous system disorders. As of September 30, 2008, we offered 30 applications, and we plan to introduce three additional applications by the end of the first quarter of 2009. As we increase the number of available applications, we expect that laboratories using our system will be able to broaden their molecular diagnostics offerings without additional capital investment or operator training. Our leading offerings include: (i) tests designed to identify mutations in patients that may cause an increased sensitivity to Warfarin, marketed as Coumadin, the most-prescribed anticoagulant for thromboembolic therapy in North America and Europe; (ii) primary screening and genotyping (risk profiling) tests for Human Papillomavirus (HPV), the primary cause of cervical cancer; (iii) a test designed to identify genetic mutations associated with an increased risk of developing cystic fibrosis, an inherited chronic disease that affects the lungs and digestive system; and (iv) a test designed to identify variants of CYP450 2D6, a gene estimated to be involved in the metabolism of as many as 20% of commonly prescribed drugs, and which is used to guide appropriate therapies. Additionally, we expect that our near-term offerings will include a test designed to detect the presence of four infections that are associated with the development of pelvic inflammatory disease and a test designed to detect the presence of certain hospital acquired infections (HAIs), including methicillin-resistant staphylococcus aureus (MRSA).

In February 2007, we received 510(k) clearance from the FDA for commercial sale of the INFINITI™ Analyzer. In addition, we have received 510(k) clearance for four of our tests, specifically a test for Warfarin sensitivity and our Factor II, Factor V and Factor II-V panel tests, which aid in the determination of an individual’s risk for the development of blood clots. We have also submitted notifications to the FDA for 510(k) clearance for our uridine diphosphate glucuronosyltransferaseisoform 1A1 (UGT1A1) test, which helps determine the initial dosing of a leading cancer drug, and our Warfarin Plus test for Warfarin sensitivity with enhanced ethnic characterizations. We have submitted a proposed clinical protocol to the FDA for our pre-investigational device exemption (pre-IDE) meeting to determine the clinical trial necessary to support a premarket approval (PMA) application to the FDA for our HPV screening test, and we intend to submit a 510(k) notification to the FDA for our cystic fibrosis test in 2008 and our HPV Genotyping test in 2009. Our HPV primary screening test is designed to identify women at high risk for the development of cervical cancer, and our HPV Genotyping application is designed to identify 26 high and low risk types of HPV. Like other companies offering molecular tests on a commercial basis, most of the tests that we offer have not been cleared or approved for diagnostic use by the FDA. These molecular tests are available to laboratories on an RUO basis. As required by FDA regulations, these tests must be labeled, “For Research Use Only. Not for use in diagnostic procedures.” Although many laboratories may use our products in their own laboratory-developed diagnostic tests, we are not permitted to market these products for diagnostic purposes. We intend to pursue FDA clearance or approval for those tests as required by the FDA. The CE marking of conformity was affixed to the INFINITI™ Analyzer in accordance with the IVDD Directive in June 2008, was affixed to our Factor II, Factor V, Factor II-V panel, MTHFR and FII-FV-MTHFR panel tests in August 2008 and was affixed to our HPV Quad test in October 2008. The CE marking allows the INFINITI™ Analyzer to be marketed in the European Economic Area. Our tests that are not CE-marked are offered to European laboratories on a research use only basis to conduct research projects and other pre-market activities. We are working with our European distributors to prioritize and fulfill requirements to affix CE marking as required by applicable law.

Certain aspects of the method and design of the INFINITI™ system, including certain of the microarray and reagent management technologies used in our system, are covered by eight issued patents (including two in the U.S and six foreign counterparts) and 33 pending patent applications (including 11 in the U.S., 20 foreign counterparts and two Patent Cooperation Treaty applications). We have entered into collaborative relationships with leading research and academic institutions for the development of additional tests, which we anticipate will allow us to significantly increase the breadth of our testing menu. These agreements generally provide that we and the other parties will collaborate with each other to develop test applications for the INFINITITM system. Under the agreements, inventions made solely by one party remain the property of that party, and inventions made jointly by the parties belong to both parties. These agreements generally are terminable at any time by either party after delivery of written notice and expiration of a specified notice period.

As of September 30, 2008, we had an installed base of 71 INFINITI™ Analyzers in reference laboratories, hospital laboratories and specialty clinics in North America. Historically, a significant portion of our revenues in a given period has been generated by purchases of INFINITI™ Analyzers by a relatively small number of new customers. However, in periods after which the purchases occurred, each of those customers contributed less than 10% of the our revenues as sales to such customers were generally limited to consumable products.

Market opportunity

Industry background

Nucleic acids, including deoxyribonucleic acid, or DNA, and ribonucleic acid, or RNA, often are referred to as the basic building blocks of life. Genomics is the study of living organisms’ DNA content and structure. Genomic research for the Human Genome Project and the genetic sequencing of other living organisms have generated a tremendous wealth of information reinforcing the understanding that each individual responds differently to drugs and disease progression. This information is being used to develop tests to detect disease states, guide therapy and drug dosing and monitor disease progression. Furthermore, genetic research has facilitated diagnosis of diseases such as cystic fibrosis, cancer and cardiovascular disease. Proteomics is the study of proteins, their functions and their structures and how they interact within an organism. Proteins are one of the primary structural and functional components of the human body. While genes are typically associated with presence or absence of disease states, proteins often reflect the activity of a disease state.

In vitro diagnostic tests are used to detect the presence and quantity of certain substances in biological samples to assist in the diagnosis of diseases. Kalorama Information estimated that the global market for in vitro diagnostic products was $42 billion in 2007. Molecular diagnostics tests, a new and expanding part of the in vitro diagnostics market, are used to detect the presence of genetic and protein biomarkers associated with a particular disease or condition. By using molecular diagnostics tests, healthcare providers are better able to diagnose and monitor diseases, guide treatments and assist in managing chronic conditions. Currently, the clinical market for molecular diagnostics is primarily genetic testing.

Kalorama Information estimated that the global molecular diagnostics market was $3.2 billion in 2007. Kalorama Information also has estimated that this market will grow from $3.2 billion to $5.4 billion between 2007 and 2012, which represents a compound annual growth rate of 11%. Kalorama Information further states that the majority of molecular diagnostic tests are currently conducted using “home-brew” tests and are not included in these estimates. The molecular diagnostics market currently is made up of laboratory developed, or “home-brew” tests, commercially available kits and semi-automated systems. “Home-brew” tests typically entail many highly manual and complex procedures and require significant expertise, time and expense to develop.

There are a number of trends that we believe will expand the market for molecular diagnostics testing:

•

Early diagnosis.    The continuous discovery of links between certain biomarkers and various disease states is facilitating the treatment of individuals based on these biomarkers. Genetic mutations that are linked to diseases such as cystic fibrosis now can be identified prior to birth. As a result, many states in the U.S. have begun mandating screening for certain inherited genetic disorders, including cystic fibrosis, as a means to facilitate early diagnosis and treatment of the disorders. Similarly, the American College of Obstetricians and Gynecologists has concluded that the use of a combination of the Pap test and HPV testing is appropriate to screen for cervical cancer in women age 30 and older.

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Pharmacogenetics.    Tailoring treatments to an individual’s genetic profile, or personalized medicine, is one of the fastest growing market segments within molecular diagnostics. Pharmaceutical companies are screening drugs for varied toxicity and efficacy among individuals with different genetic profiles. Healthcare providers are also able to treat patients while minimizing the potential for serious side effects by prescribing drugs with companion pharmacogenetic diagnostic tests. Better targeted and more effective pharmacogenetic-based treatments may lead to increased use of molecular diagnostics testing. For example, healthcare providers are more frequently requesting genetic tests to help determine Warfarin sensitivity and the probable toxicity and efficacy of leading cancer drugs such as Irinotecan and Tamoxifen. These developments also potentially will improve the effectiveness of treatments and clinical outcomes, which may reduce costs for third-party payors.

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Decentralization.    The molecular diagnostics testing market is currently dominated by large reference laboratories and large hospital laboratories. We believe that branches of large reference laboratories, smaller hospitals, specialty clinics and independent laboratories are increasingly seeking to add molecular diagnostics capabilities to more efficiently treat patients and to take advantage of the favorable reimbursement rates for these tests. This trend is being facilitated by new technologies that are automated, easier to use and more cost effective and require less bench space in a laboratory. For example, we believe hospitals increasingly are seeking to implement surveillance programs within their facilities for methicillin-resistant staphylococcus aureus (MRSA), which is often acquired at hospitals and causes staph infections resistant to a broad spectrum of antibiotics. Molecular diagnostics tests for MRSA that can be completed on-site in a relatively short time period permit hospitals to screen incoming patients for MRSA, and thereby improve patient welfare and reduce the significant costs associated with hospital acquired infections.

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Relabeling of drugs by the FDA.    The FDA has begun to relabel certain drugs based on the efficacy and potential side effects of the drug for different individuals. For example, in August 2007, the FDA relabled the drug Warfarin to recommend that a lower initiation dose be considered for patients with certain genetic variations in the CYP450 2C9 and VKORC1 genes in order to reduce the serious risk of bleeding. The FDA is also considering the need to relabel the drug Tamoxifen to recommend that genetic testing be performed for specific mutations in the CYP450 2D6 gene because these mutations affect the efficacy of the drug. We believe that such recommendations from the FDA will increase the demand for molecular diagnostics tests.

•

Increased regulation by the FDA.    Kalorama Information states that a large portion of molecular diagnostic tests are currently conducted using “home-brew” tests. The FDA has taken action with respect to some molecular products and systems used for diagnostic purposes, including “home-brew” tests. The FDA could require these molecular diagnostics tests to comply with medical device requirements, including compliance with the FDA’s Quality Systems Regulations and 510(k) clearance or PMA approval. We believe that if the FDA begins to require these molecular diagnostics tests to comply with medical device requirements, there would be an increased demand for commercially available molecular diagnostics systems produced by manufacturers compliant with FDA’s medical device requirements.

In addition to the large molecular diagnostics market segment, research and applied applications present additional opportunities for genetic and protein testing, including life sciences research, forensics (DNA fingerprinting), biodefense, food safety and environmental applications.

The limitations of current testing methods

Scientists have developed a variety of genomic analysis methods, including DNA sequencing, gene expression and genotyping, to measure genetic biomarkers. These analytical methods are performed using various genomic testing technologies, the most common being polymerase chain reaction, or PCR, which involves amplifying, or generating billions of copies of, the DNA sequence in question and then detecting the DNA with the use of fluorescent dyes. These technologies are often practiced through “home-brew” tests and commercially available kits, which are largely manually operated and use discrete instrumentation and require results-interpretation techniques utilizing highly skilled labor.

These existing technologies have a number of shortcomings that have significantly limited the use of molecular diagnostics testing, including:

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Limited automation.    While a number of companies offer testing systems as an alternative to “home-brew” tests, these systems tend to automate only certain steps in the testing process. Some of these systems require sequential processing through multiple instruments prior to generating results. Consequently, laboratories must commit significant capital, labor and space to these systems. In addition, the handling of samples required for partially automated systems can lead to an increased risk of sample contamination and human error. The lack of automation can also lead to problems related to repeatability of results.

•

Specialized labor.    Specialized laboratory technicians are required to properly perform and evaluate the quality and accuracy of the results of most existing molecular diagnostics technologies. We believe that there is an existing labor shortage of specialized laboratory technicians in the U.S. clinical laboratory market, which has limited the availability of molecular diagnostics testing and has restrained the growth of the market.

•

Inability to multiplex.    Many diseases are caused by multiple genetic mutations that necessitate testing for multiple genetic markers to diagnose the disease. Most existing technologies are only able to examine one genetic marker at a time, and in order to make a diagnosis, the laboratory must perform repeated tests on a sample. Serial testing is time- consuming and expensive and significantly increases the amount of time needed to perform diagnostic tests.

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Limited testing menu.    Existing testing systems offered as alternatives to “home-brew” tests have limited test menus. As a result, a laboratory may need to purchase many different systems to satisfy its testing needs. This requires separate training of operators on the use and maintenance of each system and a significant amount of laboratory bench space.

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High cost per result.    Because “home-brew” tests require specialized personnel to complete complex and extensive protocols, the tests are time-consuming and result in high labor costs. These processes also typically use a significant amount of reagent, which is costly and leads to significant amounts of waste. The use of supplementary, discrete instrumentation to perform semi-manual tests also increases costs, as compared to a system that automates the discrete processes of genetic and proteomic testing.

The challenges impacting the clinical laboratory have created a need in the molecular diagnostics market for a fully integrated system to perform standardized, automated and cost effective tests with a high degree of accuracy and sensitivity.

Our solution

The INFINITI™ system is a fully integrated molecular diagnostics system that automates the discrete processes of genetic testing for clinical laboratories. To use the INFINITI™ system, an operator only needs to load prepared test samples into the bench-top INFINITI™ Analyzer, along with the specific BioFilmChip™ Microarrays and Intellipac™ Reagent Management Modules that support a broad menu of applications. Once the INFINITI™ Analyzer is loaded and the tests are initiated, no supervision is required. After the test is completed, the system generates an electronic report that can be transmitted directly to a laboratory information system. Our system has several key advantages, including:

•

Cost effective and easy to use.    We believe the INFINITI™ system is one of the few self-contained, integrated systems that is commercially available today. The “load and go” design of the INFINITI™ Analyzer eliminates manual intervention and complex protocols, simplifying work flow and allowing the instrument to be operated without the need for specialized laboratory technicians. Our system’s INFINITI™ Analyzer automates the molecular testing process (including results analysis and reporting) and its Intellipac™ Reagent Management Module automatically identifies reagents and tracks their manufacturing history and consumption. In addition, the INFINITI™ Analyzer can run multiple tests on different patient samples simultaneously, which eliminates the need to run tests in batches and should reduce the cost of a test.

•

Broad menu of applications.    As of September 30, 2008, we offered 30 applications in the areas of infectious disease, cancer, genetic disorders, personalized medicine, cardiovascular disease/ thrombophilia, women’s health, newborn screening and central nervous system disorders and plan to introduce three additional applications by the end of the first quarter of 2009. We offer and intend to develop tests with established reimbursement protocols by public and private payors. We have received FDA clearance for four of our applications, submitted notifications for 510(k) clearance to the FDA for two additional tests and intend to pursue clearance as required by the FDA for our other tests. We believe the depth and breadth of our application menu is a strong competitive advantage that will allow laboratories to more efficiently utilize laboratory space, labor and capital investment. In addition, our system is designed to permit us to develop new and enhanced applications without modification to our platform. We believe we have one of the broadest menus of commercially available applications provided on a single molecular diagnostics platform. In addition, the INFINITI™ system is capable of proteomic analysis. In 2004, we completed the feasibility and development of a 25 analyte cytokine protein microarray. We will focus on proteomic analysis when demand for multiplexing proteomic applications increases in the clinical diagnostic market.

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Ability to multiplex.    Many diseases and genetic disorders are caused by multiple genetic mutations. Similarly, pharmacogenetic based treatments often require the detection of multiple genetic biomarkers. Many existing molecular diagnostics technologies are only able to test for one genetic biomarker at a time. Our system is able to test for multiple biomarkers at the same time, or to multiplex, to assess multiple disease signatures from a single sample. As a result this reduces the size of the sample needed for the test and the time required to run the test. This is becoming increasingly important, for example, in HPV screening, which tests for several biomarkers and is often performed at the same time and using the same patient sample as the Pap test.

•

Quick turnaround and high-throughput.    We believe our system can substantially increase a laboratory’s throughput over “home-brew” and other manual and semi-automated tests through automation, multiplexing from a single sample and the ability to detect multiple biomarkers of multiple patients simultaneously. Our QUAD BioFilmChip™ is capable of testing up to four different patient samples simultaneously on one chip. This, combined with our system’s automation, allows up to 48 patient samples to be processed in a single run and over 100 patient samples in a 24 hour period. We have developed a technology that allows up to eight different patient samples to be tested on one BioFilmChip™. Our MRSA-HAI test will use this technology as the test will be used in a high volume hospital environment.

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Increased accuracy of results.    Human handling of samples is the most common cause of contamination and error in existing technologies. By automating these processes and significantly reducing the chance of human error and contamination, our system provides more accurate and repeatable test results than manual and semi-manual tests. In addition, we believe our fluorescence amplification method produces results that are more sensitive and specific than existing testing methods. For example, we have conducted studies that demonstrate that our system has achieved sensitivity to the level of detection of 10 copies of mycobacterium tuberculosis and 20 copies of HPV, which we believe is more sensitive than other commercially available tests.

Our strategy

Our objective is to become a leading provider of molecular diagnostics products to hospitals, reference laboratories and specialty clinics. Our target molecular diagnostics market segments are infectious disease, cancer, genetic disorders, personalized medicine, cardiovascular disease/thrombophilia, women’s health, newborn screening and central nervous system disorders. To achieve our objective, we intend to:

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Establish an installed base.    We intend to establish a large base of INFINITI™ Analyzers. We believe that the ease of use, cost-effectiveness and broad application menu offered by our system will generate demand from hospitals and smaller reference laboratories for whom it is uneconomical to develop their own tests and who would prefer to offer molecular diagnostics tests rather than outsourcing the tests. We offer the INFINITI™ Analyzer through direct sale and our Reagent Access Plan where an INFINITI™ Analyzer is placed at the customer’s location at no direct cost in return for a commitment from the customer to purchase a minimum volume of consumables. A large installed base should generate significant recurring demand for testing consumables, including our BioFilmChips™ and Intellipac™ Reagent Management Modules.

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Develop and launch new applications to expand our test menu.    Developing a broad menu of applications to run on our system increases the value of our system and drives additional placements and increased consumable purchases. We launched the INFINITI™ system in 2005 with an introductory panel of four applications. As of September 30, 2008, we offered 30 applications, and plan to introduce three additional applications by the end of the first quarter of 2009. We currently offer most of our products for research use only and intend to pursue FDA clearance or approval in order to market them for clinical diagnostic use as requested by the FDA. We offer and intend to develop tests with established reimbursement protocols by public and private payors. We believe the depth and breadth of our application menu will be a strong competitive advantage that will allow laboratories to more efficiently utilize laboratory space, labor and capital investment. In addition, the depth and breadth of our test menu diversifies our revenue sources so we are not solely dependent on the performance of one application.

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Align with key opinion leaders and increase scientific awareness.    We have focused on key opinion leaders and clinical research laboratories, including ARUP Laboratories, Cleveland Clinic, The Johns Hopkins Hospital, Louisiana State University Hospital Health Science Center, Montreal Heart Institute, New York Presbyterian Hospital and San Francisco General Hospital, to increase awareness of our system, to demonstrate its benefits relative to existing technologies and to accelerate its adoption in the molecular diagnostics market. We also seek to increase awareness of our products through participation at trade shows and academic conferences where we sponsor lectures by leading scientific figures and through strategic placements of advertisements in various industry publications. Over the last two years, our system has been discussed in six published peer review articles.

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Pursue FDA clearance or approval as required by the FDA.    We believe there is strong market demand for FDA cleared and approved tests because FDA cleared or approved tests do not require validation by the laboratory. We have already received FDA clearance for four of our applications and the INFINITI™ Analyzer, submitted two additional notifications for 510(k) clearance to the FDA and intend to pursue clearance or approval as required by the FDA for our other tests. We believe that most of our applications will require only 510(k) clearance rather than the more time-consuming and expensive process of obtaining pre-market approval (PMA) from the FDA. However, in certain cases where we believe a PMA is required, such as for our HPV screening test, we intend to submit a PMA application for approval.

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Target key customer segments.    We focus our sales efforts on reference laboratories, specialty clinics and hospital laboratories. We are marketing and selling the INFINITI™ system in the U.S. through our own sales and marketing organization. We emphasize the low cost, ease of use, bench-top convenience and high quality and consistent results of our system, as well as the versatility afforded by a broad test menu on a single system. We currently have distributors in Switzerland, Canada, Italy, Singapore and Portugal. We plan to expand our distribution networks in Europe and Asia to increase international sales.

Our HPV opportunity

Our strategy is to become a key provider of HPV testing products. We have developed two HPV tests, one for primary screening of high-risk types of HPV and the other for genotyping, which are available for sale on an RUO basis. Our HPV Quad screening test is designed to simultaneously detect the presence of high-risk types of HPV in four different patient samples on a single BioFilmChip™. Our HPV Genotyping test is designed to identify 26 high and low risk HPV types. We believe our tests will offer several competitive advantages over existing tests such as full automation, low sample requirement, reducing the incidence of QNS (Quantity Not Sufficient) samples (not a sufficient amount of sample left after pap specimen processing for ancillary testing) and a high degree of accuracy and specificity. We submitted a proposed clinical protocol to the FDA for our pre-IDE meeting. At this meeting, we will seek to obtain the FDA’s input regarding the design of the clinical trial necessary to pursue PMA approval of the HPV Quad screening test. We believe that this PMA process will take two to three years to complete, although it could take longer depending on the definitive requirements imposed by the FDA and approval is not assured. We intend to submit a 510(k) notification to the FDA for our HPV Genotyping test in 2009.

HPVs are a group of over 100 types of common viruses, of which at least 13 are considered high-risk HPV types that are thought to cause cervical cancer. According to the CDC, there are more than 6.2 million new genital HPV infections per year in the U.S., and women have an 80% chance of acquiring HPV by the time they are 50. Even though only a small percentage of infected women will develop cervical cancer, worldwide it is still second only to breast cancer in incidence and the third most frequent cause of cancer death in women. Worldwide, there are approximately 470,000 new cases of invasive cervical cancer annually, leading to 300,000 deaths each year.

The primary cervical cancer screening method for the last 50 years is the Papanicolaou test (“Pap” test). The conventional Pap test involves obtaining a sample of cervical/vaginal cells and examining the sample under a microscope, while the newer liquid-based Pap test may improve accuracy by removing extraneous cells while preserving the sample cells. Pap results are classified as being normal, abnormal or equivocal (atypical squamous cells of undetermined significance, or ASC-US). ASC-US results are sent for HPV DNA testing or colposcopy. Abnormal or HPV positive results are recommended for colposcopy, and the cervix is examined for abnormalities. A biopsy may also be performed. While the Pap test is currently the standard of care for cervical cancer screening, the Pap test itself has a number of limitations, including: (1) false negative due to sampling errors, (2) inherently subjective nature of the test and (3) limited predictive value and inability to detect high-risk HPV types, the primary cause of cervical cancer. In 2001, the American Society for Colposcopy and Cervical Pathology (ASCCP) 2001 Consensus Guidelines (published April 2002) recommended HPV DNA testing as an acceptable method for management of women with ASC-US. More recently, the American Cancer Society (ACS) (November 2002), the American College of Gynecologists (ACOG) (August 2003, September 2005), and ASCCP (February 2004, September 2006) updated their guidelines to support the use of a combination of the Pap test and HPV DNA testing as a primary screen for cervical cancer in women age 30 and older. Recent studies have concluded that molecular diagnostics tests for high-risk HPV types are more accurate than the Pap test in detecting cervical cancer.

The finding that cervical cancer primarily occurs in women infected with specific, “high-risk” types of HPV has led to the development of novel, non-cytology-based cervical cancer prevention strategies. HPV DNA testing is used to manage women over the age of 30 with cervical abnormalities detected through screening in order to avoid unnecessary colposcopy and excessive follow-up if the woman is HPV negative.

We believe that over the past several years, the growth of high-risk HPV testing in the U.S. has been driven by: (1) an increasing body of clinical data that highlight the strong negative predictive value of high-risk HPV testing, (2) high risk HPV testing’s inclusion in professional guidelines (ASCCP, ACS, ACOG), (3) increased consumer awareness through direct-to-consumer advertising initiated by a leading provider of HPV DNA testing products and the approval of HPV vaccines and (4) favorable reimbursement coverage. In 2006 Frost & Sullivan, an independent market research firm, estimated that there was a worldwide market opportunity of $1 billion for HPV testing.

Our products

INFINITI™ Analyzer

The INFINITI™ Analyzer, the centerpiece of the INFINITI™ system, is a bench top instrument that integrates and automates the discrete processes of sample handling, reagent management, hybridization, detection and results analysis of genes in a self-contained system. To avoid contamination of samples or reagents, disposable pipette tips are used for each step in the test, eliminating pumps, plumbing and tubing and resulting in minimal biohazardous liquid waste. The INFINITI™ Analyzer is controlled by the embedded Qmatic™ scheduling software. The software allows the INFINITI™ Analyzer to operate different phases of a test for several samples concurrently and controls all of the robotic functions of the INFINITI™ Analyzer, assay process protocol, detection system, result analysis and report generation. After the test is completed the INFINITI™ Analyzer generates an electronic report that can be transmitted directly to a laboratory information system.

Many of our INFINITI™ Analyzer’s features have been specifically designed for the clinical environment. The INFINITI™ Analyzer has been designed to operate on a “load and go” basis. To run an application, an operator only needs to load prepared test samples into the INFINITI™ Analyzer, along with the specific BioFilmChips™ and Intellipac™ Reagent Management Modules that support a broad menu of applications. Once the INFINITI™ Analyzer is loaded and the tests are initiated, no supervision is required. Our system optimizes use of laboratory space and simplifies operator interface and results analysis from raw data. From the perspective of the operator, the test protocols are identical, which eliminates the need to repeatedly train operators when additional applications are added.

INFINITI™ applications

As of September 30, 2008, we offered 30 applications, of which four had been cleared by the FDA and 26 were offered on an RUO basis. We plan to introduce three additional applications by the end of the first quarter of 2009. We have targeted several market segments and plan to increase the number applications offered in each segment, thus increasing the utility of our system to customers. We believe the depth and breadth of our application menu is a strong competitive advantage that will allow laboratories to more efficiently utilize laboratory space, labor and capital investment. Each of our applications is sold as a kit that includes BioFilmChips™ and Intellipac™ Reagent Management Modules specific to the application and a buffer solution used to prepare patient samples for testing.

Our Test Menu

As of September 30, 2008, we offered the following applications to be run on the INFINITI™ Analyzer:

		Market Segments							
Application[1]	Tests for	Infectious disease	Cancer	Human genetics	Personalized medicine	Cardiovascular / thrombophilia	Women's health	Newborn screening	Central nervous system disorders
HPV Quad (Screening)[2]	Cervical cancer risk	●	●				●		
HPV Genotyping[3]	Cervical cancer risk	●	●				●		
Respiratory Virus Panel	Respiratory illness	●							
MDR-TB	Drug resistance to leading treatments	●							
NTM	Nontuberculous mycobacterium infection	●							
STD-6 QUAD	Gonorrhea, chlamydia, trichomonas and others	●					●		
5-FU (Fluorouracil)	Metabolism of leading cancer drug		●		●				
EGFR	Lung cancer drug efficacy		●		●				
CHEK-2	Familiar breast cancer risk		●	●			●		
NAT-2	Bladder and other types of cancer risk		●		●				
Breast Cancer Triplet	Breast cancer risk		●	●			●		
UGT1A1[4]	Initial dosing of leading cancer drug		●		●				
CYP450 2D6T	Efficacy of leading breast cancer drug		●		●		●		
CFTR-31[3]	Cystic fibrosis gene mutation			●				●	
Ashkenazi Jewish Panel	Diseases more prevalent in the Ashkenazi Jewish population			●				●	
Factor II (FII)[5]	Increased risk of blood clots					●			
Factor II Plus	Increased risk of blood clots					●			
Factor V (FV)[5]	Increased risk of blood clots					●			
FII-V Panel[5]	Increased risk of blood clots					●			
MTHFR	Increased risk of blood clots		●			●	●		
FII-FV-MTHFR Panel	Increased risk of blood clots					●			
FII Plus-FV-MTHFR Panel	Increased risk of blood clots					●			
Warfarin Assay[5]	Sensitivity to Warfarin				●				
Warfarin Plus[4]	Sensitivity to Warfarin				●				
Warfarin XP	Sensitivity to Warfarin				●				
CYP450 2D6	Drug metabolism		●		●				●
CYP450 2C19	Drug metabolism				●				●
MDR-1	Drug metabolism		●		●				●
CYP450 3A4	Drug metabolism		●		●				●
CYP450 3A5	Drug metabolism		●		●				●

(1) Unless otherwise indicated, the tests listed in this table have not been cleared or approved for diagnostic use by the FDA and are sold on an RUO basis.

(2) We have submitted a proposed clinical trial protocol for a PMA to the FDA for our HPV Quad Screening test.

(4) We have submitted notifications to the FDA for 510(k) clearance for our UGT1A1 and Warfarin Plus tests.

(5) We have received 510(k) clearance for our Warfarin test and our FII, FV and FII-V Panel tests.

We are developing the following applications:

Of our applications released for sale listed above, we believe we are the only company currently selling the following tests in the U.S. on an RUO basis:

•	Warfarin XP;
•	MDR-TB;
•	NAT-2;
•	CYP450 3A4;
•	CYP450 3A5;
•	CYP450 2D6T;
•	MDR-1;
•	5-FU;
•	EGFR; and
•	NTM

Descriptions of our tests

The following is a description of our tests that are available for sale. Unless otherwise indicated, the tests described below have not been cleared or approved for diagnostic use by the FDA and are sold on an RUO basis.

HPV.    Our HPV Quad screening test is designed to simultaneously detect the presence of high-risk types of HPV in four different patient samples on a single BioFilmChip™. Our HPV Genotyping test is designed to identify 26 high and low risk HPV types. These tests are designed to identify women at high risk for the development of cervical disease and cervical cancer.

RVP.    Our RVP test is designed to detect the presence of 24 common respiratory viruses found in the human respiratory tract. Anti-viral therapies are available for some but not all of these respiratory viruses. Many of the symptoms and signs of respiratory virus infections are similar and overlap, and a fast and accurate diagnosis is critical for timely and proper anti-viral treatment, quarantines or other intervention. Respiratory virus testing may also minimize the chances of inappropriate administration of antibiotics.

MDR-TB.    Our multidrug-resistant tuberculosis (MDR-TB) test is designed to detect the presence of tuberculosis and assesses drug resistance to the tuberculosis treatments Rifampin, Isoniazid and Pyrazinamide. Over 13,000 new cases of tuberculosis were recorded in the U.S. in 2007. Poor compliance with treatment protocols by patients has led to strains of MDR-TB. Currently available assays to determine tuberculosis drug resistance require a laboratory to grow a culture and perform drug susceptibility testing, which takes between two and eight weeks. The prolonged testing time associated with existing technologies imposes significant costs from additional hospital stays and quarantines and increases the likelihood that medications will be given inappropriately.

NTM.    Our nontuberculous mycobacterium (NTM) test is designed to detect the presence of twelve of the most common pathogenic NTMs from a single sample. Identification of these mycobacteria species may help physicians to determine appropriate therapy for the condition.

STD-6 QUAD.    Our sexually transmitted disease (STD) -6 QUAD test is designed to detect the presence of chlamydia, gonorrhea, trichomonas vaginalis, ureaplasma ureatyticum, mycoplasma hominis and mycoplasma in four different patient samples on a single BioFilmChip™. Chlamydia is the most frequently reported bacterial STD in the U.S. In 2006, approximately 1 million chlamydia infections were reported to the CDC in the U.S. Under-reporting is substantial because most people with chlamydia are not aware of their infections and do not seek testing. The CDC estimates that more than 700,000 persons in the U.S. are infected with gonorrhea each year.

5-FU.    Our Fluorouracil (5-FU) test is designed to detect and identify point mutations in the Dihydropyrimidine Dehyrogenase, MTHFR and Thymidylate Synthase genes that affect the toxicity and efficacy of 5-FU, a leading chemotherapy drug. 5-FU is given as a treatment for several types of cancer, including colon, rectal, breast, stomach and pancreatic cancers. Testing may help physicians to determine if a patient is at risk of developing severe side effects after administration of 5-FU and estimate efficacy of the treatment.

EGFR.    Our Epidermal Growth Factor Receptor (EGFR) test is designed to identify cancer patients who may respond to drugs that inhibit EGFR expression, including Tarceva and Gefitinib. EGFR is often over-expressed in lung and other types of malignancies with epithelial origins. Genotyping within exons 18 to 21 of the EGFR provides a tool to predict the response to treatment with pharmacologic agents which target the function of the EGFR by preventing the transduction of the proliferation signal.

CHEK-2.    Our CHEK-2 test is designed to identify patients with variants of the CHEK-2 gene that are associated with an increased risk of developing breast cancer. The CHEK-2 gene belongs to a class of genes known as tumor suppressor genes. Like many other tumor suppressor genes, CHEK-2 regulates the cell division cycle by keeping cells from growing and dividing too rapidly or in an uncontrolled way. A specific mutation in the CHEK-2 gene is associated with a moderately increased risk of breast cancer, particularly in European populations. Mutations in the CHEK-2 gene have also been found in other hereditary and somatic (not inherited) cancers, including prostate, lung, colon, kidney, thyroid and ovarian cancers.

NAT-2.    Our N-acetyltransferase 2 (NAT-2) test is designed to identify patients with select variants of the NAT-2 gene that are associated with an increased risk of developing bladder and other types of cancer. The NAT-2 gene is involved in the metabolism of several compounds relevant in pharmacology and toxicology, including certain chemicals known to be bladder and colorectal carcinogens. Identification of variants of the NAT-2 gene may also be used by physicians to reduce the risk of hepatotoxicity.

Breast Cancer Triplet.     Our Breast Cancer Triplet test is designed to identify patients with three genetic mutations common in the Ashkenazi Jewish population in the breast cancer 1 (BRCA1) and breast cancer 2 (BRCA2) genes that are associated with an increased risk of developing breast cancer. Researchers have found that approximately 2.3% of the Ashkenazi Jewish population have an altered BRCA1 or BRCA2 gene and that approximately 12% of breast cancers in the Ashkenazi Jewish population are attributable to mutations in the BRCA1 or BRCA2 genes.

UGT1A1.    Our UGT1A1 test is designed to identify patients with a select variant of the UGT1A1 gene that affects the toxicity of Irinotecan, a leading cancer drug. UGT1A1 is an enzyme located in the liver that metabolizes Irinotecan. The UGT1A1 *28 genotype increases risk of Irinotecan related toxicity due to a higher exposure in the liver to SN-38 Glucuronide, an inactive metabolite of Irinotecan. Approximately 10% of the North American population is at a higher risk of a toxic reaction to Irinotecan, including severe side effects such as diarrhea and neutropenia, because they carry two copies of the UGT1A1 *28 genotype.

CPY450 2D6T.    Our CYP450 2D6T test is designed to identify patients with select variants of the CYP450 2D6 gene that affect the efficacy of Tamoxifen, a breast cancer drug. Our CYP450 2D6T test detects the presence of additional variants that affect the efficacy of Tamoxifen as compared to our CYP450 2D6 test. Tamoxifen has been used for more than 30 years to treat early stage and metastatic breast cancer. Tamoxifen is also used as an adjuvant therapy after primary treatment to prevent breast cancer from returning and as a preventative treatment to reduce the risk of breast cancer in women who are at increased risk of developing breast cancer. The FDA is considering the need to relabel the drug Tamoxifen to recommend that genetic testing be performed for specific mutations in the CYP450 2D6 gene because these mutations affect the efficacy of the drug.

CFTR-31.    Our CFTR-31 test is designed to detect the presence of 31 mutations in the cystic fibrosis transmembrane conductance regulator (CFTR) gene which are associated with an increased risk of developing cystic fibrosis. Cystic fibrosis is an inherited chronic disease that affects the lungs and digestive system of about 30,000 children and adults in the U.S. and 70,000 worldwide, according to the Cystic Fibrosis Foundation. According to the American Lung Association, more than 10 million Americans are symptomless carriers of the defective cystic fibrosis gene. As of July 1, 2008, newborn cystic fibrosis screening is required by rule or law in 42 states in the U.S. and the District of Columbia. According to the CDC there are over 4 million births annually in the U.S.

Ashkenazi Jewish Panel.    Our Ashkenazi Jewish Panel test is designed to detect 31 genetic mutations associated with susceptibility to eight genetic diseases that occur more frequently in the Ashkenazi Jewish population, including Tay-Sachs disease, Canavan disease, familial dysautonomia, Gaucher’s disease, Fanconi Anemia, Niemann-Pick disease and Bloom Syndrome.

Factor II / Factor V / FII-V Panel.    Our Factor II, Factor V and FII-V panel tests received 510(k) clearance from the FDA in February 2007. The tests are designed to identify patients with select variants of the Factor II and Factor V genes associated with an increased risk of developing blood clots. Factor II and Factor V play important roles in the coagulation cascade. The Factor II (Prothrombin) mutation is the second most common genetic defect for inherited thrombosis, and the Factor V (Leiden) mutation is the most common.

Factor II Plus / MTHFR / FII-FV-MTHFR Panel / FII Plus-FV-MTHFR Panel.    Our thrombophilia tests are designed to identify patients with select variants of the Factor II, Factor V and MTHFR genes associated with an increased risk of developing blood clots. MTHFR is a metabolic enzyme involved in the conversion of homocysteine. Reduced levels of MTHFR activity lead to elevated blood concentrations of homocysteine, referred to as hyperhomo-cysteinemia, which is a recognized risk factor for cerebrovascular, peripheral vascular and coronary heart disease.

Warfarin.    Our Warfarin test received 510(k) clearance from the FDA in January 2008. The test is designed to identify patients with select variants of the CYP450 2C9 and Vitamin K epoxide reductase (VKORC1) genes that affect the metabolism of the oral anticoagulant Warfarin. The test detects three CYP450 2C9/VKORC1 variants. Warfarin, which is marketed as Coumadin, is the most widely prescribed anticoagulant for thromboembolic therapy in North America and Europe. Individuals metabolize Warfarin differently, and if its administration is not managed carefully, life threatening side effects may occur. According to the FDA, Warfarin is the second most common drug implicated in emergency room visits for adverse drug events. Doctors are more safely able to prescribe Warfarin through the detection of certain CYP450 2C9/VKORC1 variants.

Warfarin Plus and Warfarin XP.    Our Warfarin Plus and Warfarin XP tests are designed to identify patients with select variants of the CYP450 2C9 and VKORC1 genes that affect the metabolism of the oral anticoagulant Warfarin. Our Warfarin Plus and Warfarin XP tests are designed to detect expanded numbers of CYP450 2C9/VKORC1 variants found in certain ethnic groups as compared to our Warfarin test.

CYP450 2D6.    Our CYP450 2D6 test is designed to identify patients with select variants of the CYP450 2D6 gene that affect the metabolism of many drugs, including the antidepressants Paroxetine and Fluoxetine and the cancer drug Tamoxifen. The presence of these variants may be used by a doctor to determine the cause of amplified side effects to a drug and unresponsiveness to the therapeutic effects of a drug. The presence of these variants may also be used to rule out other causes of poor response to drugs. CYP450 2D6 is estimated to be involved in the metabolism of as many as 20% of commonly prescribed drugs.

CYP450 2C19.    Our CYP450 2C19 test is designed to identify patients with select variants of the CYP450 2C19 gene that affect the metabolism of many drugs, including Diazepam (an antiepileptic drug) and Pantoprazole (a proton pump inhibitor). The presence of these variants may be used by a doctor to determine the cause of amplified side effects to a drug and unresponsiveness to the therapeutic effects of a drug.

MDR-1.    Our MDR-1 test is designed to identify patients with select variants of the MDR-1 gene that affect the transport of hydrophobic drugs and xenobiotics in the bowel, kidney, liver and the blood-brain barrier. Drugs interacting with this protein may be useful for the reversal of cancer drug resistance, or for increasing the absorption or the brain entry of various pharmacological agents. The presence of select variants of MDR-1 may be used to help predict how the agents will penetrate through different pharmacological barriers, how new anti-cancer or anti-parasite agents will interact with MDR-1 and potential liver toxicity.

CYP450 3A4 / CYP450 3A5.    Our CYP450 3A4 and CYP450 3A5 tests are designed to identify patients with select variants of the CYP450 3A4 and CYP450 3A5 genes that affect the metabolism of many drugs, including most calcium channel blockers, most benzodiazepines and HIV protease inhibitors. The presence of these variants may be used by a doctor to determine the cause of amplified side effects to a drug and unresponsiveness to the therapeutic effects of a drug. Among the CYP450s, the subfamily CYP450 3A is responsible for the metabolism of approximately 60% of the currently known therapeutic drugs.

Tests we are developing for future sale

The following is a description of tests that we are developing for future sales.

ALS.    We are developing an amyotrophic lateral sclerosis (ALS) test. We expect this test will identify patients with genetic mutations associated with the development of the inherited form of ALS. ALS, which is often referred to as “Lou Gehrig’s Disease,” is a progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord. At the late stages of the disease, patients are paralyzed.

Alpha Thalassemia.    We are developing an alpha thalassemia test. We expect this test will identify patients with select variants of the alpha globin genes. Alpha thalassemia is a group of blood disorders that affect the production of normal hemoglobin and causes different forms of anemia. The severity and type of anemia depends upon the number of alpha globin genes that are affected.

Carbamazepine.    We are developing a Carbamazepine test. We expect this test will identify patients with a select variant of the human leukocyte antigen (HLA) gene that is associated with an increased risk of serious dermal toxicities to Carbamazepine in individuals with Asian ancestry, including South Asian Indians. Carbamazepine is a drug used to treat epilepsy, bipolar disorder and neuropathic pain. The FDA recently recommended that screening for this allele should be performed before starting treatment with Carbamazepine in patients with Asian ancestry.

Pelvic Inflammatory Disease Panel.    We are developing a Pelvic Inflammatory Disease Panel test. We expect this test will detect the presence of chlamydia, gonorrhea, trichomonas vaginalis, ureaplasma ureatyticum, mycoplasma hominis and mycoplasma genitalium. Pelvic inflammatory disease (PID) can damage the fallopian tubes and tissues in and near the uterus and ovaries and possibly lead to infertility, ectopic pregnancy (a pregnancy in the fallopian tube or elsewhere outside of the uterus), abscess formation and chronic pelvic pain. The CDC estimates that each year more than 1 million women experience an episode of acute PID and that more than 100,000 women become infertile each year as a result of PID.

Plavix Panel.    We are developing a Plavix Panel test. We expect this test will identify patients with select variants of the CYP450 2C9 and CYP450 2C19 genes that affect the metabolism and efficacy of the drug Plavix. Plavix prevents blood components called platelets from sticking together and forming a clot.

Warfarin Resistance Panel.    We are developing a Warfarin Resistance Panel. We expect this test will identify variants of the CYP450 2C9, VKORC1, Factor II and Factor V genes that play a role in resistance to Warfarin.

MRSA-HAI.    We are developing a MRSA-HAI test. We expect this test will detect the presence of certain hospital acquired infections (HAIs), including methicillin-resistant staphylococcus aureus (MRSA). Molecular diagnostics tests for HAIs that can be completed on-site in a relatively short time period permit hospitals to screen incoming patients for these diseases and thereby improve patient welfare and reduce the significant costs associated with HAIs. According to the CDC, in U.S. hospitals alone, HAIs account for an estimated 1.7 million infections and 99,000 associated deaths each year. The CDC has estimated that approximately 95,000 persons develop a serious MRSA infection annually in the U.S. with approximately 19,000 persons dying as a result. Approximately 85% of all invasive MRSA infections are associated with healthcare-related sources. New laws in both the U.S. and Europe have urged hospitals to take the necessary precautions to limit HAIs and MRSA infections. In addition, to encourage hospitals to improve quality of care, for certain hospital inpatients discharged on or after October 1, 2008, Medicare and some state Medicaid programs no longer pay for the additional costs of care associated with certain hospital-acquired conditions. This may include infections caused by MRSA. At this time, we cannot predict the full impact of the new payment restrictions on our business.

Our technology

The INFINITI™ system uses four key technological innovations that automate the discrete processes of genetic and protein testing for clinical laboratories in a fully integrated molecular diagnostics system. These four innovations are: (1) the INFINITI™ Analyzer; (2) the BiofilmChip™;

(3) the Intellipac™ Reagent Management Module; and (4) the multiplexing assay format (the ability to detect hundreds of disease-specific biomarkers by running multiple tests on one or more samples simultaneously).

INFINITI™ Analyzer

The INFINITI™ Analyzer is an automated, multiplexing, continuous flow, random access microarray platform that is designed to integrate all the discrete processes of genetic and protein testing, including sample handling, reagent management, hybridization, stringency and detection for the analyses of DNA sequences, into a self-contained system. The INFINITI™ Analyzer features a built-in confocal microscope with two lasers, a thermal stringency station and a temperature cycler for denaturing nucleic acids for allele-specific primer extension. The INFINITI™ Analyzer is designed to operate in a random access mode. To avoid contamination of samples or reagents, disposable pipette tips are used for each step in the assay. This eliminates the use of pumps, plumbing or tubing resulting in minimal biohazardous liquid waste.

The INFINITI™ Analyzer hardware is controlled by the Qmatic™ scheduling software, which is embedded within the on-board computer. The Qmatic™ software has a schedule manager that is designed to control all operations of the INFINITI™ Analyzer, including assay protocol, fluid handling, robotics, optical detection and results analysis. This proprietary scheduling software gives the INFINITI™ Analyzer flexibility. Some key features include: (1) processing of 24 microarrays simultaneously; (2) running multiple samples and multiple applications at the same time; (3) assay protocol monitoring; and (4) multiplexing different patient samples on the single microarray for increased throughput and reduced cost.

Assays are processed automatically and read by the built-in confocal microscope. Results are analyzed and presented in numerical and graphical format. The data generated is analyzed and formatted as a result report. The electronic results report can be reviewed via the LCD screen or can be transmitted directly to a laboratory information system.

INFINITI™ Analyzer functional layout

BioFilmChip™

The BioFilmChip™ consists of multiple layers of a three dimensional hydro-gel matrix coated on polyester film sandwiched between a plastic base and a reaction body to form the microarray. Polyester film, with length of up to 10,000 feet and width of up to 18 inches, is coated with four different layers of emulsions and then cut into sections for each BioFilmChip™. Each of the emulsion layers has a unique formulation designed to address a specific function necessary for the film to act as the base of the microarray. The first layer, the surface preparation layer, smoothes the film surface. The second optical blocking layer blocks any intrinsic fluorescence, allowing us to raise the gain of the detection system and giving our system greater sensitivity. The third layer is the linking layer that allows us to attach biochemical sensors. The fourth layer is the surfactant layer that breaks the surface tension so the sample is spread evenly on the chip. Coating enough film for 15 million microarrays takes between six and seven days. The microarrays are printed with 36 to 1,024 individual features of biochemical sensors depending on the assay requirement. The spotted microarrays are then packaged into a specifically designed magazine. Four of the microarray magazines can be loaded on the INFINITI™ Analyzer at one time.

BioFilm cross-sectional view
Microarray assembly components	Microarray	Microarray magazine

Intellipac™ Reagent Management Module

The Intellipac™ Reagent Management Module holds the reagent needed to conduct specific applications. The reagent module is designed to communicate all relevant information about an assay to the INFINITI™ Analyzer without any intervention from the operator, saving time and preventing errors. Information saved on the module includes: reagent identification; expiration dates; lot number; amount of reagent remaining for future tests; specific instructions for assay processing; and the time last used and on what instrument. This is accomplished by a read write memory chip embedded in the module. The instrument opens the reagent module and breaks the seal, reads all the needed information and prompts the operator for further action if needed.

Intellipac™ Reagent module

Multiplexing assay format

Microarray test methods

The BioFilmChip™ has a set of unique universal immobilized capture probes (or zip codes). Specific zip codes are immobilized at each predetermined spot to the microarray. A target gene-specific detection primer is hybridized (the reaction of complementary DNA sequences) to the PCR amplicon of the sample. (PCR, or Polymerase Chain Reaction, is an enzymatic reaction that makes millions of copies of DNA. The PCR-copied products are known as PCR amplicons.) The hybridized detection primer is designed to extend in presence of a fluorescence precursor to produce a fluorescent extension product which hybridizes to the microarray (the process increases the signal so that the detection system can read it). The detection primer has two complementary parts: one target specific and the other immobilized capture probe specific. The capture probe specific part has no sequence homology with the target. After hybridization and washing of the excess unbound probes, the chip is scanned for fluorescence and the data is analyzed. Once multiplexed PCR is complete, the amplicons are subjected to the detection primer extension reaction, which proceeds for several extension cycling steps. At the beginning of each cycle, a primer anneals to the amplicon and is extended. During extension, a fluorescence dye-labeled nucleotide is incorporated. At the end of a cycle, the extended primer is denatured from its target, which is then available for another cycle in which a new primer anneals. Thus, multiple dye-labeled probes are generated, which will hybridize to the microarray. We believe our fluorescence amplification method produces results

Schematic of the microarray test process (Figure 1)

This schematic illustrates the microarray test process. In the microarray test process, first, PCR is used to make millions of copies of the sample DNA. The sample copies then react (hybridize) with the detection primer specific to the genetic variant being tested. (See 1, Detection Primer Hybridization above). Then, each hybridized sample copy and detection primer go through an extension process, which incorporates a fluorescence dye-labeled nucleotide into the sample. (See 2, Detection Primer Extension above). The resulting product is referred to as a dye-labeled probe. The dye-labeled probe then binds to a specific site on the microarray that corresponds to its detection primer tag (or zip code). The INFINITI™ Analyzer scans for presence of the dye-labeled probe at the appropriate site to determine whether the genetic variant being tested for is present in the sample DNA.

that are more sensitive and specific than existing testing methods. For example, we have conducted studies that demonstrate that our system has achieved demonstrate that our system has achieved sensitivity to the level of detection of 10 copies of mycobacterium tuberculosis and 20 copies of HPV, which we believe is more sensitive than other commercially available tests.

The 3’ ends of the detection primers contain sequences complementary to the amplicon sequence being analyzed. Extension of the primers occurs only when the 3’ end of a particular primer precisely matches its complementary amplicon sequence. The requirement for perfect matching is intended to confer specificity on the reaction and makes the discrimination between wild type and mutant alleles (or variants) possible. It is important to emphasize that the detection primer extension process involves labeling of complementary probes. However, no amplification of the amplicon occurs during this step. The hybridization module is where the extended detection primers are applied to the microarray, which is positioned in a sealed hybridization chamber maintained at a specific temperature. During this step, anti-zip codes that are part of the extended detection primers target and hybridize to complementary immobilized zip code oligonucleotides spotted on the microarray. Only those spots where labeled primers have hybridized to their complementary zip codes are labeled with a fluorescent molecule and are therefore detected by the optics module. Genotypes specific to each sample are then assigned.

Sample multiplexing assay format

A proprietary sample multiplexing assay format developed by us allows multiple samples to be processed simultaneously on a single microarray. Our proprietary QUAD format increases our system throughput by over 300% and reduces the cost of our tests by approximately 70%. Special capture probes creating multiple zones are attached on the microarray. Each assay specific reagent is then designed with the compliment probe to each of the zones. After the assay protocol, the instrument decodes the data and processes it as an individual sample result.

Schematic of sample multiplexing format (Figure 2)

This schematic illustrates the sample multiplexing format of the INFINITI™ system. Patient samples are first individually processed as described in Figure 1 above. During this process, each patient sample is assigned a separate set of detection primer tags. The detection primer tags correspond to one of four separate zones on the microarray (one zone for each patient sample). After the dye-labeled probes bind to the specific site on the microarray that corresponds to its detection primer tag, the INFINITI™ Analyzer scans for presence of the dye-labeled probes at the appropriate sites to determine whether the genetic variant being tested for is present in each of the patient samples.

Microarray scanning and result interpretation

The optics module in the INFINITI™ Analyzer is a lightproof assembly comprised of a three-axis electromechanical stage, camera and laser and a photomultiplier tube. Using an excitation wavelength from the laser light source, the camera takes micron-level pictures of reference fluorescent dye spots on the BioFilmChip™. The integrated software uses that data to calculate the location of the spots on the specific microarray, and the optics module scans those calculated locations. The optics module scans and analyzes the microspots on the microarray. The number of spots on a BioFilmChip™ can vary up to 1,024.

Images of low to medium density microarray scans

Research and development

Our research and development efforts are focused on developing enhancements to the INFINITI™ Analyzer, developing additional applications, improving current applications and supporting clinical studies and trials for key applications. We spent $1.8 million, $2.3 million, $2.6 million, and $1.7 million on research and development in the nine months ended December 31, 2005, the years ended December 31, 2006 and 2007 and the six months ended June 30, 2008, respectively.

Developing new applications is our primary research and development focus. Developing a broad menu of applications should increase the value of our system, drive additional placements and increase consumable sales. We plan to introduce three additional applications by the end of the first quarter of 2009. We plan to address the areas of infectious disease, cancers, genetic disorders and personalized medicine. We also focus our research and development efforts on improving existing applications as new genomic research becomes available. For example, we recently conducted various studies to detect alleles involved with Warfarin metabolism that are more common among certain ethnic groups. This resulted in our development of our Warfarin XP test with enhanced ethnic characterizations.

Our research and development efforts also include conducting clinical studies and trials to support our FDA 510(k) clearance and PMAs and to explore opportunities to enhance the INFINITI™ Analyzer. Apart from internal development, we expect to gain access to intellectual property and specific applications through collaborating with clinical researchers in academic and private settings. We have entered into strategic partnerships with leading scientific institutions for the development of additional applications. Where appropriate, we enter into royalty agreements with our collaborative partners to license intellectual property for use in our applications.

Sales and marketing

Our sales and marketing strategy is to focus on key customers and customer segments to quickly establish a large installed base. We focus our sales efforts on reference laboratories, specialty clinics and hospital laboratories and emphasize the low cost, ease of use, bench-top convenience and high quality and consistent results of our system, as well as the potential for versatility afforded by a broad test menu on a single system. As part of this strategy, we target key opinion leaders and clinical research laboratories, including ARUP Laboratories, Cleveland Clinic, The Johns Hopkins Hospital, Louisiana State University Hospital Health Science Center, Montreal Heart Institute, New York Presbyterian Hospital and San Francisco General Hospital, to increase awareness of our system, to demonstrate its benefits relative to existing technologies and to accelerate its adoption in the molecular diagnostics market. We believe our system’s advantages over existing technologies and the adoption of our product by key opinion leaders will generate demand from hospitals and smaller reference laboratories for whom it is uneconomical to develop their own tests and who would prefer to offer molecular diagnostics tests in house. Our goal is to place a large base of INFINITI™ Analyzers in the market to generate sales of our BioFilmChips™ and Intellipac™ Reagent Management Modules.

We offer the INFINITI™ Analyzer through direct sale and a Reagent Access Plan where an INFINITI™ Analyzer is placed at the customer’s location at no direct cost to the customer in return for a commitment by the customer to purchase a minimum volume of test applications. To execute our marketing strategy, we have established a direct sales force of 17 sales persons located in key metropolitan cities in the U.S. To supplement our sales and marketing effort, we maintain a customer support team that is comprised of training specialists, hotline staff, field service engineers and application specialists. Our technical service line is staffed by experienced molecular biologists or engineers who are well trained on the functioning of the INFINITI™ Analyzer and the applications and are able to rapidly provide assistance to the customer. We also have assigned product managers who focus on the major molecular diagnostics categories of infectious disease, cancer, genetic disorders and pharmacogenetics to develop product specific strategies to identify market opportunities and to position the product against competitors to maximize market penetration.

To increase company and product awareness, we attend major trade shows for the diagnostic industry and actively participate in scientific abstract presentations by key customers. We also collaborate with research partners in preparing publications for leading journals, advertise our products and sponsor molecular diagnostics events. We further conduct webinars and grand rounds to promote the utility of our products to our potential customers.

We focus our development efforts on applications with established reimbursement rates from third-party payors such as private insurance plans, managed care organizations, and Medicare and Medicaid. In the U.S., the American Medical Association assigns specific Current Procedural Terminology (CPT) codes, which are necessary for the reimbursement of diagnostic tests for third-party payors. Once the CPT code is established, the Centers for Medicare and Medicaid Services establish reimbursement payment levels and coverage rules under Medicaid and Medicare, and private payors establish rates and coverage rules independently. Each of the tests performed is covered by established CPT codes and are therefore approved for reimbursement by Medicare and Medicaid as well as most third-party payors.

We currently have distributors in Switzerland, Canada, Italy, Singapore and Portugal. We plan to expand our distribution networks in Europe and Asia to increase international sales.

Manufacturing

We operate within a 33,400 square foot building in Carlsbad, California that houses our research and development, manufacturing, warehousing and administrative offices. The facility is located conveniently in a major industrial center between San Diego and Orange County.

We manufacture INFINITI™ Analyzers, BioFilmChips™ and Intellipac™ Reagent Management Modules. We have implemented a fully integrated enterprise resource planning software system developed specifically for medical manufacturing companies. Although we believe our manufacturing facility is sufficient for our current and foreseeable requirements, we may need to expand for our growing business. If we are not able to expand our facilities on terms acceptable to use, our business could be materially adversely affected. We have relationships with vendors who are sources of raw materials and components for our product offerings, including reagents and oligonucleotides used for microarray spotting. Film coating capacity is becoming less available in the marketplace as film vendors move away from analog formats and focus increasingly on digital formats. However, we believe we have sufficient coating capacity for the foreseeable future, and we are in the process of developing the ability to coat film in-house.

We are registered with the FDA as a Medical Device Manufacturing Establishment and have established a quality system that we believe is in compliance with the FDA’s Quality Systems Regulations and ISO 13485. Our quality system covers all phases of product design and development, the manufacturing operations from purchasing to shipping, product distribution, installation and servicing.

Competition

We primarily face competition in the genomic testing markets from laboratory developed tests and products developed by public and private companies such as Abbott Laboratories Inc., Becton, Dickinson and Company, Celera, Inc., Cepheid Inc., Gen-Probe, Inc., Hologic, Inc., Innogenetics NV, Luminex Corporation, Nanosphere, Inc., Osmetech plc, Qiagen NV, Roche Diagnostics, Sequenom, Inc. and Third Wave Technologies, Inc. We believe that the INFINITI™ system competes with these companies primarily on the following factors: (1) number of applications; (2) cost-effectiveness; (3) ease of use; (4) bench top design; (5) accuracy of results; (6) clinical validations and FDA clearance; (7) throughput; and (8) multiplexing capability.

Many of our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales and distribution services organizations than we do. Many of our competitors also offer broader product lines and have greater brand recognition than we do. Moreover, our competitors may make rapid technological developments that may result in our technologies and products becoming obsolete before we recover the expenses incurred to develop them or before they generate significant revenue. Our success will depend, in part, on our ability to establish successful marketing, sales and distribution efforts.

Intellectual property and trade secrets

We have eight issued patents (including two in the U.S and six foreign counterparts) and 33 pending patent applications (including 11 in the U.S., 20 foreign counterparts and two Patent Cooperation Treaty applications). Our patents expire between 2018 and 2024. Our patent and patent applications cover certain of the technologies relating to the method and design of the BioFilmChip™ and its film technology, the design of the INFINITI™ Analyzer, the Intellipac™ Reagent Management Module, and the system’s chemistry methods, system robotics and signal enhancements.

In addition to our own application development efforts, we are currently using, and intend in the future to use, certain applications and biomarkers in the INFINITI™ system that have been developed by third parties. While a significant amount of intellectual property in the genomic field is already in the public domain, one of our applications requires and some of the future applications developed by us, or by third parties on our behalf for use in our system, may require that we license the right to use certain intellectual property from third parties and pay customary royalties or make one time payments. We license certain patents used in our UGT1A1 test. The license requires that we pay, among other amounts, a royalty equal to six percent of net sales of our tests that incorporate the patented technology. The license is terminable by us upon 90 days notice or by the licensor upon certain bankruptcy or liquidation events involving us or 30 days after licensor’s written notice of our failure to observe a material obligation of the license. We have also granted a license to one of our patents relating to our NAT-2 test. The license requires the licensee to pay, among other amounts, a royalty equal to six percent of net sales of any products that incorporate the patented technology. The license is terminable by the licensee upon 30 days notice or by us upon their failure to cure a payment default within 45 days or their failure to cure a material breach of the license other than a payment default within 90 days.

Government regulation

The healthcare industry, and thus our business, is subject to extensive federal, state, local and foreign regulation. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change.

Both federal and state governmental agencies continue to subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. As indicated by work plans and reports issued by these agencies, the federal government will continue to scrutinize, among other things, the billing practices of healthcare providers and the marketing of in vitro diagnostic healthcare products. The federal government also has increased funding in recent years to fight healthcare fraud, and various agencies, such as the U.S. Department of Justice, the Office of Inspector General of the Department of Health and Human Services, or OIG, and state Medicaid fraud control units, are coordinating their enforcement efforts.

We believe that we have structured our business operations and relationships with our customers to comply with applicable legal requirements. However, it is possible that governmental entities or other third parties could interpret these laws differently and assert otherwise. We discuss below the statutes and regulations that are most relevant to our business and most frequently cited in enforcement actions.

U.S. Food and Drug Administration regulation

The federal Food, Drug and Cosmetic Act (FFDCA) includes within the definition of a medical device any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory, intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals. Our in vitro diagnostic products are considered by the FDA to be medical devices. Among other things, pursuant to the FFDCA and its implementing regulations, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, marketing and promotion, and sales and distribution of medical devices in the U.S. to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the U.S. to international markets.

FDA’s premarket clearance and approval requirements

Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either clearance of a 510(k) pre-market notification, or PMA approval, from the FDA pursuant to the FFDCA. The FDA’s 510(k) clearance process usually takes from three to twelve months, but it can take significantly longer and clearance is never guaranteed. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer and approval is not guaranteed. Our INFINITI™ Analyzer, as well as our Factor II, Factor V, and Factor II-V panel tests are covered by 510(k) clearances granted in February 2007. Our Warfarin test is covered by a 510(k) clearance granted in January 2008.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency determines is associated with the device and a determination whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II, which requires the manufacturer to submit a pre-market notification requesting 510(k) clearance, unless an exemption applies. The premarket notification must demonstrate that the proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed “predicate device” that is either in Class I or Class II or is a Class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application. We believe that most of our applications are Class II devices for which 510(k) clearance is required, and we believe our HPV screening test is a Class III device subject to PMA requirements.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulations, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (General Controls). Many Class I devices are exempt from premarket regulation, however, some Class I devices require premarket clearance by the FDA through the 510(k) premarket notification process described below.

Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Premarket review and clearance by the FDA for Class II devices is generally accomplished through the 510(k) premarket notification procedure. Pursuant to the Medical Device User Fee and Modernization Act of 2002 (MDUFMA), as of October 2002, unless a specific exemption applies, 510(k) premarket notification submissions are subject to user fees. Certain Class II devices are exempt from this premarket review process.

Class III devices are those devices which are deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device. The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices are required to undergo the PMA approval process in which the manufacturer must prove the safety and effectiveness of the device to the FDA’s satisfaction. These devices almost always require formal clinical trials to demonstrate safety and effectiveness. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. Premarket approval applications (and supplemental premarket approval applications) are subject to significantly higher user fees under MDUFMA than are 510(k) premarket notifications. After approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

Medical devices can be marketed only for the indications for which they are cleared or approved. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to pursue a new 510(k) clearance, the agency may retroactively require the manufacturer to pursue 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. We have made modifications to our 510(k) cleared system, but have determined that, in our view, based on FDA guidance as to when to submit a 510(k) notification for changes to a cleared device, new 510(k) clearances or PMA approvals are not required. We cannot assure you that the FDA would agree with any of our decisions not to pursue 510(k) clearance or PMA approval. If the FDA requires us to pursue 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.

A clinical trial may be required in support of a 510(k) submission and generally is required for a PMA application. These trials generally require an effective Investigational Device Exemption (IDE) from the FDA for a specified number of patients, unless the product is exempt from IDE requirements or deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin 30 days after the submission of the IDE application unless the clinical trial is placed on clinical hold by the FDA and the appropriate institutional review boards at the clinical trial sites.In the future, we expect to submit additional 510(k) notifications or PMA applications in order to market new claims, uses or products.

Pre-clearance or pre-approval use

In order to market our devices for in vitro clinical diagnostic applications, clearance of a 510(k) or approval of a PMA is required. We believe that most of our applications are subject to the 510(k) process. Before we can submit a medical device for 510(k) clearance, we may have to perform a method comparison study at clinical sites to ensure that end-users can perform the test successfully. Method comparison studies typically require several months to complete and, although they may be conducted in a clinical environment, they are not typically regulated as clinical trials. A few of our applications, such as the HPV Quad screening assay, may require a PMA. PMA tests are typically more complex than 510(k) notifications and must generally be supported by clinical trials to demonstrate the clinical utility of the device under intended conditions of use. These trials are longer and more complex and may take a year or more to complete.

Clinical investigations of in vitro diagnostic tests, including our products and product candidates, typically are exempt from the IDE requirements. Thus, we do not need FDA’s prior approval to conduct clinical trials on our products, provided the testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, and does not intentionally introduce energy into the subject. Our devices that are undergoing clinical testing to support FDA clearance or approval can not be used for clinical diagnosis unless the diagnosis is confirmed by another medically established test or procedure.

We currently sell products that have not been cleared or approved for clinical use by the FDA to clinical laboratories to use for research purposes. We are not permitted to market these products for in vitro diagnostic use, and must establish distribution controls to assure that these products are not used for diagnostic purposes. We therefore market these products to laboratories for research or investigational use in the collection of research data. As required by FDA regulations, the assays are labeled, “For Research Use Only. Not for use in diagnostic procedures.” In some cases, laboratories certified under CLIA may use our products in their own laboratory-developed clinical tests when no FDA regulated analyte specific reagents or in vitro diagnostic products are available pursuant to guidelines recently issued by the College of American Pathologists. These guidelines have not been adopted or approved by FDA. While we believe that the sale of our products that have not been cleared or approved by the FDA for research purposes complies with FDA’s laws and regulations, the FDA may determine otherwise. If the FDA disagrees with the marketing of these products, we may be subject to a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution.

Pervasive and continuing FDA regulation

After a device is placed on the market, regardless of the classification or premarket pathway, significant regulatory requirements apply. Even if regulatory approval or clearance of a medical device is granted, the FDA may impose limitations or restrictions on the uses and indications for which the device may be labeled and promoted. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. FDA regulations prohibit a manufacturer from promoting a device for an unapproved, or “off-label” use. Manufacturers that sell products to laboratories for research or investigational use in the collection of research data are similarly prohibited from promoting such products for clinical or diagnostic applications. While we have policies in place to restrict the promotion of our products sold on an RUO basis, we can not assure you that the FDA would agree that our practices do not constitute the promotion of these products for a clinical or diagnostic use without clearance or approval.

Device manufacturers must establish registration and device listings with the FDA. Our manufacturing processes and those of our suppliers are required to comply with the applicable portions of the Quality Systems Regulations, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. Foreign facilities, which export products to the U.S., may also be inspected by the FDA.

We are required to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. We are also subject to correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health. We have never submitted a medical device report for our products, nor conducted a recall or FDA-reportable correction or removal. The FDA and authorities in other countries can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed. In the event that one of our suppliers fails to maintain compliance with our quality requirements or FDA’s applicable regulatory requirements, we may have to qualify a new supplier and could experience manufacturing bottlenecks or delays as a result. Furthermore, the regulation and enforcement of in vitro reagents and equipment by the FDA is an evolving area which is subject to change. While we believe that we are in compliance with the current regulatory requirements and policies of the FDA, the FDA may impose more rigorous regulations or policies that may expose us to enforcement actions or require a change in our business practices. If any of these events were to occur, it could materially adversely affect us.

Fraud and abuse laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal healthcare programs. Our business is subject to compliance with these laws.

Anti-Kickback Statutes and federal false claims act

The federal healthcare programs Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including, for example, gifts, discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act, discussed in more detail below.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Office of Inspector General of the United States Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” These safe harbors set forth requirements that, if met in their entirety, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal, or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payer, not only the Medicare and Medicaid programs, and do not contain identical safe harbors.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and have brought cases against numerous pharmaceutical and medical device companies, and certain sales and marketing personnel for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Another development affecting the healthcare industry is the increased use of the federal civil False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The False Claims Act has been used to assert liability on the basis of inadequate care, kickbacks and other improper referrals, improper use of Medicare numbers when detailing the provider of services, and allegations as to misrepresentations with respect to the services rendered. Our future activities relating to the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products, may be subject to scrutiny under these laws. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly adversely affect our financial performance.

HIPAA and other fraud and privacy regulations

Among other things, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment.

In addition to creating two new federal healthcare crimes, regulations implementing HIPAA also establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses, which are referred to as “covered entities.” Three standards have been promulgated under HIPAA’s regulations: the Standards for Privacy of Individually Identifiable Health Information, which restrict the use and disclosure of certain individually identifiable health information; the Standards for Electronic Transactions, which establish standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; and the Security Standards, which require covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although we are not a covered entity and, therefore, not directly subject to these standards, we expect that our customers generally will be covered entities and may ask us to contractually comply with certain aspects of these standards. While the government intended this legislation to reduce administrative expenses and burdens for the healthcare industry, our compliance with certain provisions of these standards entails significant costs for us.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify our planned operations and procedures to comply with the more stringent state laws. If we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

Third-party coverage and reimbursement

Our primary customers are clinical laboratories that bill many different payer groups. The majority of reimbursement dollars for traditional laboratory services are provided by health maintenance organizations (“HMOs”) and other managed care plans, as well as government healthcare programs, such as Medicare and Medicaid. HMOs and other managed care plans typically contract with a limited number of clinical laboratories and then designate the laboratory or laboratories to be used for tests ordered by participating physicians.

There are a number of factors that influence coverage and reimbursement for diagnostic tests. In the United States, the American Medical Association assigns specific Current Procedural Terminology, or CPT, codes, which are necessary for reimbursement of diagnostic tests. Once the CPT code is established, the Centers for Medicare and Medicaid Services establish reimbursement payment levels and coverage rules under Medicaid and Medicare, and private payors establish rates and coverage rules independently.

The design of our products and the potential market for their use may be directly or indirectly affected by U.S. and other government regulations governing coverage and reimbursement for diagnostic testing services. The availability of third-party reimbursement for our products and services may be limited or uncertain. Third-party payers may deny coverage if they determine that the prescribed product or service has not received appropriate FDA or other government regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payer, or is deemed by the third-party payer to be experimental, unnecessary or inappropriate. Furthermore, third-party payers are increasingly challenging the prices charged for healthcare products and services.

Foreign regulation

In order for us to market our products in other countries, we must obtain regulatory approvals and comply with extensive safety and quality regulations in other countries. These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval in any foreign country in which we plan to market our products may harm our ability to generate revenue and harm our business.

Many foreign countries in which we market or may market our products have regulatory bodies and restrictions similar to those of the FDA. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ.

The primary regulatory environment in Europe is that of the European Union, which consists of 25 countries encompassing most of the major countries in Europe. The European Union requires that manufacturers of in vitro diagnostic products obtain the right to affix the CE marking to their products before selling them in member countries of the European Union. The CE marking is an international symbol of conformity with applicable European medical device and in vitro diagnostic directives. In order to obtain the right to affix the CE marking to products, a manufacturer must conform with the applicable Medical Device Directive and In-Vitro Diagnostic Directive. For certain classes of devices, certification by a recognized European Notified Body may be required to permit the manufacturer to affix the CE marking on its products and commercially distribute those products throughout the European Union.

The CE marking of conformity was affixed to the INFINITI™ Analyzer in accordance with the IVDD Directive in June 2008, was affixed to our Factor II, Factor V, Factor II-V panel, MTHFR and FII-FV-MTHFR panel tests in August 2008 and was affixed to our HPV Quad test in October 2008. The CE marking allows the INFINITI™ Analyzer to be marketed in the European Economic Area. Our tests that are not CE-marked are offered to European laboratories on a research use only basis to conduct research projects and other pre-market activities. We are working with our European distributors to prioritize and fulfill requirements to affix CE marking as required by applicable law. We cannot assure you that we will be able to obtain necessary foreign government approvals or successfully comply with foreign regulations. Our failure to do so could hurt our business, results of operations and financial condition.

Corporate Headquarters

Our offices are located at 2251 Rutherford Road, Carlsbad, California 92008 in approximately 33,400 square feet occupied under a lease commencing February 15, 2005 that expires February 15, 2010 with two consecutive three year options to extend the lease. This location is used for manufacturing, research and development and administration.

Employees

As of June 30, 2008, we had 103 full-time employees. None of our employees is represented by a labor union and we consider our employee relations to be good.

Legal proceedings

OGT matter

In November 2005, Oxford Gene Technology IP Ltd, or OGT, of Oxford, England, approached us with respect to licensing one of OGT’s U.S. patents for the microarrays we sell as part of the INFINITITM system. Our microarrays comprised 14%, 24% and 27% of product sales for the years ended December 31, 2006 and 2007 and the six months ended June 30, 2008, respectively. In a series of written exchanges and other communications between representatives of OGT and us, we asserted our position of invalidity and non-applicability of the relevant claims of the OGT patent on the basis of, among other things, analysis of prior art and the prosecution history of the patent. Without substantive written rebuttal to our assertion, OGT maintained that we should license the technology covered by the relevant patent claims and offered licensing terms requiring substantial upfront payment and escalating licensing fees.

On July 23, 2007, we filed a complaint for declaratory judgment against OGT in the U.S. District Court, Central District of California, requesting a judicial ruling that OGT’s asserted claims are invalid and not infringed by us. The District Court dismissed the complaint on jurisdictional grounds. On February 12, 2008, we appealed the dismissal to the U.S. Court of Appeals for the Federal Circuit, which appeal is currently pending.

On August 31, 2007, we filed a request for reexamination of the relevant patent claims, which has been joined with a request for reexamination filed by two other parties. On July 17, 2008, the U.S. Patent and Trademark Office, or USPTO, rejected the patent claims in the joined reexamination request. OGT now has the opportunity to amend its claims and/or re-argue the grounds for rejection, and the USPTO should issue a final office action in response to any such amendments or arguments. The OGT patent expires in May 2009.

We will vigorously defend any further claim by OGT that it is entitled to fees or payments from us based on its patent. In the event that the USPTO allows OGT’s patent claims, and OGT successfully asserts those claims against us, the outcome of that lawsuit could have a negative impact on our financial position, cash flows, and results of operations.

Other matters

We are from time to time subject to various other claims and legal actions during the ordinary course of business. We believe that there are currently no other claims or legal actions that would, in management’s judgment based on information currently available, have a material adverse effect on our results of operations or financial condition.

Management

The following table sets forth information about our directors and executive as of October 8, 2008:

Name	Age	Position

Fareed Kureshy	63	Founder, Chairman, President and Chief Executive Officer

Thomas V. Hennessey, Jr.	60	Chief Operating Officer, Chief Financial Officer, Secretary and Director

Nanibhushan Dattagupta, Ph.D.	64	Chief Scientific Officer

Shailendra Singh, Ph.D.	69	Co-Founder, Vice President, System Development

Ramanath Vairavan	60	Co-Founder, Senior Vice President, Sales and Marketing

William H. Davidson, D.B.A.	57	Director

Laurence M. Demers, Ph.D.	70	Director

Eric S. Kentor	49	Director

Randall R. Lunn	58	Director

Joseph P. Sullivan	66	Director

Thomas R. Testman	72	Director

Eugene J. Zurlo	71	Director

Executive officers

Fareed Kureshy:    Mr. Kureshy has been Chairman, President and Chief Executive Officer of AutoGenomics since its founding in April 1999. Mr. Kureshy has 30 years of entrepreneurial leadership experience in the healthcare industry. Mr. Kureshy served as President and Chief Executive Officer of Sequenom, Inc. from 1996 to 1998, and as President of Behring Diagnostics, Inc. and PB Diagnostics Systems, Inc. from 1991 to 1996, where he set up the infrastructure to design, develop, manufacture and market platform technologies in the areas of chemistry, immunoassays and DNA analysis. Mr. Kureshy also spent 12 years at Abbott Laboratories where he held various management positions. Mr. Kureshy holds undergraduate degrees in physics, chemistry and mathematics from Karachi University, an undergraduate degree in engineering from Northrop University and has completed graduate engineering studies. He was awarded an M.B.A. from Southern Methodist University.

Thomas V. Hennessey, Jr.:    Mr. Hennessey joined AutoGenomics as an employee in January 2008 as Chief Operating Officer and Chief Financial Officer and has served as a director of AutoGenomics since 2001. Mr. Hennessey served as AutoGenomics’ Chief Financial Officer in his capacity as an independent contractor in December 2007 and in his capacity as a non-employee director from January 2007 through November 2007. Mr. Hennessey has 30 years of experience in the medical and technology industries. Mr. Hennessey was an independent consultant from January 2003 until December 2007. From 2001 until 2003, he was Chief Operating Officer and Chief Financial Officer of Photovac, Inc. He has also served as Chief Operating Officer and Chief Financial Officer for several public and private start-up companies, including Behring Diagnostics, Inc., Autoimmune, Inc., Medical Diagnostics, Inc., Cambridge Heart, Inc. and

Sonamed Corporation. Mr. Hennessey received a S.B. and a S.M. degree in mechanical engineering from MIT and an M.B.A. from Harvard Business School.

Nanibhushan Dattagupta, Ph.D.:    Dr. Dattagupta joined AutoGenomics in 2006 as Chief Scientific Officer. From November 2005 until April 2006, he was an independent consultant to AutoGenomics. From 1998 until November 2005, Dr. Dattagupta was the President and Chief Scientific Officer of Applied Gene Technologies Inc. Dr. Dattagupta has over 35 years of research and management experience in pharmaceutical research and development, clinical diagnostics and therapeutic drugs. Dr. Dattagupta has held executive positions at Bayer AG, Gen-Probe Inc. (NASDAQ: GPRO), Chugai Biopharmaceuticals, Inc. and Applied Gene Technologies Inc. Dr. Dattagupta is also an inventor or co-inventor of 59 issued U.S. patents and numerous issued and pending patents internationally. He is an author or co-author of 57 scientific publications in peer reviewed journals. He received a B.S., an M.S. and a Ph.D. in chemistry from Calcutta University.

Shailendra Singh, Ph.D.:    Dr. Singh has been Vice President, System Development of AutoGenomics since its founding in April 1999. Dr. Singh has 32 years of experience in software engineering, systems development and integration, the last 27 years having been spent in the healthcare industry and participating in the invention and development of eight medical instruments. Dr. Singh has held the position of Vice President of Systems Development at Sequenom, Inc., PB Diagnostics Systems, Inc. and Behring Diagnostics, Inc. Dr. Singh received a B.S. in electrical engineering, an M.E. in electrical engineering and a Ph.D. in electrical engineering from Southern Methodist University.

Ramanath Vairavan:    Mr. Vairavan is Senior Vice President, Sales and Marketing of AutoGenomics and has been an executive officer of AutoGenomics since its founding in April 1999. Mr. Vairavan has over 30 years of experience in the healthcare industry in the areas of research, product development, manufacturing, sales, marketing and business development. He began his career with Hoechst AG / Behring Diagnostics, Inc. where he held various management positions in research, development, operations, international sales and marketing in the U.S., Singapore and Germany. Mr. Vairavan received a B.S. in chemical engineering and an M.S. in biomedical engineering from Washington University and an M.B.A. from Fairleigh Dickinson University.

Directors

William H. Davidson, D.B.A.:    Dr. Davidson has served as a director of AutoGenomics since February 2007. Dr. Davidson has been Chairman of MESA Research Group, a strategy consulting firm, since 1984 and is a former tenured professor at the Marshall Business School at USC. He was a partner at Deloitte & Touche in its management consulting unit from 1996 to 1997. He is currently non-executive chairman of Broadcast International, Inc., a communications software company, and serves on the compensation committee of that company. He is also non-executive chairman of Castle Arch Real Estate Company, a land development company, and serves on that company’s compensation committee. Dr. Davidson holds both an M.B.A. and a D.B.A. in management from Harvard Business School.

Laurence M. Demers, Ph.D.:    Dr. Demers has served as a director of AutoGenomics since March 2008. Dr. Demers, DABCC, FACB is Distinguished Professor of Pathology and Medicine at the M. S. Hershey Medical Center of The Pennsylvania State University, director of the Core Endocrine Laboratory in the Pennsylvania State University Hospital and Director of the Pennsylvania State Clinical Research Center Core Laboratory. Dr. Demers is a diplomat of the

American Board of Clinical Chemistry, a fellow of the National Academy of Clinical Biochemistry, a past president of the American Association for Clinical Chemistry as well as a past president of the National Academy of Clinical Biochemistry, and the founding director of Clinical Chemistry at the M.S. Hershey Medical Center, where he has practiced for the past 33 years. His primary research interests have been in the areas of biochemical endocrinology, laboratory automation, thyroid disease, metabolic bone disease and breast cancer. Dr. Demers has had extensive experience as principle investigator of clinical trials for both the pharmaceutical and diagnostic industry. Dr. Demers holds an A.B. in biology from Merrimack College and a Ph.D. in biochemistry from State University of New York.

Eric S. Kentor:    Mr. Kentor has served as a director of AutoGenomics since March 2008. Mr. Kentor has over 20 years experience advising and working for organizations in the healthcare sector and has served as an independent business consultant since 2002. From 1995 until 2001, Mr. Kentor was Sr. Vice President, General Counsel and Corporate Secretary of MiniMed Inc., where he also served as an original and permanent member of MiniMed’s Executive Management Committee. From 1994 to 1995, he was Vice President of Legal Services for Health Net and also served as Executive Counsel of Health Net’s parent corporation, Health Net, Inc. From 1987 until 1994, Mr. Kentor practiced with the national law firm of McDermott, Will & Emery LLP, where he was elected partner in 1992. Mr. Kentor has served on the boards of directors of both private and public companies, and is currently a member of the board of directors of Endocare, Inc. (NASDAQ: ENDO), a specialty medical device company. Mr. Kentor is also a member of the board of directors of the Boys and Girls Club of the West Valley. Mr. Kentor holds a B.A. in political science from UCLA and received a J.D. from the UCLA School of Law.

Randall R. Lunn:    Mr. Lunn has served as a director of AutoGenomics since January 2000. Mr. Lunn has nearly 30 years of experience in the venture capital industry. Mr. Lunn was a founder and managing director of Palomar Ventures Management, LLC, a venture capital firm focusing on early stage information technology companies, from 1999 to June 2007 and since July 2007 has been a retired managing director of that firm. From 1990 to 1999, Mr. Lunn was Managing Partner of U.S. Operations for Techno Venture Management, an international venture capital firm. From 1982 to 1990, Mr. Lunn was a founder and general partner of Fairfield Venture Partners. Mr. Lunn began his venture capital career in 1979 as a founder of Harrison Capital, the venture arm of Texaco. He currently serves on the boards of directors of the following Palomar Ventures-backed companies: Akonix Systems, Inc., Continuous Computing Corporation, DATAllegro, Inc. and Newport Imaging Corporation. Mr. Lunn holds a B.A., a B.E. and an M.B.A. from Dartmouth College and currently serves on the Board of Overseers of Dartmouth’s Thayer School of Engineering.

Joseph P. Sullivan:    Mr. Sullivan has served as a director of AutoGenomics since November 2004. Mr. Sullivan has been Chairman of the Board of Advisors of RAND Health since 2001 and Chairman of the Board of Advisors of the UCLA Medical Center since 2007. He serves on the boards of directors of two public companies, Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN) and HCP, Inc. (NYSE: HCP). He has previously served as Chief Executive Officer of two healthcare companies, American Health Properties, Inc. and Protocare, Inc. Mr. Sullivan was an investment banker with Goldman, Sachs & Co. for 20 years and holds a J.D. from the University of Minnesota Law School and an M.B.A. from Harvard Business School.

Thomas R. Testman:    Mr. Testman has served as a director of AutoGenomics since March 2001. Mr. Testman retired as a managing partner of Ernst & Young LLP after over 30 years of service, during which time his responsibilities among others have included managing the regional and national healthcare and management consulting practices. He has also managed area audit and tax practices. Mr. Testman has previously served on several public boards of directors, including MiniMed, Inc., ChromaVision Medical Systems, Inc., Specialty Laboratories, Inc. and Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN). He currently serves on the board of Endocare, Inc. (NASDAQ: ENDO), a specialty medical device company. He also is on the board of directors of several other private healthcare companies. Mr. Testman received an M.B.A. from Trinity University.

Eugene J. Zurlo:    Mr. Zurlo has served as a director of AutoGenomics since January 2005. Mr. Zurlo has over 40 years of experience in the healthcare industry as a manager, executive and investor. Mr. Zurlo has been managing director of Zurlo Investment Trust since 1997, is founder and Chairman of Alpine Biologics, Inc. and is a director of Penny Creek Associates LLC, Plasma Technologies, LLC and BriteAge Corporation. Previously, he was Chairman, Chief Executive Officer and founder of Hemasure, Inc., and before that held senior executive positions at Millipore Corporation (NYSE: MIL), Baxter International, Inc. (NYSE: BAX) and the New York Blood Center. He holds a B.S. in pharmacy from Fordham University and an M.S. in pharmacy administration from Long Island University.

Corporate governance and board composition

Our board of directors is composed of nine directors. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. A resolution of the board of directors may change the authorized number of directors, however our certificate of incorporation and bylaws currently limit the number to not more than 15 or less than five directors.

Board structure and committees composition

Our board of directors will direct the management of our business and affairs, as provided by Delaware law, and conduct its business through meetings of the board of directors and standing committees. Our board of directors currently has an audit committee, compensation committee and nominating committee. Our board of directors may establish other committees to facilitate the management of our business. The membership and function of each of the committees are described below.

Audit Committee.    The audit committee of our board of directors consists of Thomas R. Testman (Chairman), Joseph P. Sullivan and Randall R. Lunn. The audit committee, which is composed solely of independent directors, has sole authority for hiring the company’s independent auditors, oversees the results and scope of the audit and other services provided by our independent auditors, oversees our audit and control functions and reviews all related persons transactions. Our board of directors has determined each member of our audit committee qualifies as an “audit committee financial expert” as defined by the rules under the Securities Exchange Act of 1934. The background and experience of each of our audit committee members are set forth above.

Compensation Committee.    The compensation committee of our board of directors consists of Eric S. Kentor (Chairman), Eugene J. Zurlo and William H. Davidson. The compensation committee, comprised solely of independent directors, oversees our compensation plans and is responsible for setting the compensation of our chief executive officer. Such oversight includes reviewing and, as it deems appropriate, recommending to our board of directors policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans and exercising authority under our equity incentive plans.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee of our board of directors consists of William H. Davidson (Chairman), Fareed Kureshy, Laurence M. Demers and Thomas R. Testman. The nominating and corporate governance committee is responsible for recruiting and retaining qualified persons to serve on our board of directors, including proposing such individuals to the board of directors for nomination for election as directors, evaluating the performance, size and composition of the board of directors and overseeing our corporate governance programs and compliance activities. The nominating and corporate governance committee considers written suggestions from stockholders, including potential nominees for election as directors.

Code of business conduct and ethics

We will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.autogenomics.com. Any amendments to the code, or any waivers of its requirements, will be promptly disclosed on our website.

Compensation committee interlocks and insider participation

Except as set forth below, none of the members of our compensation committee has at any time during our last completed fiscal year been one of our officers or employees. None of our executive officers currently serves, or during our last completed fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee. Mr. Hennessey served as a member of our compensation committee from July 2002 through March 2008.

Director compensation

The non-employee members of our board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. We do not currently provide any cash compensation to our non-employee directors. From time to time, we have granted stock options to our non-employee directors as compensation for their services, although there has been no formal policy in place with respect to such awards.

Following the completion of this offering, we will provide cash compensation in the form of an annual retainer of $35,000 for each non-employee director. We will also pay an additional annual retainer of $10,000 to the lead non-employee director, $10,000 to the chairman of our audit committee, $7,500 to each non-employee member of our audit committee, $7,000 to the chairmen of our compensation committee, $5,000 to each non-employee member of our compensation committee, $5,000 to the chairman of our nominating and corporate governance committee and $3,000 to each non-employee member of our nominating and corporate governance committee. In lieu of receiving this cash compensation, the directors will be able to elect to receive deferred stock units with an equal value. We will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Following the completion of this offering, any non-employee director who is first elected to the board of directors will be granted 10,000 restricted stock units on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders following this offering, each non-employee director will be eligible to receive 5,000 restricted stock units.

The initial restricted stock units granted to non-employee directors described above will vest one year after they were granted, subject to the director’s continuing service on our board of directors on that date. The annual restricted stock units granted to non-employee directors described above will vest one year after they were granted, subject to the director’s continuing service on our board of directors on that date. The terms of these restricted stock units are described in more detail under “—Employee Plans—2008 Equity Incentive Award Plan.”

The following table summarizes the compensation received by our non-employee directors during the year ended December 31, 2007.

Name	Option awards ($) (1) (2) (3)
William H. Davidson	23,673
Richard D. Hamill(4)	3,111
Douglas S. Harrington(4)	11,167
Joseph P. Sullivan	11,167
Thomas R. Testman	11,448
Eugene J. Zurlo	11,356

(1)	Represents the compensation expense for stock option grants awarded prior to December 31, 2007, recognized for financial reporting purposes (assuming no forfeitures) under SFAS No. 123R, for the year ended December 31, 2007. For a discussion of the valuation assumptions, see Note 1 to our financial statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(2)	The aggregate number of shares subject to stock options outstanding at the end of fiscal 2007 for each non-employee director are as follows:

Name	Shares underlying options outstanding at December 31, 2007 (#)
William H. Davidson	105,000
Richard D. Hamill	20,000
Douglas S. Harrington	70,000
Joseph P. Sullivan	20,000
Thomas R. Testman	20,000
Eugene J. Zurlo	—

(3)	The grant date fair value of the stock options granted to our non-employee directors in fiscal 2007 are as follows:

Name	Date of grant	Number of shares underlying options	Grant date fair value for options awarded in 2007 ($)
William H. Davidson	3/1/07	20,000	6,200
	4/10/07	20,000	6,000
Richard D. Hamill	11/13/2007	20,000	6,000
Douglas S. Harrington	2/6/2007	20,000	6,000
	3/1/2007	20,000	6,200
Joseph P. Sullivan	2/6/2007	20,000	6,000
	3/1/2007	20,000	6,200
Thomas R. Testman	2/6/2007	20,000	6,000
	3/1/2007	20,000	6,200
Eugene J. Zurlo	2/6/2007	20,000	6,000
	3/1/2007	20,000	6,200

The grant date fair value of the stock options was determined in accordance with SFAS No. 123R. The assumptions used to calculate the value of stock options are set forth under Note 1 to our financial statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(4)	Messrs. Hamill and Harrington resigned from the board of directors in March 2008.

Thomas V. Hennessey, Jr. served as our acting Chief Financial Officer and principal financial officer from January 2007 through November 2007 in his capacity as a non-employee director of the Company. For these services, Mr. Hennessey did not receive any consideration above and beyond his equity compensation as a non-employee director. Due to Mr. Hennessey’s status as one of our named executive officers during 2007, Mr. Hennessey’s equity awards during 2007 are disclosed below in “Summary compensation table,” “Grants of plan based awards” and “Outstanding stock options at fiscal year end.”

Executive compensation

Compensation discussion and analysis

In this section we summarize our plans and programs for compensating our executive officers who are named in the Summary Compensation Table that appears below. These “named executive officers” consist of our Chief Executive Officer and President, our Chief Financial Officer, and our three other most highly paid executive officers as determined by total compensation for the year ended December 31, 2007. These individuals are: Fareed Kureshy, President and Chief Executive Officer; Thomas V. Hennessey, Jr., Chief Operating Officer and Chief Financial Officer; Nanibhushan Dattagupta, Ph.D., Chief Scientific Officer; Shailendra Singh, Ph.D., Vice President, System Development; and Ramanath Vairavan, Senior Vice President, Sales and Marketing.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork — an environment that rewards commitment and performance and that is responsive to the needs of our employees. The objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	attract, engage and retain the workforce that helps ensure our future success;
•	motivate and inspire employee behavior that fosters a high-performance culture;
•	support a cost-effective and flexible business model;
•	reinforce key business objectives; and
•	align employee interests with stockholder interests.

Each of our compensation elements fulfills one or more of these objectives. These elements consist of (1) base salary, (2) annual cash bonus, (3) long-term equity incentives, (4) health and welfare benefits and other compensation and (5) post-termination benefits. Each of these components aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, linking individual performance to our overall performance or by ensuring healthy employees. This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Each of these compensation elements is described in more detail below.

Compensation Determination Process

Historically our board of directors has developed, reviewed and approved each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually. Our compensation committee has had primary authority to grant stock options to our employees and consultants, although the full board of directors has retained this authority with respect to directors. Following the completion of this offering, our compensation committee will assume responsibility for the oversight of our compensation programs and policies, including with respect to our named executive officers. The full board of directors will continue to administer our compensation programs and policies with respect to directors.

Compensation for our named executive officers has historically been highly individualized, resulted from arm’s length negotiations and been based on a variety of informal factors including, in addition to the factors listed above, our financial condition and available resources, our need for that particular position to be filled and the compensation levels of our other executive officers, each as of the time of the applicable compensation decision. In years past, our full board of directors reviewed the performance of all named executive officers, generally on an annual basis, and based on this review and the factors described above, set the executive compensation package for each named executive officer for the coming year. However, there was no predetermined time of year for such review. Upon consummation of this offering, the compensation committee will take on the responsibility for this annual review and decision-making process.

The compensation committee and the board of directors hold executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. The compensation committee and the board of directors discuss our chief executive officer’s compensation package with him, but make decisions with respect to his compensation without him present.

The board of directors and our compensation committee have not historically reviewed relevant market compensation data in setting named executive officer compensation. Instead, our board of directors and our compensation committee rely upon the judgment of their members in making compensation decisions, after reviewing our performance and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance stockholder value. Following completion of this offering, we anticipate that our compensation committee will determine executive compensation, at least in part, by reference to the compensation information for the executives of a peer group of comparable companies, although no such peer group currently exists. We also anticipate that our compensation committee may make adjustments in executive compensation levels in the future as a result of this more formal market comparison process.

Our chief executive officer, with the assistance and support of the human resources department and our other executive officers, aids the board of directors by providing recommendations regarding the compensation of all of our named executive officers, other than himself. The board of directors and our compensation committee also, on occasion, meet with our chief executive officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee and the board of directors consider, but are not bound to accept, the chief executive officer’s recommendations with respect to named executive officer compensation.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of our chief executive officer’s and president and chief operating officer’s roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.

We do not have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and our board of directors and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

In January 2007, Mr. Kureshy’s annual base salary was increased from $240,000 to $300,000. Mr. Kureshy’s base salary was further adjusted in January 2008 to $350,000. Each of these increases was based on the board of directors’ subjective assessment of Mr. Kureshy’s performance, the desire to reward Mr. Kureshy for his long service and extraordinary performance since founding the company and negotiations with Mr. Kureshy.

Also during 2007, Mr. Vairavan’s base salary was increased from $150,000 (his base salary during 2006) to $175,000. This base salary was approved by our board of directors based on its subjective assessment of Mr. Vairavan’s performance and negotiations with Mr. Vairavan.

Mr. Hennessey served as our acting Chief Financial Officer and principal financial officer from January 2007 through November 2007 in his capacity as a non-employee director of the company. For these services, Mr. Hennessey did not receive any consideration above and beyond his equity compensation as a non-employee director, as neither we nor Mr. Hennessey believed the amount of such services required the payment of additional compensation. In December 2007, Mr. Hennessey became an independent contractor for us and then began receiving additional compensation for services as acting Chief Financial Officer and principal financial officer at a rate of $16,667 per month. This amount was determined based on negotiations between Mr. Hennessey and our board of directors.

Dr. Dattagupta and Mr. Singh did not receive an increase to their base salaries during 2007.

The actual base compensation paid to all of our named executive officers for 2007 are set forth in the “Summary Compensation Table” below.

In early 2008, the board of directors reviewed the base salaries for all of the named executive officers employed by us at that time and set the base salaries to be in effect during 2008. The 2008 base salaries for our named executive officers are as follows:

Named Executive Officer	2008 base salary ($)	Increase from 2007 base salary (%)
Fareed Kureshy	350,000	17%
Thomas V. Hennessy, Jr. (1)	250,000	—
Nanibhushan Dattagupta, Ph.D.	200,000	11%
Shailendra Singh, Ph.D.	220,000	10%
Ramanath Vairavan	200,000	14%

(1)	Mr. Hennessey commenced employment in January 2008. Prior to that date, Mr. Hennessey was a consultant for December 2007. As a consultant, Mr. Hennessey received consulting fees in the aggregate amount of $16,667 during 2007 for the month he was a consultant. His 2008 base salary was established by the board of directors in connection with his commencement of employment.

The base salary increases for our named executive officers from 2007 to 2008 were based on the board of directors’ review and subjective assessment of each named executive officer’s performance and the board’s consideration of the internal pay equity among our named executive officers.

Annual Bonuses

In addition to base salaries, our compensation committee and board of directors have the authority to award annual cash bonuses to our named executive officers. To date, such bonuses have been paid on a discretionary basis in cases where the compensation committee and the board of directors desire to reward outstanding performance by our named executive officers. Bonuses are not based upon the achievement of specified performance goals.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. Our compensation committee does not refer to competitive market data in determining long-term equity incentive awards. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. To date there has been no set program for the award of additional or “refresher” grants, and the compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors. For 2007, the determination of the appropriate fair market value was made by the board of directors based upon an independent valuation by SVB Analytics. Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on each of the first four anniversaries of the vesting commencement date established at the time of grant. For new hire awards, the vesting commencement date is typically the new employee’s date of hire. For awards to existing employees or service providers the vesting commencement date is typically the same as the grant date. Some of the option awards granted to our named executive officers in the past were fully vested on the date of grant. Such awards were granted by our board of directors in consideration of such officers’ past service to our company. For a description of certain accelerated vesting provisions applicable to our stock options, see “—Equity Incentive Plans—2008 Equity Incentive Award Plan” and “—2000 Equity Incentive Plan” below. We do not have any security ownership requirements for our named executive officers.

Messrs. Hennessy and Dattagupta received option grants during 2007, as set forth below under “—Grants of plan based awards.” Mr. Hennessey’s awards were issued to him as consideration for his services as a member of our board of directors and were consistent with the option grants made to all of our non-employee directors. The board granted options to purchase an aggregate of 25,000 shares of our common stock to Dr. Dattagupta based on its consideration of various factors, including the board’s determination that Dr. Dattagupta’s unvested equity holdings were at a level that was lower than that of the other named executive officers and the board’s desire to reward Dr. Dattagupta’s long and exceptional service to the company.

As a privately-owned company, there has been no active market for our common stock. Accordingly, we have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.

Salary Deferrals

During our fiscal years ended March 31, 2003, 2004 and 2005, in order to defer our cash outlay, our board of directors determined to defer a portion of the base salary payable to Mr. Kureshy, Dr. Singh and Mr. Vairavan, our named executive officers who are also our founders. The base salary deferrals were to be paid on a future payment date to be determined by us, without interest. The base salary deferrals were not made pursuant to any written agreement, although each executive executed periodic written acknowledgments of the deferred salary amounts. The amount by which each executive’s base salary was to be deferred during this period was determined by the board from time to time during the deferral period depending on our cash position and was agreed to by the executive. No portion of base salary was deferred by these executives after March 31, 2005.

During fiscal years 2003, 2004 and 2005, a portion of Mr. Kureshy’s base salary was deferred in the aggregate amounts of $40,703, $125,538 and $59,538, respectively. During fiscal years 2003, 2004 and 2005, a portion of Dr. Singh’s base salary was deferred in the aggregate amounts of $27,682, $104,616 and $49,615, respectively. During fiscal years 2003, 2004 and 2005, a portion of Mr. Vairavan’s base salary was deferred in the aggregate amounts of $34,861, $52,307 and $24,808, respectively.

In 2007, our compensation committee determined to settle our outstanding deferred salary obligations to our executives. The compensation committee made this determination after reviewing our overall financial position and cash reserves, and taking into account each executive officer’s efforts as employees of the Company. In December 2007, our compensation committee approved the issuance of shares of common stock to these executive officers in partial payment of these deferred salary obligations. The value of our common stock on December 30, 2007, the date the stock payments were made, was $0.50 per share. Based on this valuation of our common stock, Mr. Kureshy received 95,000 shares of common stock in 2007 valued at $47,500, Dr. Singh received 70,000 shares of common stock in 2007 valued at $35,000, and Mr. Vairavan received 35,000 shares of common stock in 2007 valued at $17,500.

In January 2008, our compensation committee approved cash payments to Mr. Kureshy, Dr. Singh and Mr. Vairavan in partial satisfaction of these deferred salary obligations of $22,578, $30,000 and $39,192, respectively. In addition, in January 2008, our compensation committee approved tax gross-up payments of $23,750, $17,500 and $8,750 in cash to Mr. Kureshy, Dr. Singh and Mr. Vairavan, respectively, to compensate them for the estimated taxes payable on the foregoing payments.

Each of the executives accepted the foregoing payments in full and final satisfaction of the deferred salary obligations. The amount of each payment, and the allocation of the payments between shares of common stock and cash, was determined based on negotiations between the compensation committee and the executives and on the compensation committee’s consideration of our cash reserves. Each of the executives waived the right to repayment of the remaining outstanding deferred salary owed to him as follows: Mr. Kureshy, $155,702; Dr. Singh, $116,913; and Mr. Vairavan, $55,285.

Retirement Savings

All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $15,500 in 2007 and to have the amount of this reduction contributed to our 401(k) plan. We do not currently make matching or profit-sharing contributions under our 401(k) plan.

Perquisites, Health and Welfare Benefits and Other Compensation

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

We do not provide significant perquisites or personal benefits to our named executive officers.

Post Termination and Change in Control Benefits

We do not currently have any employment or severance agreements with our named executive officers.

As described above, we routinely grant our named executive officers stock options under our equity incentive plans. For a description of the change in control provisions in such equity incentive plans applicable to these stock options, see “—Employee Plans—2008 Equity Incentive Award Plan” and “—2000 Equity Incentive Plan” below.

Tax Deductibility of Executive Compensation

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our President and Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. As we are not currently publicly-traded, our board of directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our compensation committee, however, has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with the requirements of SFAS No. 123R, Share-Based Payment.

Summary compensation table

The following table summarizes the compensation that we paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during the year ended December 31, 2007. We refer to these officers in this prospectus as our named executive officers.

Name and principal position	Year	Salary ($)	Option awards ($) (1)	All other compensation ($) (2)	Total ($)

Fareed Kureshy	2007	300,000	445	9,932	310,377
President and Chief Executive Officer

Thomas V. Hennessey, Jr.	2007	16,667	15,885	—	32,552
Chief Operating Officer and Chief Financial Officer (3)

Nanibhushan Dattagupta, Ph.D.	2007	180,000	8,637	5,012	193,649
Chief Scientific Officer

Shailendra Singh, Ph.D.	2007	200,000	119	7,387	207,506
Vice President, System Development

Ramanath Vairavan	2007	174,038	—	9,248	183,286
Senior Vice President, Sales and Marketing

(1)	Represents the compensation expense for stock option grants awarded prior to December 31, 2007, recognized for financial reporting purposes (assuming no forfeitures) under SFAS No. 123R, for the year ended December 31, 2007. For a discussion of the valuation assumptions, see Note 1 to our financial statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(2)	Consists of healthcare insurance premiums paid by us.

(3)	Mr. Hennessey served as the Company’s acting Chief Financial Officer and principal financial officer from January 2007 through November 2007 in his capacity as a non-employee director of the Company and in December 2007 in the capacity of an independent consultant to the Company. He became Chief Operating Officer and Chief Financial Officer of the Company on January 1, 2008. The amount reflected in the “Salary” column represents consulting fees earned by Mr. Hennessey during December 2007.

Grants of plan based awards

The following table shows information regarding grants of equity awards during the year ended December 31, 2007 to each of our named executive officers.

Name	Grant date	All other stock awards: number of shares of stock (#) (1)	All other option awards; number of securities underlying options (#) (2)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)

Fareed Kureshy	12/30/2007	95,000	—	—	47,500

Thomas V. Hennessey, Jr. (4)	2/6/2007	—	20,000	0.50	6,000

	3/1/2007		20,000	0.50	6,200

Nanibhushan Dattagupta. Ph.D.	3/21/2007	—	5,000	0.50	1,600

	6/1/2007		20,000	0.50	6,600

Shailendra Singh, Ph.D.	12/30/2007	70,000	—	—	35,000
Ramanath Vairavan	12/30/2007	35,000	—	—	17,500

(1)	Represents deferred compensation paid in shares of our common stock. These shares were fully vested upon issuance. See “Compensation discussion and analysis—Salary Deferrals.”

(2)	Except for the options granted to Mr. Hennessey, which are described below, each option has a ten year term from the date of grant and vests in accordance with the following schedule: 25% of the total number of shares subject to the option vest on each of the first four anniversaries of the date of grant.

(3)	The grant date fair value of the equity awards was determined in accordance with SFAS No. 123R. The assumptions used to calculate the grant date fair value of the equity awards are set forth under Note 1 to our financial statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(4)	The option granted to Mr. Hennessey on February 6, 2007 vested on March 1, 2007, and the option granted to Mr. Hennessey on March 1, 2007 vested on March 1, 2008. Such options were granted to him as consideration for his services as a member of our board of directors and were consistent with the option grants made to all of our non-employee directors.

Outstanding stock options at fiscal year end

The following table shows grants of stock options outstanding on December 31, 2007, the last day of our fiscal year, to each of our named executive officers.

	Number of securities underlying unexercised options (#) exercisable		Option awards (1)
Name			Option exercise price ($)	Option expiration date

Fareed Kureshy	172,852	(2)	0.125	3/31/2013

	75,000		0.25	10/16/2013

Thomas V. Hennessey, Jr.	—		—	—

Nanibhushan Dattagupta, Ph.D.	75,000		0.50	8/16/16

	5,000		0.50	3/21/2017

	20,000		0.50	6/1/17

Shailendra Singh, Ph.D.	40,000		0.125	1/30/2012

	138,000	(2)	0.125	3/31/2013

	20,000		0.25	10/16/2013

Ramanath Vairavan	520,000		0.125	12/13/2010

	42,750	(2)	0.125	3/31/2013

(1)	Except as otherwise described below in footnote (2), each option has a ten year term from the date of grant and vests in accordance with the following schedule: 25% of the total number of shares subject to the option vest on each of the first four anniversaries of the date of grant.

(2)	The option was fully vested at grant.

Option exercises table

The following table shows the number of options exercised by our named executive officers during the year ending December 31, 2007.

Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)

Fareed Kureshy	—	—

Thomas V. Hennessey, Jr.	150,000	—

Nanibhushan Dattagupta, Ph.D.	—	—

Shailendra Singh, Ph.D.	—	—
Ramanath Vairavan	—	—

(1)	Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise. Mr. Hennessey exercised his options at a time when the exercise price per share was equal to the fair market value per share of our common stock.

Nonqualified deferred compensation

The following table sets forth a summary of all nonqualified defined contributions and nonqualified deferred compensation received by each of the named executive officers for the year ending December 31, 2007 and the aggregate balance under such arrangements at the end of the year.

Name	Executive contributions in 2007	Company contributions in 2007	Aggregate earnings in 2007	Aggregate withdrawals/ distributions (1)	Aggregate balance at December 31, 2007

Fareed Kureshy	—	—	—	$47,500	$22,578

Thomas V. Hennessey, Jr.	—	—	—	—	—

Nanibhushan Dattagupta, Ph.D.	—	—	—	—	—

Shailendra Singh, Ph.D.	—	—	—	$35,000	$30,000

Ramanath Vairavan	—	—	—	$17,500	$39,192

(1)	In December 2007, we agreed to pay out certain amounts to these named executive officers in shares of common stock in partial satisfaction of our deferred compensation obligations to such officers. The value of our common stock on the date the stock payments were made was $0.50 per share. Based on this valuation of our common stock, Mr. Kureshy received total payments valued at $47,500, Dr. Singh received total payments valued at $35,000, and Mr. Vairavan received total payments valued at $17,500. See “Compensation Discussion and Analysis—Salary Deferrals.”

Employee plans

2008 Equity Incentive Award Plan

Our board of directors has adopted, and we expect our stockholders to approve prior to the completion of this offering, a 2008 Equity Incentive Award Plan, or the “2008 Plan.” The 2008 Plan will become effective upon its approval by our stockholders.

The purpose of the 2008 Plan is to promote the success and enhance the value of our company by continuing to link the personal interests of participants to those of our stockholders and by providing participants with an incentive for outstanding performance.

A summary of the principal provisions of the 2008 Plan is set forth below. This summary is qualified in its entirety by reference to the 2008 Plan itself. The form of the 2008 Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

Shares Available for Awards.    We intend to initially reserve 2,000,000 shares of our common stock for issuance under the 2008 Plan. In addition, the number of shares initially reserved under the 2008 Plan will be increased by (1) the number of shares of common stock available for issuance and not subject to options granted under our 2000 Equity Incentive Plan as of the effective date of the 2008 Plan and (2) the number of shares of common stock related to options granted under our 2000 Equity Incentive Plan that are repurchased, forfeited, expired or are cancelled on or after the effective date of the 2008 Plan. The number of shares of common stock that may be added to the share reserve under the 2008 Plan pursuant to the preceding sentence will not exceed 6,600,000 shares. The 2008 Plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the 2008 Plan on January 1 of each year during the ten-year term of the 2008 Plan, beginning on the first

January 1 following the completion of this offering. The annual increase in the number of shares shall be equal to the least of:

•	3.5% of our outstanding common stock on the applicable January 1st of the applicable year;
•	1,500,000 shares; and
•	a lesser number of shares as determined by our board of directors.

The 2008 Plan will also provide for an aggregate limit on the number of shares of common stock which may be issued under the 2008 Plan over the course of its ten-year term of 23,600,000 shares.

To the extent that an award terminates, expires, lapses for any reason or is settled in cash, any shares of common stock subject to the award will again be available for the grant of an award pursuant to the 2008 Plan. Any shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any award, forfeited by a participant or repurchased by us will be available for subsequent grant under the 2008 Plan. For purposes of calculating the number of shares available for issuance under the 2008 Plan, to the extent that a stock appreciation right is settled in common stock, the full number of shares subject to such stock appreciation right will be counted, regardless of the actual number of shares issued upon settlement.

Administration.    The compensation committee of our board of directors will administer the 2008 Plan (except with respect to any award granted to non-employee directors, which will be administered by our full board of directors). Following the completion of this offering, to administer the 2008 Plan, our compensation committee must consist of at least two members of our board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, an “outside director” for purposes of Section 162(m). Subject to the terms and conditions of the 2008 Plan, our compensation committee will have the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of shares to be subject to such awards and the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2008 Plan. Our compensation committee is also authorized to establish, adopt, amend or revise rules relating to administration of the 2008 Plan, subject to certain restrictions. Our board of directors may at any time revert to itself the authority to administer the 2008 Plan. Our board of directors will administer the 2008 Plan with respect to awards to non-employee directors.

Eligibility.    Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2008 Plan may be granted to individuals who are our officers or employees or are the officers or employees of any of our subsidiaries on the date of grant. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. As of June 30, 2008, there were seven non-employee directors, and 103 employees who would have been eligible for awards under the 2008 Plan, if the 2008 Plan had been in effect on that date. Certain individuals who are consultants covered by active consulting agreements would also be eligible for awards.

Awards.    The 2008 Plan provides that the plan administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance share awards,

performance stock units, stock payments, deferred stock, performance bonus awards, performance-based awards and other stock-based awards, or any combination thereof. The plan administrator will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals.

The maximum number of shares of our common stock which may be subject to awards granted to any one participant during any calendar year is 2,000,000 shares and the maximum amount that may be paid to a participant in cash during any calendar year with respect to one or more cash-based performance awards is $2,000,000.

Awards under the 2008 Plan will be evidenced by a written award agreement that sets forth the terms, conditions and limitations for each award, as determined by the plan administrator.

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Stock Options.    Stock options, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, and nonqualified stock options, may be granted pursuant to the 2008 Plan. The option exercise price of all incentive stock options granted pursuant to the plan will not be less than 100% of the fair market value of our common stock on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of the total combined voting power of all classes of our capital stock on the date of grant unless the exercise price is at least 110% of the fair market value at the time of grant.

Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option (and other options designated as incentive stock options) is exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.

The plan administrator will determine the methods of payment of the exercise price of an option, including, without limitation, cash, shares of our common stock with a fair market value on the date of delivery equal to the exercise price of the option or exercised portion thereof (including shares issuable upon exercise of the option) or other property acceptable to the plan administrator (including the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price, provided that payment of such proceeds is then made to us not later than settlement of such sale). However, no participant who is a director or an executive officer of our company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

Stock options shall rest and may be exercised as determined by the plan administrator, but in no event may stock options be exercised after the tenth anniversary of the date of grant. However, in the case of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, such term will not exceed 5 years.

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Restricted Stock.    Eligible employees, consultants and directors may be issued restricted stock in such amounts and on such terms and conditions as determined by the plan administrator. Restricted stock will be evidenced by a written restricted stock agreement, which will contain restrictions on transferability and other such restrictions as the plan administrator may determine, including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the plan administrator determines at the time of grant of the award or thereafter. Typically, restricted stock may be repurchased by us at the original purchase price or forfeited for no consideration if the conditions or restrictions are not met.

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Stock Appreciation Rights.    A stock appreciation right, or a SAR, is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the per share exercise price of the SAR, which exercise price will not be less than the fair market value of a share of our common stock on the date of grant of the SAR. The plan administrator may issue SARs in such amounts and on such terms and conditions as it may determine, consistent with the terms of the 2008 Plan. SARs shall vest and may be exercised as determined by the plan administrator, but in no event may SARs be exercised after the tenth anniversary of the date of grant. The plan administrator may elect to pay SARs in cash, in our common stock or in a combination of cash and our common stock.

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Restricted Stock Units.    Restricted stock units may be granted to any eligible employee, consultant or director in such amounts and subject to such terms and conditions as are determined by the plan administrator. At the time of grant, the plan administrator will specify the date or dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the plan administrator will specify the distribution date or event applicable to each grant of restricted stock units which will be no earlier than the vesting date or dates of the award. On the distribution date or event , we will transfer to the participant one unrestricted, fully transferable share of our common stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. The plan administrator will specify the purchase price, if any, to be paid by the participant to us for such shares of our common stock.

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Dividend Equivalents.    Dividend equivalents are rights to receive the equivalent value (in cash or our common stock) of dividends paid on our common stock. They represent the value of the dividends per share paid by us, calculated with reference to the number of shares that are subject to any award held by the participant.

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Stock Payments.    Stock payments include payments in the form of our common stock or options or other rights to purchase our common stock, in each case made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the plan administrator and may be based upon specific performance criteria determined appropriate by the plan administrator, determined on the date such stock payment is made or on any date thereafter.

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Performance Bonus Awards.    Any eligible employee, consultant or director selected by the plan administrator may be granted one or more performance-based awards in the form of a cash bonus payable upon the attainment of performance goals that are established by the plan administrator and relate to any one or more performance criteria determined appropriate by the plan administrator on a specified date or dates or over any period or periods determined by the plan administrator. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code may be, but need not be, qualified performance-based compensation as described below.

Qualified Performance-Based Compensation.    The plan administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for “qualified performance-based compensation” for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on net assets, return on stockholders’ equity, return on assets, return on capital, return on sales, gross or net profit margin, working capital, earnings per share and price per share. These performance criteria may be measured in absolute terms or as compared to performance in an earlier period or as compared to any incremental increase or as compared to results of a peer group, industry index or other companies. With regard to a particular performance period, the plan administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the plan administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by our company on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Adjustments.    If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our common stock or the share price of our common stock other than an equity restructuring (as defined in the 2008 Plan), the plan administrator will make such equitable adjustments, if any, as the plan administrator in its discretion may deem appropriate to reflect such change with respect to (1) the aggregate number and type of shares that may be issued under the 2008 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the plan during any calendar year), (2) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and (3) the grant or exercise price per share for any outstanding awards under the plan. If there is any equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the plan administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the 2008 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the plan during any calendar year). Adjustments in the event of an equity restructuring will not be discretionary. Any adjustment affecting an award intended as “qualified performance-based compensation” will be made consistent with the requirements of Section 162(m) of the Code. The plan administrator also has the authority under the 2008 Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

Corporate Transactions.    In the event of a change of control where the acquirer does not assume awards granted under the 2008 Plan, awards issued under the 2008 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable, immediately prior to a change of control. Under the 2008 Plan, a change of control is generally defined as:

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a transaction or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission, or SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

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during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

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our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

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which results in our voting securities outstanding immediately before such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of the company’s assets or otherwise succeeds to our business (the “successor entity”), directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; or

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after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity (but no person will be treated as beneficially owning 50% or more of combined voting power of the successor entity solely as a result of the voting power held in the company prior to the transaction).

Amendment and Termination of the 2008 Plan.    Our board of directors may terminate, amend or modify the 2008 Plan. However, stockholder approval of any amendment to the 2008 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2008 Plan that increases the number of shares available under the 2008 Plan. If not terminated earlier by the board of directors, the 2008 Plan will terminate on the tenth anniversary of the date of our board of directors’ approval of the 2008 plan.

Securities Laws and Federal Income Tax Consequences

Securities Laws.    The 2008 Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2008 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences.    The federal income tax consequences of the 2008 Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the 2008 Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2008 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality.

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Stock Options and Stock Appreciation Rights.    A 2008 Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or stock appreciation right. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code. The 2008 Plan permits the grant of options that are intended to qualify as incentive stock options as well as options that are not intended to so qualify; however, incentive stock options generally may be granted only to our employees and employees of any subsidiary corporations. Upon exercising an option that does not qualify as an incentive stock option, a 2008 Plan participant generally will recognize taxable income at ordinary income tax rates, and we (or our subsidiary) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising an incentive stock option, a 2008 Plan participant will not recognize taxable income, and we will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of incentive stock option shares, the participant should recognize long term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price should be taxable as ordinary income to the participant. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

We will not be entitled to any tax deduction if the participant makes a qualifying disposition of incentive stock option shares. If the participant makes a disqualifying disposition of the shares, we should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling a stock appreciation right, a 2008 Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

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Restricted Stock and Restricted Stock Units.    A 2008 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or restricted stock units. Upon the termination of restrictions on restricted stock or the payment of restricted stock units, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount paid for them. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of any shares, the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

However, a 2008 Plan participant granted restricted stock may make an election under Section 83(b) of the Internal Revenue Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We should be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant should not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we should not be entitled to any additional tax deduction.

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Dividend Equivalents, Stock Payment Awards and Cash-Based Awards.    A 2008 Plan participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of dividend equivalents, stock payment awards or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

•	Section 409A of the Internal Revenue Code. Certain types of awards under the 2008 Plan may constitute, or provide for, a deferral of compensation under Section 409A. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal income tax (and, potentially, certain interest penalties). To the extent applicable, the 2008 Plan and awards granted under the 2008 Plan will be structured and interpreted to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.

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Tax Deductibility and Section 162(m) of the Internal Revenue Code.    In general, under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “qualified performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Further, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, plans such as the 2008 Plan will not be subject to Section 162(m) until the earlier of (1) the material modification of the plan; (2) the issuance of all employer stock and other compensation that has been allocated under the plan; or (3) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the occurrence of the initial public offering (the “Transition Date”). Accordingly, after the Transition Date, rights or awards granted under the 2008 Plan, will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) unless the material terms of the performance goals with respect to which compensation is paid under the 2008 Plan are disclosed to and approved by our stockholders and such compensation satisfies the other requirements of Section 162(m) which apply to “qualified performance-based compensation.”

2000 Equity Incentive Plan

Our board of directors initially adopted our 2000 Equity Incentive Plan, or the “2000 Plan,” on December 13, 2000. We plan to terminate the 2000 Plan in connection with the approval of the 2008 Plan, and, therefore, we will not make any further awards of options, common stock or stock purchase rights under the 2000 Plan after the effective date of the 2008 Plan. Outstanding stock options granted under the 2000 Plan will continue to be governed by the 2000 Plan until they are exercised, expire or otherwise terminate.

The purpose of the 2000 Plan was to further our growth, development and financial success by providing incentives to certain key persons by assisting them in acquiring shares of common stock so that they may benefit directly from our growth, development and financial success.

A summary of the principal provisions of the 2000 Plan is set forth below. This summary is qualified in its entirety by reference to the 2000 Plan itself. The 2000 Plan has been filed as an exhibit to the registration statement of which this prospectus is a part.

Shares Available for Awards.    Subject to certain adjustments set forth in the plan, the maximum number of shares of our common stock that could have been issued or awarded under the 2000 Plan was 6,600,000 shares. As of June 30, 2008, options to purchase 6,291,323 shares of our common stock and 320,000 shares of our common stock had been issued pursuant to stock purchase rights under the 2000 Plan. As of June 30, 2008, 2,598,918 of the options granted had been exercised and 978,750 had been forfeited, resulting in 2,713,655 options outstanding.

To the extent that an award expires, terminates or is not exercised, any shares of common stock subject to such award that have not been issued will again be available for the grant of an award pursuant to the 2008 Plan. Any shares of our common stock acquired by a participant pursuant the 2000 Plan that are reacquired by us will also again be available for the grant of an award pursuant to the 2008 Plan.

Administration.    Either the board of directors or a committee of the board of directors will administer the 2000 Plan. The board of directors and any committee exercising discretion under the 2000 Plan from time to time are referred to in this section as the plan administrator. Subject to the terms of the 2000 Plan, the plan administrator had express authority to determine the eligible persons who will receive awards, the number of shares of common stock to be covered by each award and the terms and conditions of awards. The plan administrator has broad discretion to prescribe, amend and rescind rules relating to the 2000 Plan and its administration, to interpret the 2000 Plan and the terms of all award agreements, to determine the rights and obligations of participants of the 2000 Plan, to authorize the amendment of the terms of any outstanding awards under the plan.

Eligibility.    Stock options and stock purchase rights under the 2000 Plan were granted to individuals who were then our employees, consultants, advisors and members of our board of directors and our subsidiaries. Only employees may be granted ISOs.

Awards.    The 2000 Plan provides for the grant of stock options and stock purchase rights. The options and stock purchase rights are evidenced by option agreements and restricted stock purchase agreements, respectively, which set forth the terms, conditions and limitations for each award, as determined by the plan administrator. Such terms and conditions include certain rights of repurchase, rights of first offer, rights of first refusal and call rights in our favor.

Subject to certain adjustments set forth in the plan, the maximum number of shares of common stock that may be subject to awards granted to any one participant pursuant to the 2000 Plan is 800,000 shares.

•

Stock Options.    Stock options, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, and nonqualified stock options, could be granted pursuant to the 2000 Plan. The option exercise price of all stock options granted pursuant to the plan will not be less than 85% of the fair market value of our common stock on the date of grant. No incentive stock option could be granted to a grantee who owned more than 10% of the total combined voting power of all classes of our capital stock on the date of grant unless the exercise price was at least 110% of the fair market value at the time of grant.

Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.

The plan administrator will determine the methods of payment of the exercise price of an option, including, without limitation, cash or other consideration acceptable to the plan administrator.

Stock options may be exercised as determined by the plan administrator, but in no event after the tenth anniversary of the date of grant. However, in the case of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, such term will not exceed five years.

•

Stock Purchase Rights.    Stock purchase rights could have been granted pursuant to the 2000 Plan. The exercise price of a stock purchase right granted pursuant to the plan could not have been less than 85% of the fair value of our common stock on the date of grant or at the time the participant purchases shares of common stock pursuant thereto, and the exercise price of any stock purchase right granted pursuant to the plan to any person who owns stock possessing more than 10% of the total combined voting power of all classes of our stock must have been 100% of the fair value on the date of grant or at the time the participant purchases shares of common stock pursuant thereto.

Adjustments.    If the outstanding shares of our common stock are increased, decreased or exchanged for different securities through a stock split, stock dividend, recapitalization, reorganization or similar capital adjustment other than in connection with a merger or consolidation (as described in the 2000 Plan), appropriate adjustments will be made in (1) the aggregate number of shares of common stock covered by the plan and/or the kind of shares subject to the plan, (2) the number and kind of shares of stock which may be purchased pursuant to the exercise of outstanding awards granted under the plan and (3) the exercise price or purchase price of outstanding awards granted under the plan.

Corporate Transactions.    Except as otherwise provided in any option agreement between the participant and us, in the event of a corporate transaction (as defined in the 2000 Plan) involving our company in which options are not assumed or substituted with an equivalent option by the successor, such options will become exercisable in full immediately prior to the consummation of such corporate transaction and will terminate upon the consummation of such corporate transaction to the extent not exercised prior to such consummation. At least ten days prior to the consummation of any corporate transaction, we will give each participant written notice that states whether (1) the outstanding options will be expressly assumed or substituted with equivalent options, or (2) such participant will have the right to exercise such awards immediately prior to such consummation of the corporate transaction. Any shares of our common stock issued pursuant to any stock purchase right pursuant to the 2000 Plan shall, except as otherwise provided in the applicable restricted stock purchase agreement, become fully vested upon the consummation of a corporate transaction (as defined in the 2000 Plan).

The 2000 Plan defines a corporate transaction as any of the following transactions to which our company is a party:

•	a merger or consolidation in which our company is not the surviving entity;

•

the sale, transfer or other disposition of all or substantially all of the assets of our company (including the capital stock of our company’s subsidiary corporations) in connection with the complete liquidation or dissolution of our company;

•

any merger in which our company is the surviving entity but in which the shares of our company’s capital stock outstanding immediately prior to such transaction are converted into the right to receive cash, debt securities and/or equity securities of another corporation; or

•	the sale by the holders of more than 90% of the outstanding shares of our company’s capital stock in a single transaction or a series of related transactions.

Amendment and Termination of the 2000 Plan.    Our board of directors may amend or modify the 2000 Plan. The 2000 Plan was terminated in connection with our adoption of the 2008 Plan and no further awards will be granted under the 2000 Plan.

Federal Income Taxes.    The general federal tax consequences of awards under the 2000 Plan are the same as those described above in the description of the 2008 Plan under the heading “Securities Laws and Federal Income Taxes – General Federal Tax Consequences.”

2008 Employee Stock Purchase Plan

In September 2008, our board of directors adopted our 2008 Employee Stock Purchase Plan, or the Purchase Plan. The Purchase Plan will be submitted to our stockholders for their approval within twelve months from the date our board of directors approved such Purchase Plan. The compensation committee of the board of directors will administer the Purchase Plan. The Purchase Plan will be designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock with accumulated payroll deductions. The Purchase Plan will become effective on the date prior to the date on which the registration statement filed with respect to the Purchase Plan becomes effective, but the first offering period under the Purchase Plan will not commence until the first May 15 or November 15 following the date on which the registration statement filed by us with respect the Purchase Plan becomes effective. We intend to initially reserve a total of 250,000 shares of our common stock for issuance under the Purchase Plan. The Purchase Plan will contain an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the Purchase Plan on January 1 of each year during the ten-year term of the Purchase Plan, beginning on the first January 1 following the completion of this offering. The annual increase shall be equal to the least of:

•	1% of our outstanding common stock on January 1st of the applicable year;

•	200,000 shares; and

•	a lesser number of shares determined by our board of directors.

The Purchase Plan will also provide for an aggregate limit on the number of shares of common stock which may be issued under the Purchase Plan over the course of its ten-year term of 2,250,000 shares. The material terms of the Purchase Plan are summarized below. The Purchase Plan shall be filed as an exhibit to the registration statement of which this prospectus is a part.

The Purchase Plan will have consecutive six-month offering periods. Under the Purchase Plan, purchases will be made on the last day of each offering period. We expect the first offering period under the Purchase Plan will commence on the first May 15 or November 15 following the date on which the registration statement filed by us with respect to the Purchase Plan becomes effective. A new six-month offering period will commence on each May 15 and November 15 thereafter during the term of the Purchase Plan. Our compensation committee or board of directors may change the frequency and duration of offering periods under the Purchase Plan.

Individuals scheduled to work more than 20 hours per week for more than five calendar months per year, may join an offering period on the first day of the offering period to the extent such individual does not, immediately after any rights under the Purchase Plan are granted, own

(directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other stock. As of June 30, 2008, substantially all of our 103 employees would have been eligible to participate in the Purchase Plan if it were in effect.

Participants may contribute up to 20% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the first day of the offering period or, if lower, 85% of the fair market value per share on the purchase date. In each calendar year, no employee is permitted to purchase more than $25,000 worth of shares at the fair market value determined as of the first day of the offering period.

In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the Purchase Plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85% of the market value per share on the first day of the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share on the date the purchase rights are exercised.

The Purchase Plan will terminate no later than the tenth anniversary of the Purchase Plan’s initial adoption by our board of directors.

Federal Income Taxes.    The federal income tax consequences of the Purchase Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Purchase Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Purchase Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under the applicable Internal Revenue Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Purchase Plan (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

401(k) Plan

We provide a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

All of our full-time employees are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $15,500 in 2008 and to have the amount of this reduction contributed to our 401(k) plan. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2008 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions when contributed. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. We do not currently make matching or profit-sharing contributions under our 401(k) plan. The 401(k) Plan currently does not offer the ability to invest in our securities.

Indemnification of directors and officers and limitation of liability

We intend to reincorporate as a Delaware corporation prior to the completion of this offering. Upon completion of the reincorporation, we will be subject to the Delaware General Corporate Law, or DGCL. Section 145 of the DGCL authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. As described below, we intend upon the closing of this offering to indemnify our directors, officers and other employees to the fullest extent permitted by the DGCL.

Certificate of Incorporation and Bylaws

Upon the closing of this offering, our certificate of incorporation and bylaws will require us to indemnify our directors, officers and employees and other persons serving at our request as a director, officer, employee or agent of another entity to the fullest extent permitted by the DGCL. We will be required to advance expenses, as incurred, to the covered persons in connection with defending a legal proceeding if we have received an undertaking by that person to repay all such amounts if it is determined that he or she is not entitled to be indemnified by us.

Our certificate of incorporation will eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Indemnification Agreements

Prior to the completion of this offering, we will execute indemnification agreements with each of our directors and each of our executive officers. These agreements will provide indemnification to our directors and senior officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under the DGCL.

Indemnification for Securities Act Liability

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insurance Policies

We maintain an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Principal stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 8, 2008:

•	each person or group of affiliated persons known by us to own beneficially of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes below, all of the shares reflected in the table are shares of common stock and we believe, based on the information furnished to us, that all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Percentage ownership calculations are based on 25,010,572 shares outstanding as of October 8, 2008, which assumes the conversion of all outstanding series of convertible preferred stock into common stock. Each outstanding share of convertible preferred stock is convertible into one share of common stock, with the exception of shares of Series A Convertible Preferred Stock, which are convertible into two shares of common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have deemed outstanding shares of common stock subject to options or warrants held by that person that are exercisable within 60 days of October 8, 2008. We have not deemed these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated below, the address for each of the beneficial owners in the table below is c/o AutoGenomics, Inc., 2251 Rutherford Road, Carlsbad, California 92008.

	Shares beneficially owned
Name and address of beneficial owner	Number	Percent

5% stockholders (other than directors and executive officers)
Dennis A. Repp(1)	1,626,734	6.44%

Executive officers and directors
Fareed Kureshy(2)	3,591,082	14.05%
Shailendra Singh, Ph.D(3)	1,868,000	7.41%
Ramanath Vairavan(4)	677,750	2.65%
Thomas V. Hennessey, Jr.(5)	540,336	2.15%
William H. Davidson, D.B.A.(6)	306,473	1.22%
Eugene J. Zurlo(7)	274,364	1.10%
Thomas R. Testman(8)	190,230	*
Randall R. Lunn(9)	190,228	*
Joseph P. Sullivan(10)	163,636	*
Nanibhushan Dattagupta, Ph.D(11)	125,000	*
Eric S. Kentor(12)	78,920	*
Laurence M. Demers, Ph.D.(13)	30,000	*
All executive officers and directors as a group (12 persons)	8,036,019	29.86%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes 800,008 shares of Series B Convertible Preferred Stock, 527,273 shares of Series C Convertible Preferred Stock and warrants exercisable for 263,090 shares of common stock held by A R Properties, of which Mr. Repp is the General Partner, and 36,363 shares of Series C Convertible Preferred Stock held by ValueTech Investors, of which Mr. Repp is the General Partner. Mr. Repp may be deemed to be the beneficial owner of all shares of common and preferred stock beneficially owned by A R Properties and ValueTech Investors. The business address of Mr. Repp is 3419 Via Lido #262, Newport Beach, California 92663.

(2)	Includes shares of Series A Convertible Preferred Stock convertible into a 9,830 shares of common stock and options to purchase 547,852 shares of common stock. The shares of Series A Convertible Preferred Stock are held jointly by Fareed Kureshy and Dawn Beth Kureshy.

(3)	Includes options to purchase 198,000 shares of common stock.

(4)	Includes options to purchase 562,750 shares of common stock.

(5)	Includes shares of Series A Convertible Preferred Stock convertible into 89,336 shares of common stock, 26,000 shares of Series C Convertible Preferred Stock, options to purchase 175,000 shares of common stock, and 130,000 shares of common stock held by the Mary D. and Thomas V. Hennessey, Jr. Irrevocable Trust of May 4, 2000.

(6)	Includes shares of Series A Convertible Preferred Stock convertible into 20,000 shares of common stock, 86,364 shares of Series C Convertible Preferred Stock, options to purchase 105,000 shares of common stock and warrants exercisable for 95,109 shares of common stock.

(7)	Includes shares of Series A Convertible Preferred Stock convertible into 128,000 shares of common stock and 36,364 shares of Series B Convertible Preferred Stock held by the Zurlo Investment Trust.

(8)	Includes shares of Series A Convertible Preferred Stock convertible into 61,594 shares of common stock and 23,636 shares of Series C Convertible Preferred Stock held by the Testman Trust.

(9)	Includes shares of Series A Convertible Preferred Stock convertible into 62,028 shares of common stock, 18,200 shares of Series B Convertible Preferred Stock and options to purchase 10,000 shares of common stock.

(10)	Includes 30,000 shares of Series B Convertible Preferred Stock, 18,182 shares of Series C Convertible Preferred Stock, options to purchase 20,000 shares of common stock and warrants exercisable for 5,454 shares of common stock.

(11)	Includes options to purchase 125,000 shares of common stock.

(12)	Includes shares of Series A Convertible Preferred Stock convertible into 23,420 shares of common stock, all of which are held jointly by Eric S. Kentor and Adrienne T. Kentor, and warrants exercisable for 35,500 shares of common stock.

(13)	Includes options to purchase 20,000 shares of common stock.

Certain relationships and related persons transactions

In addition to the director and executive compensation arrangements discussed above in “Management,” we have been a party to the following transactions since January 1, 2005, in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Preferred stock financings

In July 2005, we issued and sold to investors an aggregate of 2,105,210 shares of Series B Convertible Preferred Stock at a purchase price of $2.75 per share, for aggregate consideration of $5,789,328. As consideration for his Series B fundraising services in 2005, we issued an additional 19,287 shares of Series B Convertible Preferred Stock to one of our investors, J. Travis Burleson. Upon completion of this offering, these shares will convert into 2,124,497 shares of common stock.

From December 2005 to May 2006, we issued $2,370,000 of Series C Notes Payable to investors. In July and August 2006, the Series C Notes Payable were converted into 861,818 shares of Series C Convertible Preferred Stock at $2.75 per share. In July and December 2006 and February and March 2007, we issued and sold to investors an additional 5,487,817 shares of Series C Convertible Preferred Stock at a purchase price of $2.75 per share, for an aggregate consideration of $15,091,497. Upon completion of this offering, these shares will convert into 6,399,635 shares of common stock.

The participants in these common stock and preferred stock financings included the following directors, executive officers and holders of more than 5% of our capital stock. The following table presents the number of shares issued to these related parties in these financings:

Participants(1)	Series B convertible preferred stock	Series C convertible preferred stock

5% Stockholders (other than directors and executive officers)
Dennis A. Repp	72,728	563,636	(2)(3)

Executive Officers and Directors
Thomas V. Hennessey, Jr., Chief Operating Officer and Chief Financial Officer	—	20,000	(2)
William H. Davidson, D.B.A., Director	—	86,364	(2)(4)
Randall R. Lunn, Director	18,200	—
Joseph P. Sullivan, Director	30,000	18,182	(2)
Thomas R. Testman, Director	—	18,182	(2)
Eugene J. Zurlo, Director	36,364	—

(1)	Additional detail regarding these stockholders and their equity holdings is provided in “Principal stockholders.”

(2)	On May 1, 2006, Messrs. Repp, Hennessey, Sullivan and Testman and Dr. Davidson purchased, at face value, Series C Notes Payable with principal amounts of $200,000, $55,000, $50,000, $50,000 and $100,000, respectively. In July and August 2006, these Notes converted into a number of shares of Series C Convertible Preferred Stock based on a conversion price of $2.75 per share.

(3)	In December 2006 and February 2007, Mr. Repp purchased 490,909 shares of Series C Convertible Preferred Stock for aggregate cash consideration of $1,350,000.

(4)	In December 2006, we issued 50,000 shares to Dr. Davidson as consideration for his Series C fundraising services in 2006.

Warrant issuances

From January 1, 2005 to October 8, 2008, we issued warrants to purchase an aggregate of 953,200 shares of our common stock, 213,818 shares of our Series B Convertible Preferred Stock and 450,363 shares of our Series C Convertible Preferred Stock. Prior to the consummation of this offering, we intend to amend all warrants to purchase shares of our preferred stock to reflect they will become warrants to purchase the number of shares of common stock into which such preferred stock will convert at the closing of this offering.

The participants in these warrant issuances included the following directors, executive officers and holders of more than 5% of our capital stock. The following table presents the number of shares issued to these related parties in these financings:

Participants(1)	Warrants to purchase common stock		Warrants to purchase Series B convertible preferred stock		Warrants to purchase Series C convertible preferred stock

5% Stockholders (other than directors and executive officers)
Dennis A. Repp	150,000	(2)	91,272	(3)	21,818	(4)

Executive Officers and Directors
Thomas V. Hennessey, Jr., Chief Operating Officer and Chief Financial Officer	—		—		6,000	(4)
William H. Davidson, D.B.A., Director	74,200	(5)	—		20,909	(4)
Eric S. Kentor, Director	35,500	(6)	—		—
Joseph P. Sullivan, Director	—		—		5,454	(4)
Thomas R. Testman, Director	—		—		5,454	(4)

(1)	Additional detail regarding these stockholders and their equity holdings is provided in “Principal stockholders.”
(2)	In March 2007, we issued a warrant to purchase 150,000 shares of our common stock at an exercise price of $0.50 per warrant share to Mr. Repp as consideration for his Series C fundraising services in 2006 and 2007.
(3)	In July 2005, we issued a warrant to purchase 91,272 shares of our Series B Convertible Preferred Stock at an exercise price of $2.75 per warrant share to Mr. Repp as consideration for his Series B fundraising services in 2005. The warrant is exercisable for shares of our Series B Convertible Preferred Stock. However, we intend to amend the warrant prior to the consummation of the offering to reflect that immediately prior to the consummation of this offering it will become automatically exercisable for a number of shares of our common stock based on the same conversion ratio applicable to the Series B Convertible Preferred Stock currently subject to the warrant.
(4)	From December 2005 to May 2006, we issued $2,370,000 of Series C Notes Payable to accredited investors. In July and August 2006, the Series C Notes Payable were converted into 861,818 shares of Series C Convertible Preferred Stock at $2.75 per share. As consideration for investing in our Series C Notes Payable, we issued warrants to purchase .30 shares of our Series C Convertible Preferred Stock for each share of such preferred stock issued in the conversion. The exercise prices for such warrants range from $2.75 to $3.30 per warrant share. The warrants are exercisable for shares of our Series C Convertible Preferred Stock. However, we intend to amend the warrants prior to the consummation of the offering to reflect that immediately prior to the consummation of this offering they will become exercisable for a number of shares of our common stock based on the same conversion ratio applicable to the Series C Convertible Preferred Stock currently subject to the warrants.
(5)	In October 2005, we issued a warrant to purchase 60,000 shares of our common stock at an exercise price of $0.50 per warrant share to Dr. Davidson as consideration for his consulting services in 2005 and 2006. In September 2008, we issued a warrant to purchase 14,200 shares of our common stock at an exercise price of $7.00 per warrant share to Dr. Davidson in connection with our subordinated promissory notes financing. See “Subordinated promissory notes financing” below.
(6)	In September 2008, we issued a warrant to purchase 35,500 shares of our common stock at an exercise price of $7.00 per warrant share to Mr. Kentor in connection with our subordinated promissory notes financing. See “Subordinated promissory notes financing” below.

Stock option issuances

In January 2008, we granted our Chief Executive Officer, Fareed Kureshy, options to purchase 300,000 shares of our common stock at an exercise price of $0.55 per share. In June 2008, we granted our Chief Operating Officer and Chief Financial Officer, Thomas V. Hennessey, Jr., options to purchase 175,000 shares of our common stock at an exercise price of $2.75 per share.

Subordinated promissory notes financing

In September 2008, we issued $4.6 million aggregate principal amount of subordinated promissory notes in a private placement to certain accredited investors. The notes bear interest at the rate of 6% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase 653,200 shares of our common stock with an exercise price of $7.00 per share. The warrants will not become exercisable until September 2009 and have a term of four years. William H. Davidson and Eric S. Kentor participated in the financing and purchased $250,000 and $100,000 aggregate principal amount of notes and received warrants to purchase 14,200 and 35,500 shares of our common stock, respectively.

Indemnification agreements

We expect to enter into indemnification agreements with each of our directors and executive officers prior to the completion of the offering, as described in “Management—Limitation of liability and indemnification.”

Registration rights agreement

We have entered into a registration rights agreement with the holders of our Series C Convertible Preferred Stock and warrants to purchase our Series C Convertible Preferred Stock, as described in “Shares eligible for future sale—Registration rights agreement.”

Review, approval or ratification of transactions with related persons

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. For a discussion of the composition and responsibilities of our audit committee see “Management—Audit Committee.” In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

Description of capital stock

We intend to reincorporate as a Delaware corporation prior to the completion of this offering. The following is a description of our capital stock and the material provisions of our certificate of incorporation and bylaws, in each case, upon the closing of the reincorporation and this offering and the application of the use of proceeds of the offering. The following is only a summary and is qualified by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

Upon the closing of this offering, our authorized capital stock will consist of 220 million shares of common stock, par value $0.01 per share, and 30 million shares of preferred stock, par value $0.01 per share.

Common stock

As of June 30, 2008, there were 7,458,918 shares of common stock outstanding, held of record by 45 stockholders. The number of shares of common stock outstanding as of June 30, 2008 does not include (i) 17,947,568 shares of common stock issuable upon the conversion of outstanding shares of convertible preferred stock (including shares of preferred stock issuable upon the exercise of outstanding warrants to purchase preferred stock), (ii) 260,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock and (iii) 3,013,655 shares of common stock issuable upon the exercise of outstanding options to purchase common stock. After giving effect to our certificate of incorporation and our bylaws, the holders of our common stock will be entitled to the following rights:

Voting Rights

Each share of our common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors.

Dividend Rights

The holders of our common stock are entitled to receive dividends when and as declared by our board of directors from legally available sources, subject to any restrictions in our certificate of incorporation or prior rights of the holders of our preferred stock. See “Dividend Policy.”

Liquidation Rights

In the event of our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters

The holders of our common stock have no subscription, redemption or conversion privileges. There are no sinking fund provisions applicable to our common stock. After the offering, our common stock does not entitle its holder to preemptive rights. All of the outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred stock

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any of the preferred stock.

Provisions of our certificate of incorporation and bylaws and Delaware law that may have an anti-takeover effect

Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our certificate of incorporation and bylaws, as applicable, among other things will:

•	provide that special meetings of the stockholders may be called only by the chairman of our board, chief executive officer or a majority of the members of our board of directors;

•

provide that any action required or permitted to be taken by the stockholders of our company must be effected at a duly called annual or special meeting of the stockholders and the taking of action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied;

•

establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting of stockholders;

•

do not include any provision for cumulative voting in the election of directors or for any other matters. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•

provide that the exact number of directors on our board may be fixed from time to time exclusively by resolution of our board of directors within a range of five to 15 directors and that newly-created directorships and vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum;

•

provide that the board of directors may determine the number of committee members on each board committee at any time, and may remove any individual board committee member at any time for any reason. Any vacancy or newly-created committee memberships may be filled by our board of directors;

•

provide that a director may be removed from office by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class;

•

require that the vote of holders of 66 2/3% of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend our bylaws and various provisions of our certificate of incorporation, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	filling vacancies on our board of directors;

•	removal of members of our board of directors; and

•	amendments to our certificate of incorporation; and

•	provide that our board of directors has the power to alter, amend or repeal the bylaws without stockholder approval.

Following the completion of this offering, our certificate of incorporation will authorize our board of directors, without further vote or action by the stockholders, to issue up to 13.6 million shares of preferred stock, par value $0.01 per share, in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions also could operate to prevent changes in our management.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging, under certain circumstances, in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock of the interested stockholder) those shares owned:

•	by persons who are directors and also officers, and

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Subject to various exceptions, an “interested stockholder” is an entity or person who, together with affiliates and associates, owns (or within three years from the date of determination, did own) 15% or more of the corporation’s outstanding voting stock. This statute could delay, defer or prohibit a merger or other takeover or a change of control of our company. We also anticipate that this statute may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

NASDAQ

We intend to apply to list our common stock on the NASDAQ Global Market under the symbol AGMX.

Transfer agent and registrar

The transfer agent and registrar for our common stock is             .

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock, and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of restricted shares and lock-up agreements

Upon the closing of this offering,             shares of common stock will be outstanding assuming no exercise of the underwriters’ over-allotment option and no exercise of currently outstanding options. Of these shares, the shares of common stock sold in this offering, plus any additional shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable without restriction under the Securities Act, unless they are held by our affiliates, as that term is defined in Rule 144 under the Securities Act and the rules and regulations promulgated thereunder.

The remaining shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act or are subject to the contractual restrictions described below. Of these remaining securities:

•	shares may be sold as of the date of this prospectus;

•	additional shares may be sold beginning 90 days after the date of this prospectus; and

•	additional shares may be sold upon expiration of the lock-up period described below, although a portion of those shares will be subject to volume limitations pursuant to Rule 144.

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

Lock-up agreements

Our officers, directors and other stockholders owning approximately 90% of our common stock on an as-converted basis have agreed, subject to certain exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc., which period of restriction will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. J.P. Morgan Securities Inc. currently does not anticipate shortening or waiving any of the lock-up agreements or other contractual obligations restricting the sale of securities and does not have any pre-established conditions for such modifications or waivers. However, J.P. Morgan Securities Inc. may, in its sole discretion, at any time, and without notice, release for sale in the public market all or any portion of the shares subject to the lock-up agreement.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to our compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Such sales by affiliates may commence beginning 90 days after the date of this prospectus, subject to continued availability of current public information about us. Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information or holding period provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Options

In addition to the             shares of common stock outstanding immediately after this offering, as of June 30, 2008, there were outstanding options to purchase 3,013,655 shares of our outstanding common stock. As soon as practicable upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock issued or reserved for issuance under our stock plans and other eligible shares of our common stock. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of common stock underlying the options for a period of 180 days after the date of this prospectus without the prior written consent from us or our underwriters.

Registration rights agreement

We have entered into a registration rights agreement with the holders of our Series C Convertible Preferred Stock and warrants to purchase our Series C Convertible Preferred Stock. Pursuant to the agreement, these holders are entitled to cause us to register the shares of common stock or other securities issuable upon conversion or exercise of such preferred stock and warrants (referred to as “registrable securities”), subject to the terms and conditions of the agreement. Pursuant to the lock-up agreements described above, holders of all of the registrable securities have agreed not to exercise their registration rights until 180 days after the completion of this offering. However, following this 180-day period, subject to certain limitations, these holders will be entitled to cause us to include their registrable securities in certain registrations by us of our common stock under the Securities Act. If, in connection with any underwritten registration of our common stock, the managing underwriter in its judgment imposes a limitation on the number of shares to be registered, the number of a holder’s registrable securities to be included in the registration may be limited on a pro rata basis. In addition, at any time after we become eligible to register securities for resale on Form S-3, subject to certain limitations, the holders will be entitled to cause us to prepare and file a Form S-3 for their registrable securities. In the event that a holder causes us to file a Form S-3, we will be obligated to maintain its effectiveness for a period of 180 days, subject to certain exceptions. However, notwithstanding the provisions described above, we will not be required to effect a registration to the extent that all of a holder’s registrable securities may be sold under Rule 144 during any 90-day period.

Material United States federal income tax consequences to non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock, and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of non-U.S. holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on our common stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (or if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the U.S., unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on disposition of our common stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., or if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.;

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “U.S. real property interest” by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the U.S. A Non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Pacific Growth Equities, LLC
Robert W. Baird & Co. Incorporated

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representative has advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

The underwriters have an option to buy up to            additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Subject to certain limited exceptions, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We, our directors and executive officers, and certain of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We intend to apply to list our common stock on the NASDAQ Global Market under the symbol AGMX.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the shares of common stock offered by us under this prospectus will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. The underwriters are represented by Davis Polk & Wardwell, Menlo Park, California.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2007 and 2006, and for each of the two years in the period ended December 31, 2007, and for the nine month period ended December 31, 2005, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new shares of common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

Upon completion of this offering, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and, as a result, will file periodic and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

AutoGenomics, Inc.

Report of independent registered public accounting firm

The Board of Directors and Stockholders

AutoGenomics, Inc.

We have audited the accompanying balance sheets of AutoGenomics, Inc. as of December 31, 2006 and 2007, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years ended December 31, 2006 and 2007, and nine months ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AutoGenomics, Inc. at December 31, 2006 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2007, and nine months ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, effective January 1, 2006, AutoGenomics, Inc., changed its method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

ERNST & YOUNG LLP

San Diego, California

July 22, 2008, except for Note 11

as to which the date is                     , 2008

The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 11 to the financial statements.

/s/ ERNST & YOUNG LLP

July 22, 2008

AutoGenomics, Inc.

Balance sheets

	December 31,		June 30, 2008	Pro Forma June 30, 2008
	2006	2007
			(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$ 5,407,621	$ 2,614,837	$ 5,586,961	$ 5,586,961
Accounts receivable	422,493	870,370	1,701,522	1,701,522
Inventory, net	1,045,725	1,934,770	3,477,982	3,477,982
Prepaid and other current assets	42,759	51,534	205,322	205,322

Total current assets	6,918,598	5,471,511	10,971,787	10,971,787
Property and equipment, net	891,688	1,279,051	1,834,779	1,834,779
Intangible assets, net	63,750	175,716	154,116	154,116
Other long-term assets	55,000	55,393	814,052	814,052

Total assets	$ 7,929,036	$ 6,981,671	$ 13,774,734	$ 13,774,734

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$ 326,837	$ 517,692	$ 1,284,579	$ 1,284,579
Accrued expenses	1,161,047	1,282,247	2,046,172	2,046,172
Current portion, capital lease obligation	2,140	1,743	595	595
Notes payable	—	1,000,000	—	—

Total current liabilities	1,490,024	2,801,682	3,331,346	3,331,346
Deferred rent	187,332	108,739	64,428	64,428
Capital lease obligation, net of current portion	1,744	—	—	—
Preferred stock warrant liabilities	1,052,186	912,901	1,856,142	1,856,142

Commitments and contingencies

Convertible preferred stock, $0.01 par value; 20,000,000 shares authorized:
Series A convertible preferred stock, 1,589,600 shares authorized; 1,550,383, 1,552,282 and 1,579,227 shares issued and outstanding at December 31, 2006 and 2007 and June 30, 2008 (unaudited), respectively; liquidation preference of $4,990,357 at June 30, 2008 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	4,899,210	4,905,210	4,990,357	—
Series B convertible preferred stock, 4,515,858 shares authorized; 4,302,040, 4,302,040 and 4,302,040 shares issued and outstanding at December 31, 2006 and 2007, and June 30, 2008 (unaudited), respectively; liquidation preference of $11,830,611 at June 30, 2008 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	11,830,611	11,830,611	11,830,611	—
Series C convertible preferred stock, 6,850,000 shares authorized; 4,045,643, 6,399,635 and 6,411,089 shares issued and outstanding at December 31, 2006 and 2007, and June 30, 2008 (unaudited), respectively; liquidation preference of $17,630,495 at June 30, 2008 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	11,125,513	17,599,002	17,630,495	—
Series D convertible preferred stock, 3,450,000 shares authorized; 0, 0, and 3,423,258 shares issued and outstanding at December 31, 2006 and 2007, and June 30, 2008 (unaudited), respectively; liquidation preference of $11,125,589 at June 30, 2008 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	—	—	11,125,589	—
Stockholders’ deficit:
Common stock, $0.01 par value, 50,000,000 shares authorized; 6,139,438, 7,245,668 and 7,458,918 shares issued and outstanding at December 31, 2006 and 2007, and June 30, 2008 (unaudited), respectively; 24,753,759 issued and outstanding, pro forma (unaudited)	61,394	72,456	74,589	247,538
Additional paid-in capital	(949,554)	(186,784)	242,505	45,646,608
Accumulated deficit	(21,769,424)	(31,062,146)	(37,371,328)	(37,371,328)

Total stockholders’ deficit	(22,657,584)	(31,176,474)	(37,054,234)	8,522,818

Total liabilities and stockholders’ deficit	$ 7,929,036	$ 6,981,671	$ 13,774,734	$ 13,774,734

See accompanying notes.

AutoGenomics, Inc.

Statements of operations

	Nine months ended December 31, 2005	Years ended December 31,		Six months ended June 30,
		2006	2007	2007	2008
				(Unaudited)
Product sales	$ 311,068	$ 499,961	$ 1,606,631	$ 271,138	$ 2,111,072
Cost of sales	1,005,184	2,078,846	3,654,519	1,301,311	2,194,381

Gross loss	(694,116)	(1,578,885)	(2,047,888)	(1,030,173)	(83,309)

Operating expenses:
Research and development	1,796,733	2,296,165	2,565,926	1,303,439	1,665,137
General and administrative	826,567	1,474,902	2,423,077	1,064,583	1,339,080
Sales and marketing	670,486	975,019	2,685,432	1,229,204	2,236,710

Total operating expenses	3,293,786	4,746,086	7,674,435	3,597,226	5,240,927

Loss from operations	(3,987,902)	(6,324,971)	(9,722,323)	(4,627,399)	(5,324,236)
Interest income	65,765	70,316	283,692	188,673	103,116
Interest expense	(370)	(235,029)	(1,206)	(741)	(101,797)
Other income/(expense), net	244	412	8,210	8,206	(5,272)
Change in fair value of warrant liabilities	32,776	75,916	138,905	65,546	(980,993)

Net loss	(3,889,487)	(6,413,356)	(9,292,722)	(4,365,715)	(6,309,182)
Accretion to liquidation value of preferred stock	(447,108)	(817,823)	(74,451)	(76,332)	144,654

Net loss attributable to common stockholders	$(4,336,595)	$(7,231,179)	$(9,367,173)	$(4,442,047)	$(6,164,528)

Basic and diluted net loss per share attributable to common stockholders	$ (0.76)	$ (1.19)	$ (1.40)	$ (0.70)	$ (0.84)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	5,708,755	6,065,728	6,671,063	6,335,388	7,299,533

See accompanying notes.

AutoGenomics, Inc.

Statements of convertible preferred stock and stockholders’ deficit

	Series A preferred stock		Series B preferred stock			Series C preferred stock		Series D preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Issued amount	Shares	Issued amount	Issuable amount	Shares	Issued Amount	Shares	Issued amount	Shares	Issued amount
Balance at March 31, 2005	1,550,383	$ 4,899,210	2,177,543	$ 5,988,243	$ 4,355,453	—	$ —	—	$ —	5,667,900	$ 56,679	$ 47,407	$(11,466,581)	$(11,362,495)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	134,500	1,345	53,468	—	54,813
Stock-based compensation related to issuance of stock options to consultants	—	—	—	—	—	—	—	—	—	—	—	40,513	—	40,513
Issuance of Series B convertible preferred stock at $2.75 per share, net of issuance costs of $4,278	—	—	2,105,210	5,785,050	—	—	—	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock in consideration for Series B financing services	—	—	19,287	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock issuable at $2.75 per share	—	—	—	—	(4,355,453)	—	—	—	—	—	—	—	—	—
Beneficial conversion related to issuance of Series C warrants in conjunction with convertible debt	—	—	—	—	—	—	—	—	—	—	—	39,898	—	39,898
Issuance of common stock warrants in connection with the sale of Series B convertible preferred stock	—	—	—	(30,576)	—	—	—	—	—	—	—	30,576	—	30,576
Issuance of Series B warrants in connection with the sale of Series B convertible preferred stock	—	—	—	(359,214)	—	—	—	—	—	—	—	—	—	—
Accretion to liquidation value of convertible preferred stock	—	—	—	447,108	—	—	—	—	—	—	—	(447,108)	—	(447,108)
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(3,889,487)	(3,889,487)

Balance at December 31, 2005	1,550,383	$ 4,899,210	4,302,040	$11,830,611	$ —	—	$ —	—	$ —	5,802,400	$ 58,024	$ (235,246)	$(15,356,068)	$(15,533,290)

See accompanying notes.

AutoGenomics, Inc.

Statements of convertible preferred stock and stockholders’ deficit — (continued)

	Series A preferred stock		Series B preferred stock			Series C preferred stock		Series D preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Issued amount	Shares	Issued amount	Issuable amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount
Balance at December 31, 2005	1,550,383	$4,899,210	4,302,040	$11,830,611	$—	—	$—	—	$—	5,802,400	$58,024	$(235,246)	$(15,356,068)	$(15,533,290)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	337,038	3,370	46,260	—	49,630
Employee stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	10,186	—	10,186
Stock-based compensation related to issuance of stock options to consultants	—	—	—	—	—	—	—	—	—	—	—	12,217	—	12,217
Issuance of Series C convertible preferred stock at $2.75 per share, net of issuance costs of $92,818	—	—	—	—	—	3,133,825	8,525,201	—	—	—	—	—	—	—
Issuance of Series C convertible preferred stock in conjunction with conversion of debt and related accrued interest	—	—	—	—	—	861,818	2,455,200	—	—	—	—	—	—	—
Beneficial conversion feature related to issuance of Series C warrants in conjunction with convertible debt	—	—	—	—	—	—	—	—	—	—	—	34,852	—	34,852
Issuance of shares of Series C convertible preferred stock in consideration for Series C financing services	—	—	—	—	—	50,000	—	—	—	—	—	—	—	—
Issuance of preferred stock warrants in connection with Series C preferred stock financing	—	—	—	—	—	—	(672,711)	—	—	—	—	—	—	—
Accretion to liquidation value of convertible preferred stock	—	—	—	—	—	—	817,823	—	—	—	—	(817,823)	—	(817,823)
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(6,413,356)	(6,413,356)

Balance at December 31, 2006	1,550,383	$4,899,210	4,302,040	$11,830,611	$—	4,045,643	$11,125,513	—	$—	6,139,438	$61,394	$(949,554)	$(21,769,424)	$(22,657,584)

See accompanying notes.

AutoGenomics, Inc.

Statements of convertible preferred stock and stockholders’ deficit — (continued)

	Series A preferred stock		Series B preferred stock			Series C preferred stock		Series D preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Issued amount	Shares	Issued amount	Issuable amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount
Balance at December 31, 2006	1,550,383	$ 4,899,210	4,302,040	$11,830,611	$ —	4,045,643	$11,125,513	—	$ —	6,139,438	$ 61,394	$ (949,554)	$(21,769,424)	$(22,657,584)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	906,230	9,062	228,092	—	237,154
Employee stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	131,716	—	131,716
Stock-based compensation related to issuance of stock options to consultants	—	—	—	—	—	—	—	—	—	—	—	5,649	—	5,649
Issuance of Series C convertible preferred stock at $2.75 per share, net of issuance costs of $30,456	—	—	—	—	—	2,353,992	6,443,022	—	—	—	—	—	—	—
Issuance of Series A preferred stock upon exercise of warrants	1,899	7,501	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of warrant liability upon exercise of warrants	—	380	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock in exchange for accrued compensation	—	—	—	—	—	—	—		—	200,000	2,000	425,899	—	427,899
Issuance of common stock warrants in connection with the sale of Series C convertible preferred stock	—	—	—	—	—	—	(45,865)	—	—	—	—	45,865	—	45,865
Accretion to liquidation value of convertible preferred stock	—	(1,881)	—	—	—	—	76,332	—	—	—	—	(74,451)	—	(74,451)
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(9,292,722)	(9,292,722)

Balance at December 31, 2007	1,552,282	$ 4,905,210	4,302,040	$11,830,611	$ —	6,399,635	$17,599,002	—	$ —	7,245,668	$ 72,456	$ (186,784)	$(31,062,146)	$(31,176,474)

See accompanying notes.

AutoGenomics, Inc.

Statements of convertible preferred stock and stockholders’ deficit — (continued)

	Series A preferred stock		Series B preferred stock			Series C preferred stock		Series D preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Issued amount	Shares	Issued amount	Issuable amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount
Balance at December 31, 2007	1,552,282	$ 4,905,210	4,302,040	$11,830,611	$ —	6,399,635	$17,599,002	—	$ —	7,245,668	$ 72,456	$ (186,784)	$(31,062,146)	$(31,176,474)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	—	—	—	—	—	—	—	173,250	1,733	54,892	—	56,625
Issuance of common stock upon exercise of warrants (unaudited)	—	—	—	—	—	—	—	—	—	40,000	400	19,600	—	20,000
Employee stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	—	—	—	92,165	—	92,165
Stock-based compensation related to issuance of stock options and warrants to consultants (unaudited)	—	—	—	—	—	—	—	—	—	—	—	117,978	—	117,978
Issuance of Series D convertible preferred stock at $3.25 in conjunction with conversion of debt and related accrued interest, net of issuance costs of $17,740 (unaudited)	—	—	—	—	—	—	—	3,423,258	11,209,100	—	—	—	—	—
Issuance of preferred stock upon exercise of warrants (unaudited)	26,945	106,433	—	—	—	11,454	33,598	—	—	—	—	—	—	—
Reclassification of warrant liability upon exercise of warrants (unaudited)	—	11,618	—	—	—	—	26,134	—	—	—	—	—	—	—
Accretion to liquidation value of convertible preferred stock (unaudited)	—	(32,904)	—	—	—	—	(28,239)	—	(83,511)	—	—	144,654	—	144,654
Net loss and comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	(6,309,182)	(6,309,182)

Balance at June 30, 2008 (unaudited)	1,579,227	$ 4,990,357	4,302,040	$11,830,611	$ —	6,411,089	$17,630,495	3,423,258	$11,125,589	7,458,918	$ 74,589	$ 242,505	$(37,371,328)	$(37,054,234)

See accompanying notes.

AutoGenomics, Inc.

Statements of cash flows

	Nine months ended December 31, 2005	Year ended December 31,		Six months ended June 30,
		2006	2007	2007	2008
				(Unaudited)
Operating Activities
Net loss	$(3,889,487)	$(6,413,356)	$(9,292,722)	$(4,365,715)	$(6,309,182)

Adjustments to reconcile net loss to cash used in operating activities:
Amortization and depreciation	37,605	199,422	420,882	178,153	283,366
Reserve for excess and obsolete inventory	36,241	25,382	55,960	34,784	73,028
Employee stock-based compensation	—	10,186	131,716	74,633	92,165
Non-employee stock-based compensation	40,513	12,217	5,649	2,361	117,978
Revaluation of warrants to fair value	(32,776)	(75,916)	(138,905)	(65,546)	980,993
Non-cash interest expense	—	234,700	—	—	101,251
Changes in operating assets/liabilities
Accounts receivable	(138,183)	(284,310)	(447,877)	240,828	(831,152)
Prepaid and other assets	(50,563)	64,755	(9,168)	(92,135)	(134,395)
Inventory	(1,131,579)	482,755	(834,146)	(1,274,251)	(1,547,053)
Accounts payable	9,224	41,542	190,855	287,711	757,587
Other current liabilities	165,322	(185,390)	535,039	(89,501)	100,552
Deferred rent	168,421	48,728	(64,533)	(30,256)	(36,288)

Cash used in operating activities	(4,785,262)	(5,839,285)	(9,447,250)	(5,098,934)	(6,351,150)

Investing Activities
Purchase of property and equipment	(140,948)	(715,099)	(890,004)	(449,560)	(886,681)
Purchase of licenses	—	(75,000)	(141,066)	—	—

Cash used in investing activities	(140,948)	(790,099)	(1,031,070)	(449,560)	(886,681)

Financing Activities
Payments on capital leases	(11,074)	(3,603)	(2,141)	(1,045)	(1,148)
Proceeds of exercise of common stock options	54,813	49,630	237,154	197,154	56,625
Proceeds of exercise of warrants	—	—	7,501	—	160,031
Proceeds from sale of Series B preferred stock, net	1,429,597	—	—	—	—
Proceeds from sale of Series B preferred stock issuable	—	—	—	—	—
Proceeds from sale of Series C preferred stock, net	—	8,525,201	6,443,022	6,443,022	—
Proceeds from sale of Series D preferred stock, net	—	—	—	—	(17,740)
Costs paid in connection with initial public offering	—	—	—	—	(113,402)
Proceeds from issuance of promissory notes	1,265,000	1,105,000	1,000,000	—	10,125,589

Net cash provided by financing activities	2,738,336	9,676,228	7,685,536	6,639,131	10,209,955

Increase/(decrease) in cash and cash equivalents	(2,187,874)	3,046,844	(2,792,784)	1,090,637	2,972,124
Cash at the beginning of the period	4,548,651	2,360,777	5,407,621	5,407,621	2,614,837

Cash at the end of the period	$2,360,777	$5,407,621	$2,614,837	$6,498,258	$5,586,961

Supplemental disclosures of cash flow information:
Cash paid for interest	$370	$329	$1,206	$347	$546

Cash paid for taxes	$800	$800	$—	$—	$1,600

Supplemental disclosures of non cash investing and financing information:
Accretion to liquidation value of preferred stock	$447,108	$817,823	$74,451	$76,332	$(144,654)

Valuation of preferred stock warrants issued (including beneficial conversion feature)	$439,010	$742,415	$—	$—	$—

Valuation of common stock warrants issued	$30,576	$—	$45,865	$45,865	$88,713

Conversion of promissory notes to preferred stock	$—	$2,370,000	$—	$—	$11,125,589

See accompanying notes.

AutoGenomics, Inc.

Notes to financial statements

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

1. Organization and summary of significant accounting policies

Organization and business

AutoGenomics, Inc., or the Company, incorporated in California and commenced its operations on April 7, 1999. The Company is engaged in the manufacturing and marketing of a fully automated and integrated solution for the rapidly growing molecular diagnostics industry and shipped its first products in 2005.

Basis of presentation

The Company changed its fiscal year-end from March 31 to December 31 effective for the fiscal period ending December 31, 2005.

The accompanying balance sheet as of June 30, 2008, the statements of operations and cash flows for the six months ended June 30, 2007 and 2008, and the statement of convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2008 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the Company’s financial position as of June 30, 2008 and results of operations and cash flows for the six months ended June 30, 2007 and 2008. The financial data and other information disclosed in these notes to the financial statements related to the six month periods are unaudited. The results of the six months ended June 30, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008 or for any other interim period or for any future year.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company makes judgments as to its ability to collect outstanding receivables and provides allowance for a portion of receivables when collection becomes doubtful. Provisions are made

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

based upon a specific review of significant outstanding invoices. If the Company’s future ability to collect outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, an increase in the provision for doubtful accounts may be required. Through June 30, 2008, the Company has not recorded a provision for doubtful accounts and has not written off any uncollectible accounts receivable.

For the nine months ended December 31, 2005 two customers accounted for 80% and 20%, respectively, of product sales. For the year ended December 31, 2006, three customers accounted for 41%, 39% and 10%, respectively, of product sales. For the year ended December 31, 2007, one customer accounted for 21% of product sales. In addition, product sales to foreign countries accounted for 20%, 80% and 30%, respectively, of product sales for the nine months ended December 31, 2005 and the years ended December 31, 2006 and 2007.

As of December 31, 2006, two customers accounted for 48% and 46%, respectively, of accounts receivable. As of December 31, 2007, four customers accounted for 39%, 14%, 13% and 12%, respectively, of accounts receivable.

Fair value of financial instruments

The carrying amounts shown for the Company’s cash and equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate their fair value due to the short-term nature of these items. The carrying amount of the convertible preferred stock warrant liabilities represents their fair value (see Note 5).

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market and include direct labor, materials, and manufacturing overhead. The Company periodically reviews inventory for evidence of slow-moving or obsolete parts, and the estimated reserve is based on management’s reviews of inventories on hand, compared to estimated future usage and sales, shelf-life assumptions, and assumptions about the likelihood of obsolescence. Inventory costs related to excess capacity are not capitalized as the recoverability of such costs is not certain.

Property and equipment

Equipment, which consists of manufacturing, laboratory, office and computer equipment, is stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) using the straight-line method. Leasehold improvements are stated at cost and amortized over the lesser of the expected remaining lease term or the remaining useful life of the asset.

Beginning in 2006, the Company began entering into agreements with certain customers wherein the Company places diagnostic test equipment at the customer’s site at no cost to the customer, provided the customer orders a certain volume of molecular diagnostic test products from the Company, or the Reagent Access Plan. The Company records Reagent Access Plan assets at its cost to manufacture and charges the related depreciation expense as a cost of sale.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

Long-lived assets

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the assets to the Company’s business objective. The Company has not recognized any impairment losses through June 30, 2008.

Intangible assets

Intangible assets are comprised of licenses or sublicenses to technology covered by patents owned by third parties, and are amortized over the expected useful lives of these assets, generally five years. SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives were determined to be indefinite.

Convertible preferred stock warrants

The Company has freestanding warrants to purchase shares of its convertible preferred stock. The Company follows Financial Accounting Standards Board, or FASB, Staff Position, or FSP, No. 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, an interpretation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. In accordance with FSP No. 150-5, freestanding warrants for shares that are redeemable should be classified as liabilities on the balance sheet at fair value. These warrants should then be re-measured at each balance sheet date and any change in fair value should be recognized as a component of other income or expense.

The Company classifies the fair value of warrants to purchase shares of its convertible preferred stock as a liability. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, at which time the liability will be reclassified into stockholders’ deficit.

Revenue recognition

The Company derives its revenues from sales of its INFINITI™ Analyzer and consumables (BioFilmChips™ Microarray and Intellipac™ Reagent Management Modules). All significant obligations of the Company are completed at the time title and risk of loss to the equipment and consumables transfers.

The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company complies with the Securities and Exchange Commission, or SEC, Staff

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

Accounting Bulletin, or SAB, No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Amounts received in excess of revenue recognizable under SAB No. 104 are deferred.

Shipping and handling fees and costs

The Company has not charged any material shipping and handling fees through June 30, 2008 and records shipping and handling costs in cost of sales.

Research and development costs

All research and development costs are charged to expense as incurred.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The Company measures tax assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in income in the period that includes the enactment date. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN No. 48 on January 1, 2008.

Stock-based compensation

Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements using the intrinsic value method of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Prior to January 1, 2006, the Company utilized the minimum value method to comply with the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The pro forma net losses disclosed under the disclosure-only provisions of SFAS No. 123 were not materially different than the reported net losses for the nine months ended March 31, 2005. Under APB No. 25, compensation expense for employees is based on the excess, if any, of the fair value of the

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

Company’s common stock over the exercise price of the option on the date of grant. No stock-based compensation expense was recorded under APB No. 25 for the nine months ended December 31, 2005.

Effective January 1, 2006, the Company prospectively adopted SFAS No. 123R, Share-Based Payment, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the Company’s financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, and supersedes APB No. 25. Under the prospective approach, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. The Company recognizes compensation expense over the vesting period using the straight-line method and classifies these amounts in the statements of operations based on the department to which the related employee reports. The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of employee stock options was estimated at the grant date using the following assumptions:

	Year ended December 31,		Six months ended June 30,
	2006	2007	2007	2008
Risk-free interest rate	4.75%	4.51%	4.62%	3.15%
Dividend yield	—	—	—	—
Expected life of options (years)	6.18	5.86	5.83	5.86
Volatility	70.00%	66.00%	66.00%	66.00%

The weighted average grant date fair value per share of employee stock options granted during the years ended December 31, 2006 and 2007 and the six months ended June 30, 2007 and 2008 was $0.34, $0.32, $0.32 and $0.86, respectively.

The Company recognized employee stock-based compensation in the statements of operations as follows:

	Year ended December 31,		Six months ended June 30,
	2006	2007	2007	2008
Cost of sales	$ 1,077	$ 10,504	$ 4,293	$ 7,416
Research and development	3,650	15,435	6,834	10,007
General and administrative	4,663	93,543	59,194	62,638
Sale and marketing	796	12,234	4,312	12,104

	$ 10,186	$131,716	$ 74,633	$ 92,165

The adoption of SFAS No. 123R did not cause basic and diluted net loss per share of common stock to increase by a significant amount in 2006. No income tax benefit was recognized in the statement of operations for all periods presented. The total compensation cost related to unvested stock option grants not yet recognized as of June 30, 2008 was $0.4 million, and the weighted average period over which these grants are expected to vest is 2.35 years.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

The Company derived the risk-free interest rate assumption from the United States Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The Company based the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. The Company calculated the weighted average expected life of options using the simplified method as prescribed by SAB No. 107, Share-Based Payment. This decision was based on the lack of relevant historical data due to the Company’s limited operating experience. In addition, due to the Company’s limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies with publicly-available share prices. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company utilized its historical forfeitures to estimate its future forfeiture rate at 4% for 2006, 2007 and the six months ended June 30, 2008. Prior to adoption of SFAS No. 123R, the Company accounted for forfeitures of stock option grants as they occurred.

The Company records equity instruments issued to non-employees as expense at their fair value over the related service period as determined in accordance with SFAS No. 123R and EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and periodically revalues the equity instruments as they vest. Stock-based compensation expense related to non-employee consultants totaled $40,513, $12,217, $5,649, $2,361 and $117,978 for the nine months ended December 31, 2005, the years ended December 31, 2006 and 2007 and the six months ended June 30, 2007 and 2008, respectively.

Net loss per share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, stock options, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share attributable to common stockholders when their effect is dilutive.

The unaudited pro forma basic and diluted net loss per share is calculated by dividing the pro forma net loss by the weighted average number of common shares outstanding for the period plus the weighted average number of common shares resulting from the assumed conversion of the outstanding shares of convertible preferred stock. The assumed conversion is calculated using the as-if-converted method, as if such conversion had occurred as of the beginning of each period presented or the original issuance date, if later. The pro forma net loss is calculated by subtracting the accretion to liquidation value of convertible preferred stock from the net loss attributable to common stockholders.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

	Nine months ended December 31, 2005	Year ended December 31,		Six months ended June 30,
		2006	2007	2007	2008
Historical

Numerator:
Net loss	$(3,889,487)	$(6,413,356)	$(9,292,722)	$(4,365,715)	$(6,309,182)
Accretion to liquidation value of convertible preferred stock	(447,108)	(817,823)	(74,451)	(76,332)	144,654

Net loss attributable to common stockholders	$(4,336,595)	$(7,231,179)	$(9,367,173)	$(4,442,047)	$(6,164,528)

Denominator:
Weighted average common shares outstanding	5,708,755	6,065,728	6,671,063	6,335,388	7,299,533

Basic and diluted net loss per share	$ (0.76)	$ (1.19)	$ (1.40)	$ (0.70)	$ (0.84)

Pro Forma
Net loss			$(9,292,722)		$(6,309,182)

Pro forma basic and diluted net loss per share			$ (0.46)		$ (0.27)

Shares used above			6,671,063		7,299,533
Pro forma adjustments to reflect assumed weighted average effect of conversion of preferred stock			13,460,150		15,985,436

Pro forma shares used to compute basic and diluted net loss per share			20,131,213		23,284,969

Historical outstanding anti-dilutive securities not included in diluted net loss per share calculation
Preferred stock (as converted)	7,402,806	11,448,449	13,806,239	13,802,441	17,294,841
Preferred stock warrants (as converted)	339,652	742,615	738,817	742,615	652,727
Common stock warrants	150,000	100,000	250,000	250,000	260,000
Common stock options	3,275,223	3,163,885	2,875,655	3,088,655	3,013,655

	11,167,681	15,454,949	17,670,711	17,883,711	21,221,223

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

Comprehensive income (loss)

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments. The Company reports comprehensive income (loss) as a separate component of stockholders’ deficit.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, which defines and establishes a framework for measuring the fair value of assets and liabilities when required or permitted by other standards within generally accepted accounting principles in the United States but does not require any new fair value measurements. SFAS No. 157 also expands disclosures about fair value measurements. SFAS No. 157 is effective for all financial statements issued for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP No. 157-2 which delays the effective date of SFAS No. 157 in accordance with the provisions in FSP No. 157-2 as of January 1, 2008. The adoption of SFAS No. 157 did not have a significant impact on the Company’s financial statements and the resulting fair values calculated in accordance with SFAS No. 157 were not significantly different than the fair values that would have been calculated in accordance with the previous guidance.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159, including an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which allows an entity to choose to measure certain financial instruments and liabilities at fair value. Subsequent measurements for the financial instruments and liabilities an entity elects to measure at fair value will be recognized in earnings. SFAS No. 159 also establishes additional disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a significant impact on the Company’s financial statements.

In June 2007, the FASB ratified EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. EITF No. 07-3 provides clarification surrounding the accounting for nonrefundable research and development advance payments, whereby such payments should be recorded as an asset when the advance payment is made and recognized as an expense when the research and development activities are performed. EITF No. 07-3 is effective for interim and annual reporting periods beginning after December 15, 2007. The Company adopted EITF No. 07-3 as of January 1, 2008. The adoption of EITF No. 07-3 did not have a significant impact on the Company’s financial statements.

In December 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Agreements, or EITF No. 07-1, which addresses the accounting for participants in collaborative agreements, defined as contractual arrangements that involve a joint operating activity, that are

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

conducted without the creation of a separate legal entity. EITF No. 07-1 requires participants in a collaborative agreement to make separate disclosures for each period a statement of operations is presented regarding the nature and purpose of the agreement, the rights and obligations under the agreement, the accounting policy for the agreement, and the classification of and amounts arising from the agreement between participants. These arrangements involve two or more parties who are both active participants in the activity and that are exposed to significant risks and rewards dependent on the commercial success of the activity. EITF No. 07-1 provides that a company should report the effects of adoption as a change in accounting principle through retrospective application to all periods and requires specific additional disclosures. EITF No. 07-1 is effective for interim and annual reporting periods beginning after December 15, 2008. The Company is currently assessing the impact the adoption of EITF No. 07-1 will have on its financial statements.

2. Balance sheet details

Inventory consists of the following at:

	December 31,		June 30,
	2006	2007	2008
Raw materials	$ 490,506	$1,068,618	$2,240,507
Work in process	460,235	504,072	471,964
Finished goods	94,984	362,080	765,511

	$1,045,725	$1,934,770	$3,477,982

Property and equipment consists of the following at:

	Estimated life	December 31,		June 30,
		2006	2007	2008
Equipment	5 -7 years	$ 882,824	$1,120,261	$1,495,766
Computer equipment and software	3 years	91,239	107,937	156,018
Furniture	5 years	32,862	62,049	84,122
Reagent Access Plan assets	3 years	460,477	904,302	1,220,307

		1,467,402	2,194,549	2,956,213
Less accumulated depreciation and amortization		(575,714)	(915,498)	(1,121,434)

		$ 891,688	$1,279,051	$1,834,779

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

The Company funds certain equipment under capital lease obligations. The cost of leased equipment at December 31, 2006, 2007 and June 30, 2008 was $135,204. The accumulated amortization of equipment under capital lease at December 31, 2006, 2007 and June 30, 2008 was $131,749, $133,668 and $134,627, respectively.

Depreciation and amortization of property and equipment was $37,605, $188,172, $391,782, $170,653 and $261,766 for the nine months ended December 31, 2005, the years ended December 31, 2006 and 2007, and the six months ended June 30, 2007 and 2008, respectively.

Intangible assets consists of the following at:

	Estimated life	December 31,		June 30,
		2006	2007	2008
Licenses	5 years	75,000	216,066	216,066
Less accumulated amortization		(11,250)	(40,350)	(61,950)

		$ 63,750	$175,716	$154,116

Amortization of licenses was $0, $11,250, $29,100, $7,500 and $21,600 for the nine months ended December 31, 2005, the years ended December 31, 2006 and 2007, and the six months ended June 30, 2007 and 2008, respectively. Estimated future amortization expense is as follows:

Years ending December 31,
2008	$ 43,212
2009	43,212
2010	43,212
2011	31,962
2012	14,118

$175,716

Accrued expenses consists of the following at:

	December 31,		June 30, 2008
	2006	2007
Payroll and related	$1,010,825	$ 623,353	$ 928,019
Current portion of deferred rent	64,534	78,594	86,615
Professional fees	60,649	170,734	84,172
Warranty	12,384	65,200	153,733
Initial public offering costs	—	—	655,350
Other	12,655	344,366	138,283

	$1,161,047	$1,282,247	$2,046,172

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

3. Notes payable

In connection with the sale of Series C preferred stock the Company sold unsecured convertible subordinated promissory notes, or Series C Notes Payable, bearing an interest rate of 8% per annum. In 2005 and 2006 the Company sold Series C Notes Payable for an aggregate of $1,265,000 and $1,105,000, respectively. In 2006, the $2,370,000 of aggregate outstanding Series C Notes Payable was converted into 861,818 shares of Series C convertible preferred stock at $2.75 per share (see Note 6). Accrued interest of $85,200 was reclassified to Series C convertible preferred stock in connection with the conversion. The holders of the Notes Payable were issued certain warrants in connection with the financing transaction and later conversion of the Series C Notes Payable (see Note 5).

In connection with the sale of Series D preferred stock the Company sold unsecured convertible subordinated promissory notes, or Series D Notes Payable, bearing an interest rate of 7% per annum. In December 2007 and the first quarter of 2008, the Company sold Series D Notes Payable for an aggregate of $1,000,000 and $10,125,589, respectively. In March 2008, the $11,125,589 of aggregate outstanding Series D Notes Payable was converted into 3,423,258 shares of Series D convertible preferred stock at $3.25 per share (see Note 6). Accrued interest of $101,251 was reclassified to Series D convertible preferred stock in connection with the conversion.

4. Commitments

Operating lease

The Company leases its corporate headquarters and manufacturing facility under a noncancelable operating lease agreement expiring in February 2010, although the Company was granted options that could extend the lease through February 2016. Rent expense under the lease was $280,957, $352,576, $352,576, $176,288 and $176,288, for the nine months ended December 31, 2005, the years ended December 31, 2006 and 2007, and the six months ended June 30, 2007 and 2008, respectively. The terms of the facility lease provide for rental payments on a monthly basis with periodic rent escalations over the term of the lease. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. In addition, incentives were granted, including discounted rental payments and rent holidays. As such, these allowances have been recorded as deferred rent and these items are being recognized as reductions to rental expense on a straight-line basis over the term of the lease. Future minimum lease commitments under the operating lease as of December 31, 2007 are as follows:

Years ending December 31,

2008	$431,170
2009	445,208
2010	74,870

$951,248

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

License agreement and patent purchase agreement

In April 2006, the Company entered into a non-exclusive sub-license agreement for technology used in certain of its consumable products. The Company paid $75,000 for the sub-license and is obligated to pay royalties on related product sales. The agreement expires when the last patent covered by the agreement expires. The Company can terminate the agreement with 90 days written notice.

In July 2007, the Company entered into an agreement to purchase patents for technology used in certain of its consumable products. The Company paid $141,066 for the patents and is obligated to pay royalties on related product sales for a period of ten years commencing on the second anniversary of the agreement.

5. Convertible preferred stock warrant liability

As of December 31, 2005, outstanding convertible preferred stock warrants consisted of:

Issue Date	Original term	Convertible preferred stock	Exercise price	Number of shares outstanding underlying warrant	Fair value at December 31, 2005
June 2003	5 years	Series A	$3.95	39,217	$ 36,394
July 2005	5 years	Series B	$2.75	213,818	344,247
December 2005	5 years	Series C	$3.30	25,300	39,898

				278,335	$420,539

As of December 31, 2006, outstanding convertible preferred stock warrants consisted of:

Issue Date	Original term	Convertible preferred stock	Exercise price	Number of shares outstanding underlying warrant	Fair value at December 31, 2006
June 2003	5 years	Series A	$3.95	39,217	$ 25,012
July 2005	5 years	Series B	$2.75	213,818	310,036
December 2005	5 years	Series C	$3.30	25,300	35,673
January 2006	5 years	Series C	$3.30	2,400	3,432
May 2006	5 years	Series C	$3.30	19,700	28,959
July and August 2006	5 years	Series C	$3.30	38,781	58,172
July and August 2006	5 years	Series C	$2.75	354,182	574,102
December 2006	5 years	Series C	$2.75	10,000	16,800

				703,398	$1,052,186

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

As of December 31, 2007, outstanding convertible preferred stock warrants consisted of:

Issue Date	Original term	Convertible preferred stock	Exercise price	Number of shares outstanding underlying warrant	Fair value at December 31, 2007
June 2003	5 years	Series A	$3.95	37,318	$ 7,889
July 2005	5 years	Series B	$2.75	213,818	265,134
December 2005	5 years	Series C	$3.30	25,300	30,613
January 2006	5 years	Series C	$3.30	2,400	2,952
May 2006	5 years	Series C	$3.30	19,700	25,216
July and August 2006	5 years	Series C	$3.30	38,781	51,579
July and August 2006	5 years	Series C	$2.75	354,182	514,218
December 2006	5 years	Series C	$2.75	10,000	15,300

				701,499	$912,901

As of June 30, 2008, outstanding convertible preferred stock warrants consisted of:

Issue date	Original term	Convertible preferred stock	Exercise price	Number of shares outstanding underlying warrant	Fair value at June 30, 2008
July 2005	5 years	Series B	$2.75	213,818	$ 487,505
December 2005	5 years	Series C	$3.30	25,300	70,334
January 2006	5 years	Series C	$3.30	2,400	6,744
May 2006	5 years	Series C	$3.30	17,600	50,688
July and August 2006	5 years	Series C	$3.30	37,063	108,965
July and August 2006	5 years	Series C	$2.75	346,546	1,099,206
December 2006	5 years	Series C	$2.75	10,000	32,700

				652,727	$1,856,142

Convertible preferred stock warrant issuances

In July 2005, the Company issued warrants to purchase 213,818 shares of Series B convertible preferred stock in exchange for services provided in connection with capital-raising activities on behalf of the Company. The warrants were fully exercisable at issuance and will expire five years from issuance. The estimated fair value of the warrants was recorded as a liability on the accompanying balance sheets with the related charge resulting in a reduction to the carrying value of the Series B convertible preferred stock.

In December 2005, the Company issued warrants to purchase 25,300 shares of Series C convertible preferred stock in conjunction with the issuance of the Series C Notes Payable. The warrants became exercisable upon the closing of the Company’s Series C preferred stock financing at an

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

exercise price of 120% of the price per share of such offering, or $3.30 per share. The warrants will expire five years from the date of issuance. In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company initially recorded the related convertible debt net of a discount for (i) the estimated fair value of the warrants issued in the amount of $39,898 and (ii) the intrinsic value of the related beneficial conversion feature in the same amount. The total discount of $79,796 was fully amortized to interest expense in 2006 upon the conversion of the related Series C Notes Payable.

In January and May 2006, the Company issued warrants to purchase an aggregate of 22,100 shares of Series C convertible preferred stock in conjunction with the issuance of Series C Notes Payable. The warrants became exercisable upon the closing of the Company’s Series C preferred stock financing at an exercise price of 120% of the price per share of such offering, or $3.30 per share. The warrants will expire five years from the date of issue. In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company initially recorded the related convertible debt net of a discount for (i) the estimated fair value of the warrants issued in the amount of $34,852 and (ii) the intrinsic value of the related beneficial conversion feature in the same amount. The total discount of $69,704 was fully amortized to interest expense in 2006 upon the conversion of the related Series C Notes Payable.

In July and August 2006, as an inducement to convert the Series C Notes Payable, the Company issued warrants to purchase an aggregate of 38,781 shares of Series C convertible preferred stock. As a further inducement to invest in the Company, certain Series C investors were issued warrants to purchase an aggregate of 354,182 shares of Series C Convertible Preferred Stock. The warrants will expire five years from issuance. The estimated fair value of the warrants was recorded as a liability on the accompanying balance sheets with the related charge resulting in a reduction to the carrying value of the Series C convertible preferred stock.

As noted in Note 6 below, in December 2006 the company issued 50,000 shares of Series C convertible preferred stock to a consultant as compensation for fundraising activities. These shares included warrant coverage to purchase an additional 10,000 shares of Series C convertible preferred stock. The warrants will expire five years from issuance. The estimated fair value of the warrants was recorded as a liability on the accompanying balance sheets with the related charge resulting in a reduction to the carrying value of the Series C convertible preferred stock.

The fair value of the warrants noted above was estimated based on the Black-Scholes valuation model and are summarized as follows:

Issuance Date	July 2005	December 2005	January and May 2006	July 2006	July and August 2006	December 2006
Series	Series B	Series C	Series C	Series C	Series C	Series C
Shares	213,818	25,300	22,100	38,781	354,182	10,000
Exercise price per share	$2.75	$3.30	$3.30	$3.30	$2.75	$2.75
Total fair value	$359,214	$ 39,898	$ 34,852	$ 60,886	$595,025	$ 16,800

The risk-free interest rates used in the above fair value calculations ranged from 3.98% to 5.04% and the volatility, dividend yield and expected life were 70%, zero and five years, respectively.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

6. Convertible preferred stock

The Company’s convertible preferred stock had been classified as temporary equity on the accompanying balance sheets instead of in stockholders’ deficit in accordance with EITF Abstracts Topic No. D-98, Classification and Measurement of Redeemable Securities. Upon certain change in control events that are outside of the control of the Company, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable. The Company has adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

As of March 31, 2005, the Company had received $4,355,453 in cash for the sale of Series B preferred stock at $2.75 per share, but had not issued the related shares of stock. As a result, the Company recorded the cash received as Series B preferred stock issuable in the accompanying statement of convertible preferred stock and stockholders’ deficit.

In July 2005, the Company sold 2,105,210 shares of Series B preferred stock at $2.75 per share for proceeds of $5,785,050, net of issuance costs of $4,278. The net proceeds of $5,780,050 include $4,355,453 of cash received in the prior fiscal year as noted above. As consideration for Series B financing services, the Company issued an additional 19,287 shares of Series B preferred stock.

In July and December 2006, the Company sold an aggregate of 3,133,825 shares of Series C convertible preferred stock at $2.75 per share for proceeds of $8,525,201, net of issuance costs of $92,818. In July and August 2006, $2,370,000 of outstanding Series C Notes Payable was converted into 861,818 shares of Series C Convertible Preferred Stock at $2.75 per share. The related accrued interest of $85,200 was not considered in the conversion calculations and, as such, was credited to Series C convertible preferred stock as contributed capital. In addition, as consideration for Series C fundraising services, the Company issued an additional 50,000 shares of Series C preferred stock.

In March 2007, the Company sold 2,353,992 shares of Series C preferred stock at $2.75 per share for proceeds of $6,443,022, net of issuance costs of $30,456.

In March 2008, the principal amount of all outstanding unsecured convertible subordinated promissory notes, totaling $11,125,589, was converted into 3,423,258 shares of Series D Convertible Preferred Stock at $3.25 per share. The related accrued interest of $101,251 was not considered in the conversion calculations and, as such, was credited to Series D convertible preferred stock as contributed capital. The Company incurred $17,740 of costs in connection with the issuance.

The rights, preferences and privileges of the convertible preferred stock are as follows:

Dividends

The holders of Series A, Series B, Series C and Series D preferred stock are entitled to receive noncumulative dividends, in preference and in priority to any dividends on common stock, at a

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

rate of $0.19, $0.17, $0.17 and $0.20 per share, respectively, when and if declared by the Board of Directors. As of June 30, 2008, the board of directors has not declared any dividends.

Conversion

All preferred stock will automatically convert to common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, except for Series C preferred stock which only automatically converts if such public offering results in aggregate cash proceeds of at least $25,000,000. In addition, each individual series of preferred stock will automatically convert to common stock upon the vote of a majority of the outstanding shares of each series. The shares of Series A preferred stock are convertible into common stock on a 2-for-1 basis. The shares of Series B, Series C and Series D preferred stock are convertible to common stock on a 1-for-1 basis. The holders of preferred stock have antidilution protection for certain dilutive issuances below the respective conversion price of their preferred stock.

Liquidation preference

Upon a liquidation, dissolution or winding up of the Company, the holders of the Series C preferred stock are entitled to receive liquidation preferences at the rate of $2.75 per share (subject to appropriate adjustments for stock splits, stock dividends and other similar reclassifications) plus any declared but unpaid dividends. Liquidation payments to the holders of the Series C preferred stock have priority over the holders of the Series A, Series B and Series D preferred stock and are made in preference to any payments to the holders of common stock. Upon completion of the required distributions to the Series C preferred stockholders, the Series A, Series B and Series D preferred stockholders, prior and in preference to any distribution to the holders of common stock, are entitled to receive liquidations preferences at the rate of $3.16, $2.75 and $3.25 per share, respectively. The remaining assets of the Company are to be distributed to the Series C preferred and common stockholders, pro rata based on the number of shares of stock held on an as-if-converted to common stock basis by each stockholder.

Voting

The holders of preferred stock vote on an equivalent basis with common stockholders on an as-converted basis.

7. Stockholders’ deficit

Common stock warrant issuances

During 2005, the Company issued warrants to purchase 100,000 shares of common stock with an exercise price of $0.50 per warrant share in exchange for services provided in connection with capital-raising activities on behalf of the Company. The estimated fair value of the warrants of $30,576 was recorded as additional paid-in capital and a charge to Series B convertible preferred stock issuance costs.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

In March 2007, the Company issued a warrant to purchase 150,000 shares of common stock with an exercise price of $0.50 per warrant share in exchange for services provided in connection with capital-raising activities on behalf of the Company. The estimated fair value of the warrants of $45,865 was recorded as additional paid-in capital and a charge to Series C convertible preferred stock issuance costs.

In May 2008, the Company issued a warrant to purchase 50,000 shares of common stock with an exercise price of $0.60 per warrant share in exchange for services provided in connection with software development. The warrant vests over a period of one year and expires in May 2013.

The following shares of common stock are reserved for future issuance at:

	December 31, 2007	June 30, 2008
Series A preferred stock	3,104,564	3,158,454
Series B preferred stock	4,302,040	4,302,040
Series C preferred stock	6,399,635	6,411,089
Series D preferred stock	—	3,423,258
Preferred stock warrants	738,817	652,727
Common stock warrants	250,000	260,000

Stock option plan:
Common stock options outstanding	2,875,655	3,013,655
Shares available for future grant	278,677	967,427

	17,949,388	22,188,650

8. Equity incentive plan

In December 2000, the Company adopted the 2000 Equity Incentive Plan, or the Plan. The Plan allows for the grant of stock options and rights to acquire restricted stock to employees, directors and consultants of the Company. The terms and conditions of specific awards are set at the discretion of the Company’s board of directors although generally options vest in four annual installments of 25% and are generally immediately exercisable. The exercise price of incentive stock options shall not be less than 100% of the fair value of the Company’s common stock on the date of grant and the exercise price of any option granted to a 10% stockholder may be no less than 110% of the fair value of the Company’s common stock on the date of grant. Options granted under the Plan expire no later than 10 years from the date of grant. Unvested common shares obtained upon early exercise of options are subject to repurchase by the Company at the original issue price. The Plan has 6,600,000 reserved for issuance, of which 967,427 remained available for issuance at June 30, 2008.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

The following table summarizes stock option transactions under the Plan from March 31, 2005 to June 30, 2008:

	Options	Weighted- average exercise price	Weighted- average remaining contractual term (years)
Outstanding, March 31, 2005	3,411,570	$0.19
Granted	132,153	$0.47
Exercised	(134,500)	$0.41
Forfeited	(134,000)	$0.27

Outstanding, December 31, 2005	3,275,223	$0.19
Granted	523,200	$0.50
Exercised	(337,038)	$0.15
Forfeited	(297,500)	$0.35

Outstanding, December 31, 2006	3,163,885	$0.23
Granted	672,000	$0.50
Exercised	(906,230)	$0.26
Forfeited	(54,000)	$0.49

Outstanding, December 31, 2007	2,875,655	$0.28	6.07

Granted	389,000	$0.54
Exercised	(173,250)	$0.33
Forfeited	(77,750)	$0.44

Outstanding, June 30, 2008	3,013,655	$0.31	5.99

Vested and expected to vest as of June 30, 2008	2,962,727	$0.31

Vested and exercisable as of June 30, 2008	3,013,655	$0.31

As of June 30, 2008, there were outstanding vested and unvested options of 2,131,505 and 882,150, respectively, to purchase 3,013,655 shares of the Company’s common stock.

The Company engaged SVB Analytics, Inc., or SVB Analytics, an unrelated third-party valuation specialist, to perform a contemporaneous valuation analysis of the Company’s common stock as of December 31, 2006, December 31, 2007, April 30, 2008 and July 31, 2008. Each valuation was prepared in accordance with the methodologies prescribed by the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In accordance with the AICPA guidance, SVB Analytics considered a variety of valuation methodologies (market approach, income approach and cost approach). As of December 31, 2006 and December 31, 2007, SVB Analytics calculated the final enterprise valuations using a weighted combination of the results of both the market approach and the income approach and allocated this value to the common stock based on the option pricing method. As of April 30, 2008 and July 31, 2008, SVB Analytics utilized a probability weighted

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

expected return method, or PWERM, to allocate value to the common stock. The enterprise values concluded in the PWERM analysis were based on a combination of market and income approaches and an option pricing method back solve technique in April 2008. Given the proximity of the Company to a liquidity event it was believed that greater clarity was available to the Company to define and estimate likely outcomes. As such, the PWERM provided a more refined estimate of the likely value of common stock. These analyses result in estimates of the fair market value of our common stock at December 31, 2006, December 31, 2007, April 30, 2008 and July 31, 2008 of $0.50 per share, $0.64 per share, $2.75 per share and $4.73 per share, respectively. Since the Company had no specific corporate milestones between December 31, 2007 and July 31, 2008 to which the Company could specifically assign the change in valuation during that period, the Company allocated the changes between each valuation ratably to each of the months in the period.

A summary of the significant assumptions utilized in the PWERM as of April 30, 2008 and July 31, 2008 are as follows:

	April 30, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution / no value to common	Private company
Estimated timing of event	12/31/2008	12/31/2009	12/31/2010	12/31/2010	4/30/2008	4/30/2008
Revenue multiple	—	—	3.6	2.5	0.5	—
Weighting	15.0%	15.0%	15.0%	15.0%	30.0%	10.0%
Discount factor	0.84	0.65	0.50	0.50	1.00	1.00
WACC	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%

	July 31, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution / no value to common	Private company
Estimated timing of event	12/31/2008	6/30/2009	12/31/2010	12/31/2010	7/31/2008	7/31/2008
Revenue multiple	—	—	4.0	2.5	0.5	—
Weighting	5.0%	40.0%	25.0%	15.0%	10.0%	5.0%
Discount factor	0.91	0.82	0.58	0.58	1.00	1.00
WACC	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

9. Income taxes

The Company reported net losses for all periods through December 31, 2007, and therefore, no provision for income taxes was recorded.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

The effective tax rate on income taxes is reconciled to the statutory federal income tax rate as follows:

	Nine months ended December 31,	Years ended December 31,
	2005	2006	2007
Tax computed at the federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	5.7%	5.5%	5.4%
Stock-based compensation	(0.4)%	(0.1)%	(0.4)%
Permanent differences and other	(0.1)%	(1.1)%	0.3%
Losses not benefited	(24.6)%	(33.8)%	(46.4)%
Change in valuation allowance and other	(15.6)%	(5.5)%	6.1%

Actual rate	0.0%	0.0%	0.0%

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Significant components of the deferred tax assets are as follows:

	December 31,
	2006	2007
Deferred tax assets:
Accrued expenses	$ 410,954	$ 112,674
Intangible assets	2,309,764	2,008,817
Stock-based compensation	2,445	16,974
Other	50,218	71,230

	2,773,381	2,209,695
Valuation allowance	(2,766,595)	(2,198,287)

Total deferred tax assets, net of valuation allowance	6,786	11,408

Deferred tax liabilities:
Fixed assets	(6,786)	(11,408)

Net deferred tax assets	$ —	$ —

A valuation allowance of $2,766,595 and $2,198,287 at December 31, 2006 and 2007, respectively, has been recorded to offset net deferred tax assets as the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized.

At December 31, 2007, the Company had federal tax net operating loss carryforwards of $25,123,471 and state tax net operating loss carryforwards of $24,582,952. The federal and state tax net operating loss carryforwards will begin to expire in 2019 and 2011, respectively. At December 31, 2007, the Company had federal research and development credit carryforwards of $558,166 and state research credit carryforwards of $654,415. The federal research and development credit carryforwards begins to expire in 2022. The state research credit carryforwards do not expire.

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

The Company adopted the provisions of FIN No. 48 on January 1, 2008. As of the date of adoption, the Company had no unrecognized tax benefits. The adoption of FIN No. 48 did not result in an adjustment to accumulated deficit. The Company will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recognized no interest or penalties upon the adoption of FIN No. 48. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date.

The Company is subject to U.S. federal and state income taxes. The Company is no longer subject to U.S. federal or state income tax examinations for years ended before March 31, 2005 and March 31, 2004, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount. The Company is not currently under Internal Revenue Service, or IRS, or state examination.

Utilization of net operating loss carryforwards, credit carryforwards, and certain deductions may be subject to substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating loss carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. Such a limitation may occur as a result of a change in ownership upon the planned initial public offering. If the Company has experienced an ownership change at any time since its formation, utilization of the net operating loss or credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of all or a portion of the net operating loss or credit carryforwards before utilization. Until a study is completed and any limitation known, no amounts of domestic net operating losses or tax credit carryforwards are being considered as an uncertain tax position and disclosed as unrecognized tax benefits under FIN No. 48 since no benefits have been realized to date. The deferred tax assets related to these domestic loss and credit carryforwards and the offsetting valuation allowances have also been removed from the financial statements with no impact on earnings. These amounts are not recognized until they can be measured after a Section 382 analysis is completed.

10. Employee savings plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the

AutoGenomics, Inc.

Notes to financial statements — (continued)

(Information as of June 30, 2008 and thereafter and for the six months ended

June 30, 2007 and 2008 is unaudited)

maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the 401(k) plan. No contributions were approved or funded by the Company through June 30, 2008.

11. Subsequent events

Initial public offering and unaudited pro forma balance sheet

In July 2008, the Company’s board of directors authorized management to file a registration statement with the SEC for the Company to sell shares of its common stock to the public. The board of directors also approved (subject to stockholder approval) that prior to the effective date of the offering contemplated by this prospectus, the Company will reincorporate in Delaware. The financial statements and accompanying notes have been retroactively restated to reflect the effect of the reincorporation in Delaware. If the initial public offering is completed under the terms presently anticipated, all of the convertible preferred stock outstanding at the time of the offering will automatically convert into shares of common stock. The accompanying pro forma balance sheet reflects the assumed conversion of the convertible preferred stock. Prior to the completion of this offering, the Company intends to amend its convertible preferred stock warrants through approval of the holders of the warrants to reflect that they will become exercisable for common stock upon completion of the offering. As a result, for purposes of the accompanying pro forma balance sheet, the Company has not assumed the reclassification of the convertible preferred stock warrant liability to equity. The unaudited pro forma balance sheet does not assume any proceeds from the proposed initial public offering.

             shares

AutoGenomics, Inc.

Common shares

Prospectus

JPMorgan

Deutsche Bank Securities

Pacific Growth Equities, LLC	Robert W. Baird & Co.

            , 2008

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution.

The table below lists various expenses, other than underwriting discounts and commissions, we expect to incur in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ listing fee.

Type	Amount

Securities and Exchange Commission Registration Fee	$3,391.59
FINRA Filing Fee	*
NASDAQ Fee	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing and Engraving Expenses	*
Transfer Agent and Registrar Fees	*
Miscellaneous Expenses	*

Total	$ *

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Upon completion of our reincorporation in Delaware, our certificate of incorporation will eliminate this liability.

Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Upon completion of our reincorporation in Delaware, our certificate of incorporation and bylaws will provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the DGCL.

The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of us, our directors and officers, and by us of the underwriters, for some liabilities arising under the Securities Act, and affords some rights of contributions with respect thereto.

Prior to the completion of this offering, we will execute indemnification agreements with each of our directors and each of our executive officers. These agreements will provide indemnification to our directors and executive officers under certain circumstances for acts or omissions which may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2005, we have issued the following securities that were not registered under the Securities Act of 1933:

(a) Stock Option Grants

From January 1, 2005 through October 8, 2008, we granted stock options to our employees, directors and consultants pursuant to which the optionees may purchase up to an aggregate of 3,170,058 shares of our common stock at the current weighted average exercise price of $1.11 per share. Of the options we granted during this period, options to purchase a total of 462,176 shares have been forfeited, and 592,663 have been exercised. The sale and issuance of these securities were exempt from registration under Section 4(2) of the Securities Act or Rule 701 under the Securities Act.

(b) Issuances of Preferred Stock and Warrants

(1) In July 2005, we issued and sold 2,105,210 shares of Series B Convertible Preferred Stock at a price of $2.75 to accredited investors, for aggregate consideration of $5,789,328. As consideration for his Series B fundraising services in 2005, we issued an additional 19,287 shares of Series B Convertible Preferred Stock to one of our investors, J. Travis Burleson. In connection with this private placement, we issued warrants to purchase 213,818 shares of our Series B Convertible Preferred Stock to accredited investors at an exercise price of $2.75 per share as consideration for investing in our Series B Convertible Preferred Stock.

(2) In December 2005 and January and May 2006, we issued unsecured convertible subordinated promissory notes, in the aggregate principal amount of $2,370,000, to accredited investors. In July and August 2006, these promissory notes converted into 861,818 shares of Series C Convertible Preferred Stock at a price of $2.75 per share. In July and December 2006, we issued and sold an additional 3,133,825 shares of Series C Convertible Preferred Stock at a price of $2.75 per share to accredited investors, for aggregate consideration of $8,618,019. As consideration for his Series C fundraising services in 2006, we issued an additional 50,000 shares of Series C Convertible Preferred Stock to William H. Davidson. From December 2005 through October 2006, we issued warrants to purchase 450,363 shares of our Series C Convertible Preferred Stock to accredited investors with a weighted average exercise price of $2.86 per share as consideration for investing in our Series C Convertible Preferred Stock. Of the warrants we granted during this period, warrants to purchase a total of 11,454 shares of Series C Convertible Preferred Stock have been exercised.

(3) In February and March 2007, we issued and sold 2,353,992 shares of Series C Convertible Preferred Stock at a price of $2.75 per share to accredited investors, for an aggregate consideration of $6,473,478.

(4) From December 2007 through March 2008, we issued unsecured convertible subordinated promissory notes, in the aggregate principal amount of $11,125,589, to accredited investors. In March 2008, these promissory notes converted into 3,423,258 shares of Series D Convertible Preferred Stock at a price of $3.25 per share.

(5) During 2005, we issued warrants to purchase 100,000 shares of our common stock to accredited investors at an exercise price $0.50 per share as consideration for consulting and fundraising services in 2005 and 2006. Of the warrants we granted during this period, warrants to purchase a total of 40,000 shares of common stock have been exercised.

(6) In March 2007, we issued a warrant to purchase 150,000 shares of our common stock to Dennis A. Repp at an exercise price of $0.50 per share as consideration for fundraising services in 2006 and 2007.

(7) In May 2008, we issued a warrant to purchase 50,000 shares of our common stock to Genomatrix Ltd., which is not a subsidiary or affiliate of AutoGenomics, Inc., at an exercise price of $0.60 per share as consideration for software development services from 2005 through 2009.

No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (b) of Item 15 were sold and issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D under the Securities Act.

(c) Issuances of Subordinated Promissory Notes and Warrants

In September 2008, we issued $4.6 million aggregate principal amount of subordinated promissory notes in a private placement to certain accredited investors. The notes bear interest at the rate of 6% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase 653,200 shares of our common stock with an exercise price of $7.00 per share. The warrants will not become exercisable until September 2009 and have a term of four years.

Item 16. Exhibits and Financial Statement Schedules.

See “Exhibit Index.”

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 14th day of October, 2008.

AUTOGENOMICS, INC.

By:	/s/ Fareed Kureshy
Fareed Kureshy Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated below.

Name	Title	Date

/s/ Fareed Kureshy Fareed Kureshy	Chairman, President and Chief Executive Officer (principal executive officer)	October 14, 2008
/s/ Thomas V. Hennessey, Jr. Thomas V. Hennessey, Jr.	Chief Operating Officer, Chief Financial Officer and Director (principal financial officer and principal accounting officer)	October 14, 2008
* William H. Davidson, D.B.A.	Director	October 14, 2008

* Laurence M. Demers, Ph.D.	Director	October 14, 2008

* Eric S. Kentor	Director	October 14, 2008

* Randall R. Lunn	Director	October 14, 2008

* Joseph P. Sullivan	Director	October 14, 2008

* Thomas R. Testman	Director	October 14, 2008

* Eugene J. Zurlo	Director	October 14, 2008

*By:	/s/ Fareed Kureshy	October 14, 2008
Fareed Kureshy Attorney-in-Fact

Exhibit index

Exhibit Number		Exhibit Description
1.1	***	Form of Underwriting Agreement.
2.1	***	Agreement and Plan of Merger dated October 1, 2008 between Registrant and AutoGenomics, Inc., a Delaware corporation.
3.1	***	Form of Certificate of Incorporation of AutoGenomics, Inc., a Delaware corporation, to be filed upon the completion of this offering.
3.2	***	Form of Bylaws of AutoGenomics, Inc., a Delaware corporation.
4.1	*	Form of Common Stock Certificate.
4.2	**	Form of Common Stock Warrant.
5.1	*	Form of opinion of Latham & Watkins LLP, related to the shares of common stock being sold in the initial public offering.
10.1	***	Form of Indemnification Agreement.
10.2	**	2000 Equity Incentive Plan and forms of agreements relating thereto.
10.3	**	Form of Common Stock Option Agreement used for certain grants outside of the 2000 Equity Incentive Plan.
10.4	**	Form of 2008 Equity Incentive Award Plan and form of stock option agreement relating thereto.
10.5	**	Form of 2008 Employee Stock Purchase Plan.
10.6	*	Director Compensation Policy.
10.7	**	Registration Rights Agreement dated July 19, 2006, by and among Registrant, MESA Development Inc. of Nevada and the purchasers of Registrant’s Series C Convertible Preferred Stock.
10.8	**	Lease dated January 19, 2005, by and between Pacific Research Center, L.P. and the Registrant.
10.9	**	License Agreement dated April 14, 2006, between the Registrant and Mayo Foundation for Medical Education and Research.
10.10	**	Nonexclusive Patent License Agreement dated April 14, 2006, between the Registrant and the Mayo Foundation for Medical Education and Research.
10.11	***	Form of Subordinated Promissory Note.
10.12	***	Form of Common Stock Warrant issued in connection with the Subordinated Promissory Note.
21.1	**	Subsidiaries of the Registrant.
23.1	***	Consent of Independent Registered Public Accounting Firm.
23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.3	***	Consent of SVB Analytics, Inc.
24.1	**	Power of Attorney.

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.